 As filed with the Securities and Exchange Commission on August 31, 2000.

                                                      Registration No. 333-30684
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                            AMENDMENT NO. 3 to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933

                                ---------------

                                  INFLOW, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                     4813                   84-1439489
     (State or other      (Primary standard industrial    (I.R.S. employer
     jurisdiction of      classification code number)  identification number)
     incorporation or
      organization)

                                ---------------

                               938 Bannock Street

                             Denver, CO 80204
                           Telephone: (303) 942-2800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------

                                Arthur H. Zeile
                            Chief Executive Officer
                                  InFlow, Inc.
                               938 Bannock Street

                             Denver, CO 80204
                           Telephone: (303) 942-2800
                           Facsimile: (303) 942-2801
 (Name, address, including zip code, and telephone number, including area code of agent for service)

                                ---------------

                                   Copies to:
       Richard R. Plumridge, Esq.
          Jeff T. Harris, Esq.              William F. Schwitter, Esq.

    Brobeck, Phleger & Harrison LLP         Jeffrey J. Pellegrino, Esq.
                                         Paul, Hastings, Janofsky & Walker LLP
  370 Interlocken Boulevard, Suite 500              399 Park Avenue
          Broomfield, CO 80021                  New York, NY 10022-4697
             (303) 410-2000                          (212) 318-6000

                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+                                                                              +
+The information in this prospectus is not complete and may be changed.        +
+Although we are permitted by US Federal Securities law to offer these         +
+securities using this prospectus, we may not sell them or accept your offer + +to buy them until the documentation filed with the SEC relating to these + +securities has been declared effective by the SEC. This prospectus is not an + +offer to sell these securities or our solicitation of your offer to buy these + +securities in any jurisdiction where that would not be permitted or legal. +
+                                                                              +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION, DATED      , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
PROSPECTUS
           , 2000

[LOGO OF INFLOW, INC.]

                        7,000,000 Shares of Common Stock

--------------------------------------------------------------------------------

This is our initial public offering and no public market currently exists for our shares. We anticipate that the initial public offering price for our shares will be between $14.00 and $16.00 per share.

We have applied to have our common stock quoted on The Nasdaq National Market under the symbol "INFL."

The underwriters expect to deliver the shares of common stock to purchasers on , 2000.

See "Risk Factors" beginning on page 8 to read about risks that you should consider before purchasing any shares of our common stock.

    ------------------------------------------------

                                Per Share Total
    -------------------------------------------
     Public offering price:      $        $
     Underwriting fees:          $        $
     Proceeds to InFlow, Inc.:   $        $
    -------------------------------------------

To the extent that the underwriters sell more than 7,000,000 shares of our common stock, the underwriters have the option to purchase an additional 1,050,000 shares of common stock from us at the initial public offering price less the underwriting discount.

--------------------------------------------------------------------------------
Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
--------------------------------------------------------------------------------
Donaldson, Lufkin & Jenrette
                    Chase H&Q
                             First Union Securities, Inc.
                                                                  DLJdirect Inc.

Front Inside Cover Gatefold
---------------------------


Page 1

           [MAP OF INFLOW'S OPERATIONAL AND UNDER DEVELOPMENT SITES]

Page 2

                      [PICTURE OF DATA NETWORK EXCHANGE]

Page 3

                      [PICTURE OF DATA NETWORK EXCHANGE]

   The information in this prospectus is not complete and may be changed. Although we are permitted by US Federal Securities law to offer these securities using this prospectus, we may not sell them or accept your offer to buy them until the documentation filed with the SEC relating to these securities has been declared effective by the SEC. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal.

                               TABLE OF CONTENTS

                                      Page
Prospectus Summary..................    1
Risk Factors........................    8
Forward-Looking Statements..........   23
Trademarks..........................   23
Use of Proceeds.....................   23
Dividend Policy.....................   23
Capitalization......................   24
Dilution............................   25
Selected Financial and Other Data...   27
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations......................   29

                                   Page
Business.........................   39
Management.......................   60
Related-Party Transactions.......   69
Principal Stockholders...........   73
Description of Capital Stock.....   76
Shares Eligible for Future Sale..   79
Underwriting.....................   81
Legal Matters....................   85
Experts..........................   85
Where You Can Find Additional
 Information.....................   85
Index to Financial Statements....  F-1

                               PROSPECTUS SUMMARY

   Because this is only a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus, including "Risk Factors" and the financial statements and the notes to the financial statements, before deciding to invest in our common stock.

                                  InFlow, Inc.

Overview

   We provide colocation facilities, comprised of customized physical space and network connections for our customers' computer equipment, along with value-added services for their e-business and data communications applications. Our highly secure data network exchange facilities, or DNXs, connect to multiple communications carriers and power sources in order to minimize potential downtime and maximize performance for our customers. We focus on providing standard-setting quality of service to small and medium-sized businesses with complex networking needs, an underserved market segment we believe is in need of reliable, high-performance outsourced solutions that enable them to quickly expand. As of June 30, 2000, we provided services to 189 customers.

   We opened our first state-of-the-art DNX in Denver in July 1998. Today we operate DNXs in 11 geographically dispersed markets across the United States as more fully summarized in the table below.

                                  Approximate Total
                                     Square Feet                           Month First
        U.S. Markets                 Under Lease                          Entered Market
       Denver                          103,300                            July, 1998
       Minneapolis                      15,900                            October, 1999
       Raleigh-Durham                   14,400                            November, 1999
       San Diego                        20,200                            January, 2000
       Austin                           62,000                            April, 2000
       Atlanta                          35,200                            May, 2000
       Irvine                           35,100                            June, 2000
       Pittsburgh                       24,000                            June, 2000
       Phoenix                          39,100                            July, 2000
       Dallas                           60,200                            August, 2000
       St. Louis                        37,000                            August, 2000
     -----------------------------------------------------------------------------------
       Total                           446,400

     ------------------------------------------------------------

   We expect to have 15 DNXs in operation by the end of 2000 and a total of 25 DNXs by the end of 2001. Our customers benefit from the close proximity of our DNXs to their businesses and we benefit from frequent interaction with them.

   We provide highly customized solutions through a broad range of network connections, including high-speed Internet access and private-line services, which offer more secure, higher-performing connections. We also offer our customers a suite of value-added services, including the following:

    Value-Added
      Service                     Solution                      Technology Provider
   MonitorFlow(TM)  Equipment and Application Monitoring Freshwater SiteScope
   SecureFlow(TM)   Managed Firewall Service for         Checkpoint Firewall I
                    perimeter security
   EvenFlow(TM)     Distribution of Internet Traffic     Alteon Web Systems
                    Among Multiple Servers
   StorageFlow(TM)  Managed Storage Services             Managed Storage International,
                                                         CreekPath Systems
   InFlowNet(TM)    Direction of Internet Traffic        AT&T, UUNET, Sprint, GTE
                    Across Muliple Internet Providers
---------------------------------------------------------------------------------------


   Our outsourced solutions are designed to enable our customers to quickly establish and rapidly expand their on-line businesses, allowing them to better focus on their core competencies and accelerate their time to market. In addition to the performance advantages we offer, our customers also benefit from economies of scale through the sharing of infrastructure and personnel costs among multiple users.

   We have also developed a proprietary software program, FlowTrack(TM), which is composed of modules designed to integrate and automate our business processes. Together with our standardized set of processes for selecting, constructing and staffing new sites, FlowTrack(TM) allows us to rapidly and efficiently expand and replicate our business across a broad network of DNXs.


   Our objective is to be the leading provider of sophisticated services to small and medium-sized businesses for the management of their complex e-business and data communications applications. To achieve this objective, we intend to:

  . Rapidly expand into our target markets;

  . Leverage our FlowTrack(TM) software and automated deployment processes;

  . Continue to emphasize customer service;

  . Enhance and cross-sell our suite of services; and

  . Expand sales channels and increase brand awareness.

   Our principal executive offices are located at 938 Bannock Street, Denver, Colorado 80204. Our telephone number at that location is (303) 942-2800.

   Our Web site is located at www.inflow.com. Information contained on our Web site does not constitute part of this prospectus.

   You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell these securities. The information contained in this prospectus is only accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

                                  The Offering

 Stock offered by Inflow............................ 7,000,000 shares of voting common stock
 Common stock to be outstanding after the offering.. 65,542,101 shares
 Use of proceeds.................................... We estimate that the net proceeds to us from this
                                                     offering will be
                                                     approximately $95.7
                                                     million, or up to $110.3
                                                     million if the
                                                     underwriters exercise
                                                     their over-allotment
                                                     option. We will use the
                                                     net proceeds as follows:
                                                     . approximately $63.0
                                                       million to fund the
                                                       capital costs of
                                                       constructing DNX
                                                       facilities expected to
                                                       average approximately
                                                       $7.0 million per
                                                       facility; and

                                                     . the remainder for other
                                                       general corporate
                                                       purposes, including
                                                       working capital, product
                                                       development and
                                                       research, potential
                                                       acquisitions and
                                                       strategic investments,
                                                       and launching our
                                                       services
                                                       internationally,
                                                       including in Canada and
                                                       Europe.

                                                     See "Use of Proceeds."

 Proposed Nasdaq National Market symbol............. "INFL"

   The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of August 15, 2000. This total includes 3,907,832 shares of our existing common stock held by First Union Capital Partners, Inc. which will be converted into shares of our non-voting common stock and which do not have voting rights but are convertible into and otherwise identical to our common stock. The number of shares of common stock, both voting and non-voting, calculated as of August 15, 2000 excludes:

  . 7,646,665 shares reserved for issuance under our 2000 stock incentive plan, of which 3,804,403 shares were subject to outstanding options at a weighted average exercise price of $2.80 per share as of August 15, 2000; and

  . 750,000 shares reserved for issuance under our 2000 employee stock purchase plan.

   See "Description of Capital Stock--Common Stock" and "Management--2000 Stock Incentive Plan" and "--2000 Employee Stock Purchase Plan."

   Unless otherwise indicated, all share information contained in this prospectus:

  . Gives effect to the conversion of all outstanding shares of preferred stock, other than that held by First Union Capital Partners, Inc. and First Union Capital Partners, LLC, into 36,202,399 shares of voting common stock upon the closing of this offering;

  . Gives effect to the conversion of all outstanding shares of preferred stock held by First Union Capital Partners, Inc. and First Union Capital Partners, LLC into 12,373,058 shares of common stock, including 3,907,832 shares of non-voting common stock to be held by First Union Capital Partners, Inc. upon the closing of this offering;

  . Assumes no exercise of the underwriters' over-allotment option; and

  . Reflects an approximate 2.73-for-1 split of our common stock to be effected prior to the closing of this offering.

                        Summary Financial and Other Data

   You should read the following summary financial and other data along with the sections entitled "Use of Proceeds," "Selected Financial and Other Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes and other financial and operating data included elsewhere in this prospectus.

                            Period from Inception
                           (September 26, 1997) to                                Six Months Ended
                                December 31,       Years Ended December 31,           June 30,
                           ----------------------- -------------------------  -------------------------
                                    1997              1998         1999          1999         2000
                           ----------------------- -------------------------  ----------  -------------
Statement of Operations
 Data:
Revenue..................         $     --         $   45,032  $   1,998,164  $  486,470  $   4,704,609
Costs of data network
 exchange facilities:
 Direct..................               --            118,848      2,681,591     541,291      7,695,190
 Indirect................               --            173,846        866,254     139,796      3,223,322
                                  ---------        ----------  -------------  ----------  -------------
Gross profit (loss) from
 data network exchange
 facilities..............               --           (247,662)    (1,549,681)   (194,617)    (6,213,903)
 Total operating
  expenses...............            72,193           469,248      3,871,931     525,345     18,205,946
                                  ---------        ----------  -------------  ----------  -------------
Loss from operations.....           (72,193)         (716,910)    (5,421,612)   (719,962)   (24,419,849)
   Other income
    (expense)............            (9,314)          (77,933)       691,987      56,597      1,578,617
                                  ---------        ----------  -------------  ----------  -------------
Net loss.................           (81,507)         (794,843)    (4,729,625)   (663,365)   (22,841,232)
Accretion of convertible
 preferred stock.........               --                --        (696,897)        --        (455,693)
Deemed dividend related
 to beneficial conversion
 feature of Series B and
 Series C preferred
 stock...................               --                --      (5,655,173)        --    (116,372,200)
                                  ---------        ----------  -------------  ----------  -------------
Net loss available to
 common stockholders.....         $ (81,507)       $ (794,843) $ (11,081,695) $ (663,365) $(139,669,125)
                                  =========        ==========  =============  ==========  =============
Net loss per common share
 (basic and diluted)
 (1).....................         $    (.01)       $    (0.10) $       (1.35) $    (0.08) $      (16.27)
Weighted average common
 shares
 (basic and diluted) (1)..        8,179,929         8,179,929      8,180,040   8,179,929      8,582,491
Pro forma net loss per
 common share (basic and
 diluted) (1)(2).........                                      $        (.59)             $       (3.70)
Pro forma weighted
 average common shares
 (basic and diluted)
 (1)(2)..................                                         17,496,175                 37,598,295
Other Financial Data:
Cash flow provided by
 (used in):
 Operating activities....         $ (43,868)       $ (552,126) $      (4,443) $ (731,608) $  (1,689,573)
 Investing activities....           (18,592)         (819,413)   (68,916,746) (9,590,971)   (95,995,063)
 Financing activities....           603,000           854,604     69,862,642  10,298,943    117,987,573
Capital expenditures.....            18,592           819,413     12,005,820    (544,939)    46,897,357
Other Data:
Customers at end of
 period..................               --                 12             63          28            189
Operational DNXs.........               --                  1              3           1              9

                                               As of June 30, 2000
                                     -----------------------------------------
                                                                  Pro Forma
                                        Actual     Pro Forma(2) As Adjusted(3)
                                     ------------  ------------ --------------
Balance Sheet Data:
Cash and cash equivalents........... $ 21,267,995  $60,117,995   $155,767,995
Short-term investments..............  102,500,024  102,500,024    102,500,024
Working capital.....................  109,690,757  148,540,757    244,190,757
Total assets........................  192,338,301  231,188,301    326,838,301
Long-term liabilities, including
 current maturities.................    2,976,679    2,976,679      2,976,679
Mandatorily redeemable convertible
 preferred stock....................  311,535,941          --             --
Total stockholders' equity
 (deficit).......................... (143,277,404) 207,108,537    302,758,537

--------
(1) See note 1 of notes to financial statements for a description of the computation of basic, diluted and pro forma net loss per share and the number of shares used to compute basic, diluted and pro forma net loss per share.

(2) Pro Forma balance sheet data reflects the sale of 1,902,440 shares of Series C convertible preferred stock in August at a price of $20.50 per share, and the net proceeds therefrom and the subsequent conversion of our convertible preferred stock to common stock and non-voting common stock, which will occur automatically upon the closing of this offering. Upon the effective date of the anticipated 2.73 for 1 common stock split, the preferred stock conversion ratio is expected to be 1 preferred share for approximately 2.73 shares of common stock.

(3) Pro Forma As Adjusted balance sheet data reflects the sale of 1,902,440 shares of Series C convertible preferred stock in August at a price of $20.50 per share, and the net proceeds therefrom and the subsequent conversion of our outstanding preferred stock to common stock and non-voting common stock, which will occur automatically upon the closing of this offering, the sale of the 7,000,000 shares of common stock in this offering and the receipt of the net proceeds from this offering, after deducting underwriting fees and estimated offering expenses. Upon the effective date of the anticipated 2.73 for 1 common stock split, the preferred stock conversion ratio is expected to be 1 preferred share for approximately 2.73 shares of common stock.

                                  RISK FACTORS

   Any investment in our common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our common stock.

Risks Related To Our Business

We are an early-stage company which makes evaluating our business difficult.

   We were founded in 1997 and our first DNX was opened in Denver in July 1998. Our first dollar of revenue from this DNX was not recognized until September 1998. Since that date, we have opened 11 additional DNXs. Our financial statements for the year ended December 31, 1999 primarily reflect the results of a single DNX, our initial Denver location, the operations of which may not be indicative of the results we will achieve at other locations or of the future results at our initial Denver DNX. Our limited operating history and lack of meaningful historical financial or operating data make evaluating our planned business operations difficult. Additionally, evaluating whether our plan to build additional DNXs, which will require significant capital expenditures and management resources, will be successful is difficult because the revenue and income potential of our business and market is unproven. Many of the revenue and pricing assumptions in our plan may not conform with future results. Moreover, we are an early stage company and our business plan may not address key risks or be implemented on a timely basis. We may not successfully address any or all of these challenges and our failure to do so would adversely affect our business, operations and the market price of our stock.

We have incurred losses since our inception and expect our losses to continue.

   We have incurred net losses in each quarterly and annual period since our inception. As of June 30, 2000, our cumulative net losses were approximately $149.3 million. We expect to incur significant losses in the future. In addition, as we expand operations, our losses may increase as we:

  . increase the number and size of our DNX centers;

  . increase our sales and marketing activities, including expanding our direct sales force; and

  . enlarge our customer support and product development activities.

   As a result, we must significantly increase our revenues to become profitable. Even if we are able to achieve profitability, we may not be able to sustain profitability during any future periods.

Our quarterly operating results may fluctuate, which may make it difficult to forecast our future performance and may result in volatility in our stock price.

   We expect that our revenue growth, and our cost structure, will be unpredictable as we continue to implement our business plan. This unpredictability will likely result in significant fluctuations in our quarterly results. If our operating results are below market expectations, the price of our stock will likely decline.

   In addition, a large portion of our expenses is fixed in the short-term, particularly with respect to communications, depreciation, real estate and interest expenses, and therefore our results of operations are particularly sensitive to fluctuations in revenue. The timing of customer installations and discounts, as well as the fluctuations in bandwidth used by customers and our overall capacity utilization, will also affect our revenues. Because of this, period-to-period comparisons of our operating results may not necessarily be meaningful and may not be an indication of our future performance. Additionally, fluctuations in our results of operations could cause us to fail to meet the expectations of securities analysts or investors, which could negatively affect the market price of our common stock.

To implement our business plan we will require additional capital in the future and may not be able to secure adequate funds on terms acceptable to us.

   To complete the implementation of our intended rollout plan within our proposed time frame and to fund our anticipated operating losses, we will need to raise funds through additional private or public equity or debt financings, which may not be available on acceptable terms or at all. We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated operating and capital needs for the next 18 months, although we could be incorrect in this assumption. If we cannot raise sufficient additional funds to fund our rollout, we may need to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities, and we may incur additional losses if we need to terminate any leases or abandon or delay the completion of any facilities under construction.

Our newer DNXs are larger than our first DNX, which may make it difficult for us to forecast future expenses.

   Our first DNX, located in Denver, Colorado, is significantly smaller than our recently completed DNXs in Austin, Atlanta, Dallas, Denver, Irvine, Minneapolis, Phoenix, Pittsburgh, Raleigh-Durham, San Diego and St. Louis, and at most one-fourth the size of those DNXs which we are developing for deployment during the rest of 2000. This increase in DNX size adds uncertainty to our ability to accurately forecast ongoing costs of running our business. Our lack of experience operating larger facilities could adversely affect our business, operations and the market price of our stock if we do not successfully address the complications associated with operating larger DNXs.

If we fail to expand the number of our DNXs or to properly manage our expansion, our revenues will not grow and we may not be profitable.

   The timely expansion, completion and opening of additional DNXs is a key element of our business strategy. To execute our growth plan, we must:

  . Identify appropriate locations;

  . Negotiate leases on acceptable terms;

  . Design each DNX;

  . Obtain permits and the timely approvals of local regulatory authorities;

  . Manage the timing and magnitude of capital expenditures;

  . Depend upon contractors to construct our additional DNXs in a timely manner while controlling costs;

  . Obtain and install the necessary equipment on a timely basis; and

  . Hire, train, motivate and retain qualified employees to assist in our expansion, as well as to staff our DNXs.

   All of these factors involve risks and uncertainties beyond our control and problems in any other areas could delay the opening of a DNX. Consequently, opening a new DNX requires significant management time and attention. Accordingly, you should be aware that we have limited experience in building DNXs, particularly in building multiple DNXs concurrently, and may not be able to replicate any success we have had to date in any of our future DNXs. Our planned expansion will place a significant strain on our limited financial, administrative, operational and management resources. Our existing operating and financial control systems, infrastructure and other resources may not be sufficient to adequately manage the opening of the planned number of DNXs in a cost-effective and timely manner. Consequently, it may be difficult for us to meet our growth plan while controlling costs.

   Additional DNXs, if completed, will result in substantial new operating expenses, including expenses associated with hiring, training, retaining and managing new employees, purchasing new equipment, implementing new systems, leasing additional real estate and incurring additional depreciation expense. If we do not implement adequate management and financial controls, reporting systems and procedures to operate multiple DNXs in geographically diverse locations, our operations could be significantly harmed.

Many of our customers are start-up companies and may not remain in business.

   We anticipate that a number of our customers will be start-up companies. Many start-up companies do not succeed and are therefore compelled to discontinue business. In addition, the Internet and communications industries are intensely competitive, increasing the risk of failure for our customers. A higher than anticipated failure rate of our customers would result in higher than expected customer turn-over and unexpectedly reduce our future revenue. Furthermore, we would have to spend additional amounts on marketing and sales to replace those customers who are no longer in business, which could negatively affect our business, operations and the market price of our stock.

Our rollout plan is preliminary and we may need to alter our plan and reallocate funds.

   Our DNX rollout plan is preliminary and has been developed from our current market data and research, projections and assumptions. We expect to continually reevaluate our business and rollout plan in light of evolving competitive and market conditions and the availability of suitable sites, financing and customer demand. As a result, we may alter our DNX expansion and reallocate funds, or eliminate segments of our plan entirely based on future events, including:

  . changes or inaccuracies in our market data and research, projections or assumptions;

  . unexpected results of operations or strategies in our target markets;

  . regulatory, technological, and competitive developments, including additional market developments and new opportunities; or

  . changes in, or discoveries of, specific market conditions or factors favoring expedited development in other markets.

We face risks associated with international operations that could harm our business.

   We intend to construct DNXs outside of the United States and we will commit significant resources to our international operations and sales and marketing activities. Our management has limited experience conducting business outside of the United States and we may not be aware of all the factors that affect our business in foreign jurisdictions. We will be subject to a number of risks associated with international business activities that may increase our costs, lengthen our sales cycles, require significant management attention or subject our business to unexpected difficulties, including:

  . increased costs and expenses related to the leasing of foreign centers;


  . difficulty or increased costs of constructing DNXs in foreign countries;

  . difficulty in staffing and managing foreign operations;

  . increased expenses associated with marketing services in foreign countries;

  . lack of demand for our services outside the U.S.;

  . business practices that favor local competition and protectionist laws;


  . difficulties associated with enforcing agreements through foreign legal systems;

  . general economic and political conditions in international markets;

  . potentially adverse tax consequences, including complications and restrictions on the repatriation of earnings;

  . currency exchange rate fluctuations;

  . unusual or burdensome regulatory requirements or unexpected changes to those requirements;

  . tariffs, export controls and other trade barriers; and

  . longer accounts receivable payment cycles and difficulties in collecting accounts receivable.

   To the extent that our operations are incompatible with, or not economically viable within, any given foreign market, we may not be able to locate a DNX in that particular foreign jurisdiction.

We may make acquisitions and investments which pose integration and other risks.

   We may seek to acquire or invest in other colocation providers, additional colocation facilities from other companies, or technologies from strategic partners or other entities to add to our value-added services. As a result of these acquisitions or investments, we may:

  . pay too much;

  . be required to incur significant expenditures to retrofit an acquired facility to bring it up to our standards;

  . choose the wrong strategic partner or a technology which does not gain market acceptance;

  . have difficulty assimilating customers, technology and personnel from acquired businesses; and

  . create goodwill that would reduce our earnings, if any, as it is amortized.

   In addition, we might issue common stock or incur significant indebtedness in connection with any such acquisition or investment, which would dilute the ownership interests of our current stockholders.

If we are unable to obtain real estate leases on acceptable terms, our business will suffer.

   In order to meet our expansion goals, we will need to enter into a substantial number of leases in new markets. Our site selection template specifies the size, location and other technical specifications we consider optimal for our DNXs. Real estate that conforms to our template is often located in high quality buildings in the central business district of a city. This type of space may be scarce or in great demand in our target markets, many of which are experiencing substantial economic growth and shortages of prime real estate. Any increase to the size of our future DNX template may magnify the difficulty of locating satisfactory sites. Even if we are able to locate satisfactory sites in these potential markets, these sites may be difficult for us to lease on acceptable terms. If we are unable to obtain leases for new sites on acceptable terms, we will not be able to achieve our growth plans.


Our dependence on third parties for telecommunications services increases the risk that we will not be able to timely or cost-effectively meet our customer needs.

   The presence of connections from multiple communications carriers' networks to our DNXs is critical to our ability to attract new customers. For most of the services we provide, we are not a communications carrier, and therefore rely on third parties to provide us with telecommunications circuits which we then resell to our customers. In offering certain services, we may be deemed a communications carrier, by reselling those services, but we are still dependent on underlying third-party carrier services and facilities. Any of these carriers may decide not to offer their services to us for competitive or other reasons or may increase the cost of their services.

   To provide Internet and network connectivity, we rely on various local, national and international telecommunications companies such as ICG, AT&T Local Services and Qwest to provide the local connections from our DNXs to points of presence of other national and international Internet companies, such as Intermedia/Digex, GTE, AT&T, UUNet and Cable & Wireless. The construction required to provide the local connections to our DNXs is complex and involves factors outside our control, including regulatory processes and the availability of construction resources. If we are unable to establish the necessary bandwidth connectivity to our DNXs, if the connections are materially delayed, or if the bandwidth provided to us is subject to capacity bottlenecks and other reliability problems or is at increased costs, our business, operations and the market price of our stock will be negatively affected. There are a limited number of local providers in each of our markets and we cannot control any delays or deficiencies associated with this provisioning function. Additionally, any national or international carrier may refuse to provide us with services which our customers need or may provide connectivity which has reliability problems or is at increased costs. Any failure by us to procure the connections necessary to serve our customers or any increased costs of such connections may harm our business, operations and the market price of our stock.

Our dependence on third parties for components and services used in our DNXs increases the risk that our operations could be interrupted.

   We depend on third parties to timely provide critical components of our reliability solution, such as state-of-the-art equipment and continuous power. Some of the communications and networking equipment may be available only from limited sources. We do not carry significant inventories of components and have no guaranteed supply arrangements with vendors. We are also dependent upon our suppliers providing products or components that must comply with evolving Internet and communications standards or that inter-operate with other products or components we use. Our performance and reliability are also highly dependent upon continuous power being supplied by our third party providers. Although continuous power availability is critical to our business, we have no control or assurance that we will be supplied with adequate power. If the equipment or power that we need are unavailable or are not delivered on a timely basis, our business will be harmed.

   We are also dependent upon third parties for the timely construction and design of our DNXs. The unavailability of these services or the failure of these services to be timely performed in a professional manner will negatively affect our business, operations and the market price of our stock.

Our failure to hold required authorizations and to be registered with, or certified by, applicable regulatory authorities could result in potential penalties or other adverse consequences.

   Certain network related services that we offer, and intend to offer in the future, including private-line services, which offer more secure, higher performing connections, are, or may be, subject to regulation and certification requirements at the state level. To date, except for our Application for Authority to Provide Telephone Services in the State of Minnesota: Niche Services, Local Resale Services which we recently filed in the State of Minnesota and our Application for a Certificate of Public Convenience and Necessity to Offer Long Distance Telecommunications Service by a Reseller in the State of North Carolina, with respect to the provision of certain specified services, we have not been certified to provide any form of regulated telecommunications services within any jurisdiction. It is possible that we have provided certain network related services without the requisite regulatory approval or certification in a limited number of jurisdictions. Our failure to have held any required authorizations and to have been registered or certified previously could expose us to risks, including substantial fines, third-party lawsuits and potential inability to continue our operations. For example, we have received notice from the State of North Carolina requiring us to pay a fine for operating without a certificate. Although we are presently disputing the requirement of such certification, we cannot predict how the State of North Carolina will rule or the related cost of compliance. Likewise, the Arizona Corporation Commission has decided that some of InFlow's services are subject to regulation by such Commission, which may subject us to penalties or other consequences due to our having commenced operations prior to submitting an application for certification.

We may encounter difficulties if we are required to apply for, and obtain, necessary authorizations in other states in which we expect to operate.

   As certain of our current and planned network related services are, or may be subject to regulation and certification requirements at the state level, we may be required to apply for and obtain authorizations in states where we plan to offer our services. The application and registration process could be lengthy and time-consuming, requiring substantial resources and management time.

   Any past failure to have held required authorizations and to have been registered with, or certified by, applicable regulatory authorities could expose us to the risk that such regulators could refuse to grant our applications to provide such services due to prior non-compliance. We do not know if we will be allowed to register in particular jurisdictions or if our applications will be accepted. We also do not know whether our applications would be granted without onerous terms, or at all.

Delays in obtaining or failure to obtain regulatory approvals could negatively affect our intended rollout of services.

   If we are required in particular states to apply for and obtain authorizations to provide certain of our services, we could incur delays in the approval process. Any significant delays in obtaining any requisite regulatory approvals could result in our being unable to provide those services during the period in which we have not been certified or authorized to provide those services. In addition, we may be unable to obtain required regulatory authorizations in some states, in which case we would be unable to provide certain services in those states.

Regulation as a carrier will subject us to ongoing regulation at the state and federal levels and could result in increased costs and other competitive disadvantages.

   If we become authorized as a carrier in a particular state or at the federal level, we will be subject to the regulatory directives of the applicable regulatory authorities. Such regulation could subject us to increased costs as a result of having to comply with these requirements, such as reporting obligations and the payment of various regulatory fees and surcharges. We may not be able to pass these costs along to our customers. Compliance with regulatory requirements, including, but not limited to, regulation of the rates and terms and conditions of our services, may make it more difficult for us to operate.

   It is possible that many of our competitors may not be subject to the type of telecommunications regulation to which we may become subject. Some regulators may seek, among other things, to regulate our charges and terms of service. If our competitors are not similarly regulated, they may have an additional competitive advantage in the event we become regulated.

Changes in current or future regulations, or legislative or judicial initiatives related to the telecommunications industry, could negatively affect our business.

   The enactment of new legislation or regulatory requirements or changes in the interpretation of existing legislation and/or changes in regulatory requirements could negatively affect us. Unlike some of our competitors, including the incumbent local exchange carriers, such as Qwest (formerly U S
West), Verizon (formerly Bell Atlantic and GTE), SBC (including Southwestern Bell and Pacific Bell), and BellSouth, we are not subject to some of the burdensome regulations imposed by federal and state regulation. For example, we do not have to allow competitors to access portions of our network, such as transmission lines and equipment used to connect calls, we do not have to file FCC tariffs for our access services, and our rates are not currently subject to stringent regulation by the FCC or state public utility commissions. Our ability to compete may largely depend upon a continued favorable, pro-competitive regulatory environment, and could be negatively affected by new regulations or legislation affording greater flexibility and regulatory relief to certain of our competitors. For example, the FCC is reviewing whether incumbent local exchange carriers may provide certain data services free from burdensome regulation through a separate affiliate. In addition, Verizon and SBC (including Ameritech) agreed, as conditions to approval of their respective mergers, to provide "advanced services", including many data services, through a separate affiliate subject to reduced regulation. Legislation also has been introduced in Congress that would grant the regional Bell operating companies, such as Verizon (formerly Bell Atlantic and GTE), SBC (including Southwestern Bell and Pacific Bell), and BellSouth, permission to provide "interLATA" (non-local access and transport area) data services, a line of business that currently is prohibited to them. The ability of incumbent local exchange carriers, including the regional Bell operating companies, to provide data services on a broader basis could have a negative effect on our business.

If we were to lose any of our top customers, we would lose a substantial portion of our revenue.

   A relatively small number of customers account for a large percentage of our total revenues and we expect some degree of concentration will continue for the foreseeable future. For the year ending December 31, 1999, our top five customers accounted for approximately 46% of our revenue, including Verio, a potential competitor, which alone accounted for approximately 14% of our revenue during this period. No other customer individually represented more than 10% of revenue for the year ended December 31, 1999. For the six-month period ending June 30, 2000, our top five customers accounted for approximately 32% of our revenue, with only one customer, MessageMedia, Inc., accounting for more than 10% of our revenue. For the six-month period ended June 30, 2000, MessageMedia and Verio accounted for approximately 12% and 5%, respectively, of our revenue. Our initial contract with Verio expired on August 31, 2000, but has been amended such that a significant portion of this contract is now on a month-to-month basis. Our business will be seriously harmed if we do not generate as much revenue as we expect from our significant customers or experience a loss of any significant customer.

Any of our key employees could terminate his or her employment at will.

   Our success depends in significant part upon the continued services of our key technical, sales and senior management personnel. If we lose one or more of our key employees, we may not be able to find a replacement and our business and operating results could be adversely affected. In particular, our performance depends upon the continued service of Arthur H. Zeile, our President and Chief Executive Officer, and Joel C. Daly, our Vice President, Chief Operating Officer and Secretary. Mr. Zeile and Mr. Daly have been with us since our founding and have been instrumental in designing and leading the execution of our business strategy. The loss of Mr. Zeile's or Mr. Daly's services would have a material and adverse effect on our business. Although we maintain $2.5 million "key person" life insurance policies on the lives of each of Arthur H. Zeile and Joel C. Daly, we believe this amount would not sufficiently compensate us for the loss of either of their services.

   We do not have employment agreements with any of our officers or employees. Any of our officers or employees can terminate his or her employment with us at any time. The loss of the services of one or more of our key personnel could seriously interrupt our business, and because the demand for employees in the communications and network management services market is intense, we may not be able to successfully locate, hire, assimilate and retain replacements or other key management personnel on a timely and cost-effective basis.

It may be difficult for us to hire and retain highly qualified personnel, particularly as we open additional DNXs in highly competitive markets.

   To achieve our growth goals, we will need to hire a substantial number of people in each new market where we open a DNX. New hires at each DNX will include a local general manager as well as sales and marketing personnel. The success of a DNX will depend largely upon the efforts of the people we hire for those positions. The demand for employees in the communications and network management services market is intense. Moreover, many of our DNXs are in highly competitive geographic labor markets. If we are unable to locate, hire and retain qualified personnel in these markets on a timely and cost-effective basis, we will face delays in our planned expansion and our financial results may fail to meet our growth expectations.

If we are unable to compete successfully against new entrants and established companies with greater resources, our business will suffer.

   We believe that new competitors will enter our market. Our success is dependent upon our ability to substantially differentiate our solutions from existing and future offerings of our competition. We believe that we may compare unfavorably with some of our competitors with regard to, among other things, brand recognition, existing relationships with potential customers, available pricing discounts, capital availability, strategic relationships and existing contracts. We may not be able to compete effectively in our target markets. Moreover, our strategy depends largely upon the rapid deployment of our solutions. If we are slowed in our rollout of our DNXs or value-added services, other companies may gain competitive advantages in markets we are targeting. We expect significant competition from several areas, including:

  . Web hosting and colocation companies;

  . National and regional Internet service providers;

  . Internet performance enhancers, including companies focusing on moving information closer to the user to make it more readily and speedily accessible for caching;

  . Global, regional and local communications companies; and

  . Global technology companies.

   Our competition may operate in one or more of these arenas and include companies such as AboveNet Communications, Akamai, AT&T Corp., Digital Island, Exodus Communications, Equinix, Frontier GlobalCenter, Globix, GTE Corporation, InterNAP, Level 3 Communications, MCI WorldCom, PSINet, Qwest, Sprint, Verio and the regional Bell operating companies, such as Verizon (formerly Bell Atlantic and GTE), SBC (including Southwestern Bell and Pacific Bell), and BellSouth, most of which have well-established brands.

   A key element of our strategy is to increase awareness of the Inflow brand. If we fail in our efforts to build our brand awareness, we may not be able to effectively compete and our strategic and financial objectives might not be met. We have attracted our existing customers primarily through a small sales force, the visibility of our founders, Arthur H. Zeile and Joel C. Daly, in the Denver entrepreneurial community, and our reputation in the Denver marketplace. Our founders do not have this reputation and visibility in the markets into which we are expanding.

   Some of our competitors and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do. In particular, other communications carriers and several Web hosting and colocation companies have extensive customer bases and customer relationships, including relationships with many of our potential customers. These companies also have significantly greater customer support and professional services capabilities than we do and, in many cases may also own their own networks and thereby incur lower operating expenses. Because of their greater financial resources, some of these companies have the ability to adopt aggressive pricing policies and may be better able to compete in a price competitive market.

   Our competitors may also be able to bundle their products or incorporate colocation and other services in a manner that is more attractive to our potential customers than using our solutions. New competitors or alliances among competitors may emerge and rapidly acquire significant market shares. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Our revenue model contains many assumptions which may be invalidated by our competitors, such as demand and market acceptance for our services, our ability to successfully introduce new products each year, the absence of competing products for certain of our solutions and our ability to cross-sell multiple services to each customer. Competitive products may reduce demand for or render certain of our offerings obsolete. In addition, we believe that the market in which we compete is likely to face consolidation in the future, which could have the effect of increasing price and service competition and would negatively affect our business, operations and the market price of our stock.

Federal regulations may make the colocation services offered by some of our competitors more attractive than our own.

   Incumbent local exchange carriers, such as Qwest (formerly U S West), Verizon (formerly Bell Atlantic and GTE), SBC (including Southwestern Bell and Pacific Bell), and BellSouth, are subject to federal regulations that require them to offer colocation to other local telephone companies and long distance carriers on an efficient, nondiscriminatory basis. Some of those rules recently were vacated by the decision of the Court of Appeals for the D.C. Circuit. However, the rules that remain in effect are likely to enhance the attractiveness of the incumbent local exchange carriers colocation offerings and may make them more competitive with our own. On remand, the FCC recently asked for comments on various proposals to amend and possibly expand its colocation rules, which would further enhance the attractiveness of incumbent local exchange carriers' colocation offerings and thus pose an even greater competitive risk to us.

A system failure could cause significant delays and interruptions of service to our customers, which could reduce our revenue and harm our reputation.

   Our business depends on our ability to avoid system failures and provide our customers with fast, efficient and highly reliable network solutions. Our operations are subject to failure resulting from numerous factors, including human error, physical or electronic security breaches, network software flaws, fire, earthquake, flood or other natural disasters, power loss and sabotage or vandalism. Additionally, if our communications providers fail to provide the communications capacity that we require, that failure could also result in interruptions in our services, which could damage our reputation. Our customer contracts currently provide service level guarantees, including those related to circuit performance, such as service up-time and time to restore a circuit once a problem is encountered. This guarantee provides a billing credit to customers if a performance parameter is not met and we may be required to provide significant credits. If we encounter significant system downtime, we may incur substantial harm to our reputation and obligations that our liability insurance may not adequately cover, which could negatively affect our business, operations and the market price of our stock.

We must retain and expand our customer base and increase the services used by each customer in order to meet our financial goals.

   Our future revenues will depend on our ability to retain and expand our customer base as we open additional DNXs. Our ability to attract customers to our DNXs will depend on a variety of factors, including the willingness of businesses to outsource their network operations, the availability of multiple communications carriers to provide connections, our operating reliability and security, our ability to effectively market and cross-sell our services and our ability to increase the bandwidth capacity we offer to customers as they grow. We typically begin building a DNX before we have agreements with customers to use that DNX. If we open a new DNX and cannot attract customers, we will not be able to cover costs associated with that DNX and we will not be profitable.

   Our success is also dependent upon our ability to successfully introduce new products to our customers and cross-sell our product offerings to customers in order to increase our revenue per customer. Although we intend to develop new services and market these services to customers, we do not know if these or other services will be accepted by the marketplace or if customers will purchase multiple products or services. We also may not be able to offer some of our services in certain jurisdictions without requisite regulatory approval.

Breaches of our network security could damage our reputation and cause us to lose customers.

   Unauthorized access, computer viruses and accidental or intentional actions may cause delays or interruptions in our services. Confidential information, such as credit card and bank account numbers, may be stored in our customers' computer systems, and breach of the security protecting such confidential information could result in liability to us and the loss of existing customers and/or the deterrence of potential customers. Our security measures could be circumvented. The costs required to eliminate computer viruses and alleviate other security problems could be prohibitively expensive and the efforts to address such problems could result in interruptions, delays or cessation of service to our customers, which could negatively affect our business, operations and the market price of our stock.

If we are unable to adequately protect our proprietary rights, our business will suffer.

   We have not sought patent protection on any of our products, services or processes. We rely upon a combination of trademark and copyright law, trade secret protections, and confidentiality agreements and other contractual arrangements with our employees, consultants and third parties to establish and protect our proprietary rights. The steps we have taken to protect our intellectual property rights will likely provide less protection than the level given by patents and may prove to be inadequate and third parties may still infringe or misappropriate our proprietary rights. Moreover, effective trademark, copyright and trade secret protection may not be available in every country in which we eventually operate to the same extent available in the United States. Defending our intellectual property rights could also result in the expenditure of significant financial and managerial resources, which could negatively affect our business, operations and the market price of our stock.

   Unauthorized parties, including departing employees, business partners and others, may attempt to copy or otherwise obtain and use our products and technology. Monitoring unauthorized use of our products and technology is very difficult, and we may be unable to prevent misappropriation of our products and technology.

If we become subject to infringement claims by third parties, we may be forced to divert significant resources away from the operation of our business.

   Third parties may in the future assert copyright, trademark, patent and other intellectual property rights claims or initiate litigation against us or our suppliers or customers with respect to existing or future products and services. Other parties may assert claims against us that we have misappropriated a trade secret or infringed a patent, copyright, trademark or other proprietary right belonging to them. Any infringement or related claims, even if not meritorious, could be costly and time consuming to litigate, may distract management from other tasks of operating the business and may result in the loss of significant rights and the loss of our ability to operate our business.

Risks Related To Our Industry

Because the market for colocation and network management services is new and its viability is uncertain, our services may not be accepted and we may not be profitable.

   The market for colocation and network management services has only recently begun to develop and is evolving rapidly. Our future growth, if any, will be dependent on:

  . The growth of applications that depend on the absence of delays or down time;

  . The willingness of enterprises to colocate and outsource network access for their critical applications; and

  . Our ability to successfully and cost-effectively market our services to a sufficiently large number of customers.

   The market for our services may not fully develop. If this market fails to develop, develops more slowly than expected or if our services do not achieve widespread market acceptance, our business, operations and market price of our stock would be adversely affected.

Because the demand for our services depends on continued growth in the use of the Internet and other forms of network access, a slowing of this growth could harm the development of the demand for our services.

   Our success will depend in large part on the continued growth of e-business applications, including the underlying growth of the Internet. The increased use of the Internet for retrieving, sharing and transferring information among businesses, consumers, suppliers and partners has only recently begun to develop. Our success will depend in large part on continued growth in the use of the Internet, which in turn will depend on a variety of factors including security, reliability, cost, ease of access, quality of service and necessary increases in bandwidth availability. The recent attacks on major Web sites have drawn much media attention and may threaten to slow Internet growth. If the Internet as a commercial or business medium fails to develop or develops more slowly than expected, our business, results of operations and financial condition could be materially adversely affected. The recent growth in the use of the Internet has caused frequent periods of performance degradation, requiring the upgrade of circuits, communications links and other components forming the infrastructure of the Internet by Internet service providers and other organizations with links to the Internet. Any perceived degradation in the performance of the Internet as a whole could undermine the benefits of our services. Potentially increased performance provided by our services is ultimately limited by and reliant upon the speed and reliability of the networks operated by third parties. Consequently, the emergence and growth of the market for our services is dependent on improvements being made to the entire Internet infrastructure to alleviate overloading and congestion.

   In addition to the Internet, we are dependent on customers continuing to require non-Internet forms of network access that may provide more flexibility, security, capacity or speed. The continued demand and acceptance of these alternative forms of network access will be critical to the success of our business. Any decreased use of these forms of network access or degradation in the reliability, security or speed of these forms of network access could harm our business, operations and market price of our stock.

If the government modifies or increases its regulation of the Internet, the provision of our services could become more costly and the use of the Internet may decline.

   There is currently only a limited body of law and regulation directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted at the international, federal, state and local levels with respect to the Internet and that existing laws and regulations may become applicable to the Internet. Federal, state and foreign legislatures have proposed or are currently considering a number of laws and regulations relating to the Internet. The adoption of any future laws or regulations, or the application of existing laws and regulations, might decrease the growth of the Internet, decrease demand for our services, impose taxes or other costly regulatory or technical requirements on us, or otherwise increase the cost of doing business. In addition, because our services are currently available in multiple states and we plan to expand our operations internationally, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each state or foreign country where we operate, which could increase our operating costs and negatively affect our business, operations and the market price of our stock.

If we do not respond to rapid technological change and evolving industry standards, we will lose customers.

   Our future success will depend, in part, on our ability to offer services that address the increasingly sophisticated and varied needs of our current and prospective customers and to respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis. Internet operations and e-business applications are complex and are characterized by rapidly changing and unproven technology, evolving industry standards, changes in customer needs, emerging competition and frequent new service introductions. Future advances in technology may not be beneficial to, or compatible with, our business. In addition, we may not be able to incorporate such advances on a cost-effective or timely basis into our business or such advances, including alternate delivery systems like cable or satellite, may make our services unnecessary or less cost-effective than using the new technology. Technological advances may have the effect of encouraging certain of our current or future customers to rely on in-house personnel and equipment to furnish the outsourced solutions that we currently provide. Keeping pace with technological advances in our industry may require substantial lead time and capital expenditures. We may not be able to conform to these new standards in a timely fashion and we may be unable to maintain a competitive position in the market, which could negatively affect our business, operations and the market price of our stock.

We may be held liable for information disseminated over our network.

   The law relating to the liability of online services companies and Internet access providers for information carried on or disseminated through their networks is currently unsettled. It is possible that claims could be made against us under both United States and foreign law for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of the materials disseminated through our networks. Legislation has been enacted or proposed that imposes liability for, prohibits or limits the transmission over the Internet of certain types of information, including obscene materials and pornography. The imposition upon us of liability for information carried on or disseminated through our systems could require us to implement measures to reduce our exposure to such liability, which may require us to expend substantial resources, or to discontinue certain service offerings. Our general liability insurance may not adequately compensate us, if at all, or may not cover us if we are held liable for information carried on or disseminated through our networks, which would negatively affect our business, operations and market price of our stock.

If our systems encounter year 2000 compliance problems, our business could be harmed.

   We have tested our key computer systems and, to date, we have not encountered any material Year 2000 related disruptions or failures of our systems or services, nor have we been notified of any disruption or failures in the systems of any of our third parties with whom we deal. There is an ongoing risk that Year 2000 related problems could still occur, which could harm our business.

Risks Related To This Offering

Substantial future sales of our common stock in the public market may depress our stock price.

   Sales of substantial amounts of common stock in the public market following this offering, or the appearance that a large number of shares is available for sale, could adversely affect the market price for our common stock. The number of shares of common stock available for sale in the public market will be limited by lock-up agreements under which certain holders of our outstanding shares of common stock will agree not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this offering without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. However, holders of such restricted shares who have not been officers or directors of us on or since the date of this prospectus may offer, sell or otherwise dispose of 25% of their shares on the earlier of 90 days after the date of this offering or on the second trading day after the first public release of our quarterly results if the last recorded sale price on The Nasdaq National Market for 20 of the 30 trading days ending on such date is at least twice the price per share in the initial public offering. These stockholders may also offer, sell or otherwise dispose of an additional 25% of their shares 135 days after the date of this offering if the price per share of common stock has achieved the same target level. Additionally, DLJ may, in its sole discretion and at any time without notice, release all or any portion of the shares subject to lock-up agreements. In addition to the adverse effect a price decline could have on holders of common stock, that decline would likely impede our ability to raise capital through the issuance of additional shares of common stock or other equity securities.

   Our current stockholders hold a substantial number of shares, which, subject to the lock-up agreements described above, they will be able to sell in the public market in the near future. All of the 7,000,000 shares sold in this offering will be eligible for sale. The remaining 58,542,101 shares, based on the number of shares outstanding as of August 15, 2000, will be restricted securities as defined in Rule 144 of the Securities Act of 1933, as amended. Of such restricted shares, approximately 36,178,276 will be eligible for sale upon the expirations of or their release from the lock-up agreements described above subject, in some cases, to volume restrictions. The remainder of these shares will become eligible for sale at various times thereafter. In addition, 1,592,775 shares will be eligible for sale at various times after the date of this prospectus under Rule 701. In addition, the holders of 48,578,539 restricted shares of our stock are entitled to certain rights with respect to registration of such shares for resale in the public market. Sales of a substantial number of shares of our common stock after this offering could cause our stock price to fall. As of August 15, 2000, options to purchase 3,804,403 shares of our common stock were outstanding under our 1997 stock option/stock issuance plan, all of which will be outstanding under our 2000 stock incentive plan upon its adoption. The exercise or transfer of these options or underlying shares may also cause our stock price to fall.

Our executive officers, directors and entities affiliated with them will continue to have substantial control over us after the offering.

   Our executive officers, directors and entities affiliated with them, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. These stockholders will beneficially own, in the aggregate, approximately 53.53% of our common stock following the completion of this offering. The interests of these stockholders may differ from the interests of other stockholders.

Our stock price may be particularly volatile and could decline substantially because of the industry in which we compete.

   The stock market in general has recently experienced extreme price and volume fluctuations. In addition, the market prices of securities of technology companies have been extremely volatile, and have experienced fluctuations that have often been unrelated to or disproportionate to the operating performance of these companies. These broad market fluctuations could adversely affect the market price of our common stock. In addition, as an early stage company, small delays in implementation of our DNX rollout plan, customer bookings, installations or revenues could result in material variations in our quarterly results and quarter-to-quarter growth in the foreseeable future. This could result in greater volatility in our stock price. These fluctuations could lead also to costly class action litigation which could significantly harm our business and operating results.

We may spend the net proceeds of this offering in ways with which you do not agree.

   We intend to use approximately $63.0 million of the net proceeds of this offering to fund the capital costs of constructing DNX facilities, and the remaining proceeds for general corporate purposes, including working capital, product development and research, potential acquisitions and strategic investments, and launching our services internationally, including in Canada and Europe. Our management will have broad discretion to spend a significant portion of the net proceeds from this offering in ways with which investors may not agree. The failure of our management to apply these funds effectively would result in unfavorable returns, which could cause the price of our stock to decline.

We have anti-takeover provisions that may make it difficult for a third party to acquire us.

   Provisions of our certificate of incorporation, our bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders. See "Description of Capital Stock-- Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws" for a discussion of these anti-takeover provisions.

Investors in this offering will suffer immediate and substantial dilution.

   The initial public offering price of our common stock will be substantially higher than the book value per share of our outstanding common stock immediately after the offering. Accordingly, if you purchase common stock in the offering, you will incur immediate dilution of approximately $10.41 in the book value per share of our common stock from the price you pay for our common stock. See "Dilution."

                           FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements. These statements relate to future events or our future business or financial performance. In some cases, you can identify forward-looking statements by terminology--for instance, may, will, should, would, could, expect, plan, anticipate, believe, estimate, predict, potential or continue, the negative of these terms, or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various factors, including the risks outlined in the risk factors section. These factors may cause our actual results to differ materially from any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                   TRADEMARKS

   We have received trademark and service mark registration for the mark "Inflow." We have applied for protection for the marks "InflowNet(TM)", "MonitorFlow(TM)" and "SecureFlow(TM)." Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds from the sale of 7,000,000 shares of common stock in this offering of $95.7 million, assuming an initial public offering price of $15.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be $110.3 million.

   We intend to use the net proceeds of this offering as follows:


  . approximately $63.0 million to fund the capital costs of constructing DNX facilities, expected to average approximately $7.0 million per facility; and

  . the remainder for general corporate purposes, including working capital, product development and research, potential acquisitions and strategic investments, and launching our services internationally, including in Canada and Europe.

   We presently do not have any specific plans for the proceeds to be used for general corporate purposes, including working capital and product development and research. Portions of the net proceeds of this offering may be used to fund potential acquisitions and strategic investments, and launching our international expansion. We have no current agreements or commitments for acquisitions or strategic investments. Pending any such uses, we may invest the net proceeds in interest bearing securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock. We currently anticipate that we will retain any future earnings for the operation, development and proposed expansion of our business. Accordingly, we do not anticipate declaring or paying any cash dividends in the foreseeable future. In addition, any future financing arrangements may contain limitations on our ability to declare and pay cash dividends.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 2000 and gives effect to the sale of 5,707,317 shares of Series C convertible preferred stock at a price of $20.50 per share through June 30, 2000 and the net proceeds therefrom. The pro forma information gives effect to the sale of an additional 1,902,440 shares of Series C convertible preferred stock at a price of $20.50 in August 2000 and the subsequent conversion of all of our outstanding preferred stock as of August 15, 2000, including the conversion of 1,433,202 shares held by First Union Capital Partners, Inc. into 3,907,832 shares of non-voting common stock. The pro forma as adjusted information reflects, in addition to the pro forma adjustments, the issuance and sale of the 7,000,000 shares of common stock offered by us in this offering at the assumed initial public offering price of $15.00 per share.

   This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and accompanying notes and other financial data included elsewhere in this prospectus. Additionally, Inflow intends to effect an approximate 2.73 for 1 split of its common stock prior to the consummation of this offering which will result in a conversion ratio of 1 preferred share for approximately
2.73 shares of common stock. All references in this table to common shares, common share prices, and per share amounts have been adjusted for all periods presented to reflect this stock split.

                                               As of June 30, 2000
                                    -------------------------------------------
                                                                  Pro Forma as
                                       Actual        Pro Forma      Adjusted
                                    -------------  -------------  -------------
Long-term liabilities.............  $   2,976,679  $   2,976,679  $   2,976,679
Mandatorily redeemable convertible
 preferred stock at redemption
 value, $0.001 par value:
 Series A mandatorily redeemable
  convertible preferred stock;
  3,310,000 shares authorized;
  3,309,953 shares issued and
  outstanding actual; none
  authorized, issued and
  outstanding pro forma and pro
  forma as adjusted (1)
  (unaudited).....................     12,256,021             --             --
 Series B mandatorily redeemable
  convertible preferred stock;
  7,000,000 shares authorized;
  6,896,552 shares issued and
  outstanding actual; none
  authorized, issued and
  outstanding pro forma and pro
  forma as adjusted (1)
  (unaudited).....................     65,984,415             --             --
 Series C mandatorily redeemable
  convertible preferred stock:
  7,318,000 shares authorized;
  5,707,317 shares issued and
  outstanding actual; none
  authorized, issued and
  outstanding pro forma and pro
  forma as adjusted (1)
  (unaudited).....................    233,295,505             --             --
                                    -------------  -------------  -------------
  Total mandatorily redeemable
   convertible preferred stock....    311,535,941             --             --
                                    -------------  -------------  -------------
Stockholders' equity (deficit):
 Common stock, voting, $0.001 par
  value; 115,533,317 shares
  authorized actual and
  150,000,000 shares authorized
  pro forma and pro forma as
  adjusted; 9,966,644 shares
  issued and outstanding actual;
  54,634,269 shares issued and
  outstanding on a pro forma
  basis (unaudited); 61,634,269
  shares issued and outstanding
  on a pro forma as adjusted
  basis (1)(2) (unaudited)........          9,966         54,634         61,634
 Common stock, non-voting, $0.001
  par value; 0 shares authorized
  actual and 5,000,000 authorized
  pro forma and pro forma as
  adjusted, 0 shares issued and
  outstanding actual, 3,907,832
  shares issued and outstanding
  on a pro forma and on a pro
  forma as adjusted basis (1)(3)
  (unaudited).....................             --          3,908          3,908
 Additional paid-in capital.......     35,423,019    385,760,384    481,403,384
 Deferred compensation............    (29,001,103)   (29,001,103)   (29,001,103)
 Stock subscriptions receivable
  and other.......................       (409,647)      (409,647)      (409,647)
 Accumulated deficit..............   (149,299,639)  (149,299,639)  (149,299,639)
                                    -------------  -------------  -------------
  Total stockholders' equity
   (deficit)......................   (143,277,404)   207,108,537    302,758,537
                                    -------------  -------------  -------------
   Total capitalization...........  $ 171,235,216  $ 210,085,216  $ 305,735,216
                                    =============  =============  =============

--------
(1) Upon the effective date of the anticipated common stock split, the preferred stock conversion ratio is expected to be 1 preferred share for approximately 2.73 shares of common stock.

(2) Excludes 3,299,702 shares of common stock issuable upon the exercise of outstanding options as of June 30, 2000.

(3) 5,000,000 shares of non-voting common stock will be authorized by the stockholders prior to the closing of this offering but, for purposes of the pro forma and pro forma as adjusted information in this table, are assumed to have been authorized as of June 30, 2000.

                                    DILUTION

   Our pro forma net tangible book value as of June 30, 2000 was approximately $205.5 million, or $3.51 per share of common stock. Pro forma net tangible book value per share is determined by dividing the amount of our total tangible assets less total liabilities by the number of shares of common stock outstanding as of June 30, 2000 on a pro forma basis including the sale of 1,902,440 shares of Series C convertible preferred stock at a price of $20.50 per share and the net proceeds therefrom and the subsequent conversion of all of our preferred stock into shares of common stock and non-voting common stock. Dilution in net tangible book value per share represents the difference between the assumed initial public offering price and the net tangible book value per share of common stock immediately after the completion of this offering.

   After giving effect to the issuance and sale of the shares of common stock offered by us at an assumed initial public offering price of $15.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2000 would have been $301.1 million or $4.59 per share of common stock. This represents an immediate increase in pro forma net tangible book value to our existing stockholders of $1.08 per share of common stock and an immediate dilution to purchasers in this offering of $10.41 per share of common stock.

   The following table illustrates this per share dilution:

Assumed initial public offering price per share of common stock...       $15.00
Pro forma net tangible book value per share of common stock at
 June 30, 2000.................................................... $3.51
Increase in pro forma net tangible book value per share of common stock attributable to this offering after giving effect to
 conversion of our preferred stock................................  1.08
                                                                   -----
Pro forma net tangible book value per share of common stock after this offering and after giving effect to conversion of our
 preferred stock..................................................         4.59
                                                                         ------
Dilution per share of common stock to new investors...............       $10.41
                                                                         ======

   The following table summarizes, on a pro forma basis, as of June 30, 2000, including the issuance of 1,902,440 shares of Series C convertible preferred stock for gross proceeds of approximately $39,000,000 during the third quarter of 2000, the differences between the number of shares of common stock purchased from us, the aggregate cash consideration paid to us and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in this offering. The calculation below is based on an assumed initial public offering price of $15.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us:

                                                                         Average
                                  Shares Purchased  Total Consideration   Price
                                 ------------------ --------------------   Per
                                   Number   Percent    Amount    Percent  Share
                                 ---------- ------- ------------ ------- -------
Existing stockholders........... 58,542,101   89.3% $228,729,644   68.5% $ 3.91
New investors...................  7,000,000   10.7   105,000,000   31.5   15.00
                                 ----------  -----  ------------  -----  ------
Total........................... 65,542,101  100.0%  333,729,644  100.0% $ 5.09
                                 ==========  =====  ============  =====  ======

   The foregoing discussion and tables assume no exercise of any stock options outstanding as of June 30, 2000. As of June 30, 2000, there were options outstanding to purchase a total of

3,299,702 shares with a weighted average exercise price of $2.56 per share. To the extent that any of these options are exercised, there will be further dilution to new investors.

   Additionally, Inflow intends to effect an approximate 2.73 for 1 split of its common stock prior to the consummation of this offering which will result in a conversion ratio of 1 preferred share for approximately 2.73 shares of common stock. All references in the foregoing discussion and tables to common shares, common share prices, per share amounts and preferred stock conversion ratios have been adjusted for all periods presented to reflect this stock split.

                       SELECTED FINANCIAL AND OTHER DATA

   The following selected financial data is qualified by reference to, and should be read in conjunction with, our financial statements and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this prospectus. The statement of operations data presented below for the period from September 26, 1997 (inception) through December 31, 1997 and for each of the years ended December 31, 1998 and 1999 and the selected balance sheet data at December 31, 1997, 1998 and 1999 is derived from our financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, included elsewhere in this prospectus. The selected statement of operations data for the six months ended June 30, 1999 and 2000 and the balance sheet data at June 30, 2000 are derived from our unaudited financial statements included elsewhere in this prospectus. The unaudited financial statements include, in the opinion of our management, all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations for these periods. The financial data for the six months ended June 30, 2000 are not necessarily indicative of the results that may be expected for the year ending December 31, 2000 or any other future period. Additionally, Inflow intends to effect an approximate 2.73 for 1 split of its common stock prior to the consummation of this offering. All references in this table to common shares, common share prices, and per share amounts have been adjusted for all periods presented to reflect this stock split.

                                                        Years Ended             Six Months Ended
                           Period from Inception       December 31,                 June 30,
                          (September 26, 1997) to ------------------------  -------------------------
                             December 31, 1997       1998         1999         1999         2000
                          ----------------------- ----------  ------------  ----------  -------------
Statements of Operations
 Data:
Revenue.................        $      --         $   45,032  $  1,998,164  $  486,470  $   4,704,609
Costs of data network
 exchange facilities:
 Direct.................               --            118,848     2,681,591     541,291      7,695,190
 Indirect...............               --            173,846       866,254     139,796      3,223,322
                                ----------        ----------  ------------  ----------  -------------
Gross profit (loss) from
 data network exchange
 facilities.............               --           (247,662)   (1,549,681)   (194,617)    (6,213,903)
   Total operating
    expenses............            72,193           469,248     3,871,931     525,345     18,205,946
                                ----------        ----------  ------------  ----------  -------------
Loss from operations....           (72,193)         (716,910)   (5,421,612)   (719,962)   (24,419,849)
Other income (expense)..            (9,314)          (77,933)      691,987      56,597      1,578,617
                                ----------        ----------  ------------  ----------  -------------
Net loss................           (81,507)         (794,843)   (4,729,625)   (663,365)   (22,841,232)
Accretion of convertible
 preferred stock........               --                --       (696,897)        --        (455,693)
Deemed dividend related
 to beneficial
 conversion feature of
 Series B and Series C
 preferred stock........               --                --     (5,655,173)        --    (116,372,200)
                                ----------        ----------  ------------  ----------  -------------
Net loss available to
 common stockholders....        $  (81,507)       $ (794,843) $(11,081,695) $ (663,365) $(139,669,125)
                                ==========        ==========  ============  ==========  =============
Net loss per common
 share (basic and
 diluted) (1)...........        $     (.01)       $     (.10) $      (1.35) $    (0.08) $      (16.27)
Weighted average common
 shares (basic and
 diluted) (1)...........         8,179,929         8,179,929     8,180,040   8,179,929      8,582,491
Pro forma net loss per
 common share (basic and
 diluted) (1)(2)........                                      $       (.59)             $       (3.70)
Pro forma weighted
 average common shares
 (basic and diluted)
 (1)(2).................                                        17,496,175                 37,598,295
Other Financial Data:
Cash flow provided by
 (used in):
 Operating activities...        $  (43,868)       $ (552,126) $     (4,443) $ (731,608) $  (1,689,573)
 Investing activities...           (18,592)         (819,413)  (68,916,746) (9,590,971)   (95,995,063)
 Financing activities...           603,000           854,604    69,862,642  10,298,943    117,987,573
Capital expenditures....            18,592           819,413    12,005,820    (544,939)    46,897,357
Other Data:
Customers at end of
 period.................               --                 12            63          28            189
Operational DNXs........               --                  1                         1              9

                                   As of December 31,
                             ---------------------------------      As of
                               1997       1998        1999      June 30, 2000
                             --------  ----------  -----------  -------------
Balance Sheet Data:
Cash and cash equivalents... $540,540  $   23,605  $   965,058  $  21,267,995
Short-term investments......      --          --    56,387,515    102,500,024
Working capital.............  (96,750) (1,226,804)  54,715,399    109,690,757
Total assets................  558,783     832,142   72,882,292    192,338,301
Long-term liabilities,
 including current
 maturities.................  600,000   1,596,595    1,440,624      2,976,679
Mandatorily redeemable
 convertible preferred
 stock......................      --          --    77,793,139    311,535,941
Total stockholders'
 deficit....................  (78,507)   (873,350) (11,453,573)  (143,277,404)

--------
(1) See note 1 of notes to financial statements for a description of the computation of basic, diluted and pro forma net loss per share and the number of shares used to compute basic, diluted and pro forma net loss per share.
(2) Pro Forma data reflects the conversion of our convertible preferred stock to common stock and non-voting common stock, which will occur automatically upon the closing of this offering and, upon the effective date of the anticipated common stock split, the preferred stock conversion ratio is expected to be 1 preferred share for approximately 2.73 shares of common stock.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus.

Overview

   We provide colocation facilities, comprised of customized physical space and network connections for our customers' computer equipment, along with value-added services for their e-business and data communications applications. We provide these solutions through our secure DNXs, which are connected to multiple providers communications. We were incorporated in September 1997 and opened Denver 1, our first DNX, in July 1998 and our first dollar of revenue was realized in September 1998.

   Our customers demand high-performance, reliable network connections to maximize the performance of their applications for their partners and customers. We provide customized solutions by providing a broad range of network connections including Internet hosting and more secure, higher performing private-line services. In addition, we offer our customers value-added services, including equipment status monitoring, security management, data backup and multi-provider Internet connections.

   Our activities in 1999 consisted primarily of:

  . Operating our first Denver DNX;

  . Locating space and constructing our DNXs in Denver, Minneapolis, Raleigh-
    Durham and San Diego;

  . Developing and further refining our template for designing and building future DNXs;

  . Raising private equity to fund the deployment of additional DNXs;

  . Developing our first three value-added service offerings--InflowNet(TM), SecureFlow(TM) and MonitorFlow(TM);

  . Introducing and continuing development of FlowTrack(TM), our proprietary software application that allows us to rapidly and efficiently expand by automating our business processes; and

  . Further developing technical resources and our sales and management teams.

   The following table provides an overview of our DNX deployment as of August 31, 2000.


                                                        Operational   First Dollar of
      DNX                     Location                     Date       Revenue Realized
  Denver 1     Lincoln Street, Denver, CO              August 1998   September 1998
  Minneapolis  Eleventh Avenue South, Minneapolis, MN  October 1999  November 1999
  Raleigh-
   Durham      South Miami Blvd., Durham, NC           November 1999 December 1999
  Denver 2     Bannock Street, Denver, CO              January 2000  February 2000
  San Diego    Scranton Road, San Diego, CA            January 2000  March 2000
  Austin       Interstate Highway 35 North, Austin, TX April 2000    April 2000
  Atlanta      West Peachtree Street, Atlanta, GA      May 2000      June 2000
  Irvine       Cartwright Road, Irvine, CA             June 2000     June 2000
  Pittsburgh   Liberty Avenue, Pittsburgh, PA          June 2000     June 2000
  Phoenix      East Van Buren Avenue, Phoenix, AZ      July 2000     July 2000
  Dallas       Stemmons Freeway, Dallas, TX            August 2000   August 2000
  St. Louis    North Tucker Blvd., St. Louis, MO       August 2000   September 2000 (1)
---------------------------------------------------------------------------------------

--------

(1) Anticipated date based on executed contracts.

   We have formed several wholly-owned subsidiaries through which we may conduct certain of our operations in the jurisdictions in which we have or are planning on constructing a DNX, and may form additional subsidiaries as we expand our geographic footprint.

   We currently operate DNXs in 11 geographically dispersed markets across the United States. We expect to have 15 DNXs in operation by the end of 2000 and a total of 25 DNXs by the end of 2001. Each new DNX is expected to be constructed to our current template of approximately 30,000 to 35,000 gross leased square feet, of which approximately 20,000 square feet will be dedicated to raised-floor hosting facilities, although we have constructed some of our newest DNXs with a greater amount of raised floor space by duplicating this aspect of our current template. Each DNX is expected to be fully-staffed at its initial opening date, in advance of receiving any revenue and we expect to incur both personnel-related costs in this pre-opening period as well as costs for power, telecommunications services and other administrative costs. Over the first 24 months of development, we expect to invest approximately $11.0 million to fund the capital expenditures and initial operating losses of each additional DNX, of which we expect, as a general matter, that approximately two-thirds will be expended prior to receiving any revenue.

   We have a limited operating history and we have not reported an operating profit for any year since our incorporation. We expect to incur net losses for the foreseeable future.

   Certain telecommunications services that we offer, and intend to offer in the future, are or may be subject to regulation and certification requirements at the federal and/or state level. The required application and registration process could be lengthy and time-consuming, and any regulations to which we may become subject may be burdensome and increase our operating costs. In addition, our failure to have been registered as a telecommunications carrier could expose us to substantial fines, lawsuits and the potential inability to continue our operations.

   We rely on multiple local, national, and international telecommunication companies to provide us with telecommunications circuits, which we resell to our customers. Any of these carriers may decide not to offer their services to us for competitive or other reasons or may increase the cost of their services.

   Some of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we do and may be able to adopt aggressive pricing policies and may be better able to compete in a price competitive market.

Description of Financial Components

   Revenue. Revenue consists of monthly fees for colocation, network connectivity, systems management and value-added services. Customer contracts for the lease of cabinet space, network connectivity and our value-added services are renewable and range from one to three years in duration with payments due on a monthly basis. Although we do not charge our customers for initial consulting required in the design and implementation of complex network solutions, we do realize revenue from charges related to initial network capacity provisioning, equipment installation and other one-time set-up fees. Monthly recurring service revenue is recorded in the month the services are rendered. Fees related to installation services are recorded as deferred revenue and recognized on a straight-line basis over the term of the customer service contracts. The incremental direct costs incurred related to the origination of customer contracts are capitalized and recognized on a straight-line basis over the same term.

   Costs of DNXs. Direct costs of DNXs consist primarily of the incremental costs of installation services, costs for private-line and Internet connectivity, net rent expense, utilities and maintenance, operations personnel salaries and benefits, and depreciation and amortization related to our DNXs. Indirect DNX costs consist primarily of costs related to sales, marketing and administrative personnel working in DNXs. We expect direct and indirect costs of DNXs to increase significantly as we execute our strategy of rapidly developing additional DNXs, due to costs related to construction and maintenance, network provisioning, and hiring and training new DNX employees.

   Sales and Marketing, General and Administrative and Product Development Expenses. Sales and marketing expenses consist primarily of salaries and benefits of our Denver headquarters' sales and marketing personnel, advertising costs for national and regional campaigns and costs for national marketing and collateral materials. General and administrative expenses include costs related to our finance and accounting, legal, human resources, construction and business development functions as well as costs associated with our central network operations center located at our headquarters. Product development expenses consist primarily of salaries and benefits of our employees devoted to software and product development at our headquarters. We expect to add a significant number of people centrally in sales and marketing, general and administrative and product development functions as well as dramatically increase our advertising and marketing efforts as we build out our DNXs.

   Stock Compensation Expense. Stock compensation expense substantially reflects the difference between the deemed fair market value of our common stock for accounting purposes and the exercise price of the options as of the date of grant. Deferred compensation is reflected as a reduction of stockholders' equity and is generally being amortized as a charge to operations over the 48-month vesting period of the options. This amortization is generally recorded in an accelerated manner consistent with Financial Accounting Standards Board ("FASB") Interpretation No. 28.

   We do not intend to issue stock options below fair market value subsequent to the effective date of this offering. We recorded deferred compensation expense of approximately $9,480,700 and $27,134,800 for the difference between the exercise price of the stock options and deemed fair market value of our common stock at the date of grant for all stock options granted to employees in 1999 and the first six months of 2000 respectively. This deferred compensation will be amortized to expense over the vesting period of the options, generally four years, using an accelerated method as described in Financial Accounting Standards Board Interpretation No. 28. The unamortized deferred stock compensation for the above stock options as of June 30, 2000 will be amortized to stock compensation expense as follows: $9,383,459 (2000); $10,945,856
(2001); $5,792,975 (2002); $2,586,968 (2003); and $291,845 (2004).

   Beneficial Conversion Feature Related to Preferred Stock. In September 1999, we agreed to sell shares of our $0.001 par value Series B preferred stock at $8.70 per share. In October and November 1999, we closed this round of financing and issued a total of 6,896,552 shares of Series B preferred stock at $8.70 per share and received proceeds, net of issuance costs, totaling $59,931,035. The difference between the offering price and the deemed fair value of the Series B preferred stock resulted in a beneficial conversion feature in the amount of approximately $5,655,173 which was calculated in accordance with Emerging Issues Task Force No. 98-5.

   In May and June 2000, we issued a total of 5,707,317 shares of $0.001 par value Series C preferred stock at $20.50 per share and received proceeds, net of issuance costs, totaling approximately $116,916,000. The difference between the offering price and the deemed fair value of the Series C preferred stock resulted in a beneficial conversion feature in the amount of approximately $116,372,200 which was calculated in accordance with Emerging Issues Task Force No. 98-5.

   In August 2000, we issued an additional 1,902,440 shares of Series C preferred stock at $20.50 per share. Based on currently available information, we expect to record an additional beneficial conversion feature in the amount of approximately $38,800,000.

   Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios. The beneficial conversion feature is reflected as a deemed dividend in the statement of operations.

   Construction-in-progress. At December 31, 1999, we had approximately $3.3 million in construction-in-progress at DNXs included in property and equipment. These assets were placed into service during the first quarter of 2000 and will incur approximately $355,000 of depreciation expense during 2000.

Comparison of Six Months Ended June 30, 2000 and 1999

   During the six-months ended June 30, 2000 we opened DNXs in Denver (second location), San Diego, Austin, Atlanta, Irvine and Pittsburgh. These DNX facilities generated approximately 30% of total revenue for the six-month period ended June 30, 2000. Pre-opening direct and indirect costs of DNXs were incurred for Denver 3, St. Louis, Nashville, and Dublin, Ireland during the six-month period ended June 30, 2000.

   Revenue. Revenues increased from $486,470 for the six-month period ended June 30, 1999 to $4,704,609 for the six-month period ended June 30, 2000. This increase of approximately $4.2 million was primarily due to increased sales at our Denver 1 DNX and the opening of eight additional DNXs, resulting in a total of nine operational DNXs at June 30, 2000, as compared to one DNX at June 30, 1999.

   The number of our customers increased from 28 at June 30, 1999 to 189 at June 30, 2000. The increase in the number of customers was due to the opening of eight DNXs since June 30, 1999 in addition to our expanded sales and marketing efforts. Our revenue per customer increased as we sold new value-added services to our existing customers as well as because our customers contracted for more cabinet space and network connectivity as their own applications expanded. At June 30, 2000 approximately 73% of our customers purchased value-added services from us, compared to 14% as of June 30, 1999.

   We must effectively compete in our target markets to gain new customers and revenue. Competition may have a negative effect on our business and financial condition if it reduces our ability to attract new customers or cause us to reduce the prices we charge our customers for our services.

   Direct Costs of DNXs. Our direct costs of DNXs increased to $7,695,190 for the six-month period ended June 30, 2000 from $541,291 for the six-month period ended June 30, 1999. Approximately $2.2 million of this increase resulted from hiring additional customer service technicians in order to support our growing customer base. In addition, our network and power costs increased approximately $1.6 million and $160,000 respectively for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999 primarily from an increase in the number of customers and the resultant increase in network bandwidth and power use. Depreciation expense and rent expense increased approximately $911,000 and $1.9 million respectively for the six-month period ended June 30, 2000 compared to the six-month period ended June 30, 1999 primarily from opening eight additional DNXs since June 30, 1999.

   Indirect Costs of DNXs. Our indirect costs of DNXs increased to $3,223,322 for the six-month period ended June 30, 2000 from $139,796 for the six-month period ended June 30, 1999 due primarily to incurring additional personnel-related costs in sales, management and administration at our DNXs.

   Sales and Marketing. Sales and marketing costs increased to $3,304,618 for the six-month period ended June 30, 2000 from $89,172 for the six-month period ended June 30, 1999. Approximately $1.3 million of this increase was due to hiring sales support personnel in our corporate offices. In addition, from June 30, 1999 to June 30, 2000 we promoted brand awareness and established a corporate marketing department by hiring ten marketing employees. Marketing salaries and other marketing activities including market research, public relations, trade shows, and advertising increased by approximately $1.9 million for the six month period ended June 30, 2000 compared to the six-month period ended June 30, 1999.

   General and Administrative. General and administrative expenses increased to $6,593,343 for the six-month period ended June 30, 2000 from $307,004 for the six-month period ended June 30, 1999 as we hired more personnel to support our growth.

   Product Development. Product development costs increased to $1,269,049 for the six-month period ended June 30, 2000 from $87,264 for the six-month period ended June 30, 1999. This growth is attributable to increased personnel costs related to the continued development of FlowTrack(TM), MonitorFlow(TM), SecureFlow(TM) and InflowNet(TM), as well as the development of new and enhanced services such as EvenFlow(TM)and StorageFlow(TM).

   Stock Compensation. Stock compensation expense increased to $7,038,936 for the six-month period ended June 30, 2000 from $41,905 for the six-month period ended June 30, 1999. Unamortized deferred stock compensation at June 30, 1999 and June 30, 2000 was $455,747 and $29,001,103, respectively.

   Other Income. Other income was $56,597 for the six-month period ended June 30, 1999 compared with $1,578,617 for the six-month period ended June 30, 2000. The change was due to increased interest income earned on capital raised in our equity financings.

Comparison of Fiscal Years Ended December 31, 1999 and 1998

   The Denver 1 DNX was opened in July 1998 and our first dollar of revenue was realized in September 1998. Our Minneapolis and Raleigh-Durham DNXs were opened in October and November 1999, respectively; however, we generated limited revenue from those DNXs in 1999. Pre-opening direct and indirect costs of DNXs were incurred for Denver 2, Minneapolis, Raleigh-Durham and San Diego during 1999.

   Revenue. Our revenue increased to $1,998,164 in 1999 from $45,032 in 1998. This growth in revenue resulted primarily from an increase in the number of customers to 63 at the end of 1999 from 12 at the end of 1998, as well as increases in revenue per customer from our first Denver DNX.

   The number of our customers increased due to our expanded sales and marketing efforts. Our revenue per customer increased as we sold new value-added services to our existing customers as well as because our customers contracted for more cabinet space and network connectivity as their own applications expanded. At December 31, 1999, approximately 51% of our customers purchased value-added services from us, compared to 8% as of December 31, 1998.

   Direct Costs of DNXs. Our direct costs of DNXs increased to $2,681,591 in 1999 from $118,848 in 1998. Approximately $716,000 of this increase resulted from hiring 31 additional operations technicians during 1999 to support our growing customer base. In addition our network and power costs increased approximately $599,000 and $179,000 respectively from 1998 to 1999 primarily from an increase in the number of customers and the resultant increase in network bandwidth and power use.

   Indirect Costs of DNXs. Our indirect costs of DNXs increased to $866,254 in 1999 from $173,846 in 1998 due principally to incurring additional personnel-related costs in sales, management and administration at our DNXs.

   Sales and Marketing. Sales and marketing costs increased to $653,186 in 1999 from none in 1998. Approximately $216,000 of this increase is from our attempt to create a national sales support infrastructure during 1999 by hiring 11 additional corporate sales people. In addition, during 1999 in an attempt to promote brand awareness we established a corporate marketing department by hiring five marketing employees. We spent approximately $437,000 on marketing salaries and other marketing activities including market research, public relations, trade shows, and advertising.

   General and Administrative. General and administrative expenses increased to $1,937,254 in 1999 from $298,985 in 1998 as we hired more personnel to support our growth.

   Product Development. Product and development costs increased to $706,008 in 1999 from $170,263 in 1998. This growth is attributable to increased personnel costs related to development of FlowTrack(TM), MonitorFlow(TM), SecureFlow(TM) and InflowNet(TM).

   Stock Compensation. During 1999, we recorded aggregate deferred stock compensation of $9,480,706. We recorded amortization of this deferred compensation of $575,483 in 1999. Prior to 1999, we did not record any deferred compensation.

   Other Income (expense). Other income (expense) was ($77,933) in 1998 as compared with $691,987 in 1999. The change was due to interest income earned on capital raised in our equity financings.

Comparison of Fiscal Year Ended December 31, 1998 and Period from Inception (September 26, 1997) through December 31, 1997

   We did not generate any revenue during 1997. During this time, we were primarily refining our business plan, developing the design of our first DNX, and gathering requirements to start writing a proprietary operating software, which evolved into FlowTrack(TM). Our costs and expenses consisted primarily of salaries, travel and legal fees related to start-up activities and capital expenditures related to personal computers and peripheral equipment.

   Revenue. Our revenue increased to $45,032 in 1998 from none in 1997. This revenue growth is attributable to signing our first customer and commencing operations in the third quarter of 1998.

   Cost of DNXs. Our direct and indirect costs of DNXs increased to $292,694 in 1998 from none in 1997 as we opened our first DNX in Denver and incurred costs related to facility rent, network connectivity and customer service personnel.

   Sales and Marketing, General and Administrative Product Development and Stock Compensation. Our operating expenses increased from $72,193 in 1997 to $469,248 in 1998 due principally to hiring of additional sales, marketing, technical and administrative personnel.

Quarterly Results of Operations

   The following table sets forth certain statement of operations data on a quarterly basis for the three months ended March 31, 1999, June 30, 1999, September 30, 1999, December 31, 1999, March 31, 2000 and June 30, 2000. This information has been derived from our unaudited quarterly financial statements. In our opinion, this quarterly information has been prepared on a basis consistent with the audited financial statements and includes all adjustments, consisting only of normal recurring adjustments which are necessary for a fair presentation of the financial information for the quarters presented. This information should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. The results of operations for any one quarter are not necessarily indicative of the results of operations for any future period:

                                                    Three Months Ended
                          --------------------------------------------------------------------------
                          March 31,  June 30,   September 30,  December     March 31,     June 30,
                            1999       1999         1999       31, 1999       2000          2000
                          ---------  ---------  ------------- -----------  -----------  ------------
                                                       (unaudited)
Statements of Operations
 Data:
Revenue.................  $ 126,396  $ 360,074   $   596,571  $   915,123  $ 1,608,231  $  3,096,378
Costs of DNXs:
 Direct.................    215,287    326,004       681,105    1,459,195    2,529,713     5,165,477
 Indirect...............     48,530     91,266       241,238      485,220    1,047,789     2,175,533
                          ---------  ---------   -----------  -----------  -----------  ------------
  Gross profit (loss)
   from DNXs............   (137,421)   (57,196)     (325,772)  (1,029,292)  (1,969,271)   (4,244,632)
Other operating
 expenses:
 Sales and marketing....     15,534     73,638       221,272      342,742      935,634     2,368,984
 General and
  administrative........     93,418    213,586       441,310    1,188,940    2,666,333     3,927,010
 Product development....     13,302     73,962       244,472      374,272      588,186       680,863
 Stock compensation.....      3,768     38,137       169,958      363,620    2,761,546     4,277,390
                          ---------  ---------   -----------  -----------  -----------  ------------
Total operating
 expenses...............    126,022    399,323     1,077,012    2,269,574    6,951,699    11,254,247
Loss from operations....   (263,443)  (456,519)   (1,402,784)  (3,298,866)  (8,920,970)  (15,498,879)
Other income (expense)..    (35,148)    91,745       109,613      525,777      837,178       741,439
                          ---------  ---------   -----------  -----------  -----------  ------------
Net loss................  $(298,591) $(364,774)  $(1,293,171) $(2,773,089) $(8,083,792) $(14,757,440)
                          =========  =========   ===========  ===========  ===========  ============

   Revenue increased 261% during the quarter ended March 31, 1999, 185% during the quarter ended June 30, 1999, 66% during the quarter ended September 30, 1999, 53% during the quarter ended December 31, 1999, 76% during the quarter ended March 31, 2000 and 93% during the quarter ended June 30, 2000, as the number of customers and revenue per customer increased. Direct and indirect costs of DNXs increased in each quarter due to the increase in the number of customers. Overhead expenses and deferred stock compensation expenses increased quarter over quarter primarily due to the addition of personnel as our business increased.

Liquidity and Capital Resources

   We have used cash in our operating and investing activities during all periods from inception. These cash usages have been funded by sales of stock. Those sales amounted to $3,000, $0 and $70,210,002 in 1997, 1998 and 1999,
respectively. In April 1999, we sold our Series A convertible preferred stock to First Union Capital Partners, Inc., our co-founders Joel C. Daly and Arthur
H. Zeile and certain other private investors for aggregate proceeds to us of approximately $10.2 million.

During the fourth quarter of 1999, we sold our Series B convertible preferred stock to Meritage Investment Partners, First Union Capital Partners, Inc., J.P. Morgan Investment Corporation, General Electric Capital Corporation and Stolberg, Meehan and Scano II, L.P. for aggregate proceeds to us of approximately $60.0 million. In the second and third quarters of 2000, we sold our Series C convertible preferred stock to certain of our existing preferred stockholders, as well as to Spire Capital Partners, L.P., Citizens Capital, Inc., G.C. Investments, LLC, Castellini Management Company Limited Partnership, DLJ Merchant Banking Funding III, Inc. and entities affiliated with DLJ Merchant Banking Funding III, Inc., PNC Venture Corp., Hexagon Investments LLC, Grandhaven LLC, BancBoston Capital, Inc., Cornerstone Equity Investors IV, LP, Private Equity Portfolio Fund II, LLC, BMO Nesbitt Burns Capital (U.S.), Inc. and Carlyle High Yield Partners, L.P., for aggregate proceeds to us of approximately $156.0 million.

   Net cash used in operating activities in 1997, 1998 and 1999 was $43,868, $552,126 and $4,443, respectively. Net cash used for operating activities in each of these periods was primarily the result of operating losses and changes in working capital.

   Net cash used in operating activities for the six-month period ended June 30, 2000 was $1,689,573. Net cash used in operating activities was primarily the result of a $22,841,233 net loss offset by the amortization of $7,038,936 of deferred stock compensation, a $13,785,527 increase in accounts payable and other changes in working capital.

   Net cash used for investing activities in 1997, 1998 and 1999 was $18,592, $819,413 and $68.9 million, respectively. Net cash used for investing activities in each of 1998 and 1997 was primarily the result of capital expenditures for DNXs, as well as leasehold improvements, furniture and fixtures and computers and other equipment. Net cash used in 1999 for investing activities also includes $56.4 million of purchases of short-term investments.

   Net cash used in investing activities for the six-month period ended June 30, 2000 was $95,995,063. Net cash used for investing activities was primarily the result of $46,895,267 of capital expenditures for DNXs, the purchase of $46,376,663 of short-term investments, and a $2,714,518 increase in restricted cash. Although we have plans to invest significantly in property and equipment, we have no material commitments for such items at this time. We enter into non-cancelable operating lease agreements for our corporate offices and DNXs. Future annual minimum lease payments, net of deferred rent, as of June 30, 2000 totaled approximately $98,546,000.

   We anticipate that we will have significant cash requirements for several years as we build additional DNXs, increase our employee base to support DNX operations, develop additional value-added services and expand our marketing efforts. In addition, we expect to invest significantly in the purchase of property and equipment.

   We currently operate DNXs in 11 geographically dispersed markets across the United States. We expect to have 15 DNXs in operation by the end of 2000 and a total of 25 DNXs by the end of 2001. The capital costs of constructing DNX facilities are expected to average approximately $7.0 million per facility. In order to facilitate this build out, our capital requirements are approximately $28.0 million for the last six months 2000, and an additional $70.0 million for 2001.

   We expect to receive net proceeds from this offering of approximately $95.7 million, or up to $110.3 million if the underwriters exercise their over-allotment option. We intend to use the net proceeds of this offering as follows: approximately $63.0 million to fund the capital costs of constructing DNX facilities and the remainder for general corporate purposes, including working capital, product development and research, potential acquisitions and strategic investments, and launching our services internationally, including in Canada and Europe. Based on our DNX development plan, we believe the net proceeds of this offering, together with cash on hand, will be sufficient to fund our anticipated operating and capital needs for the next 18 months. After that time, we will require significant additional funds to support our operations and fund the expansion of our business. We intend to raise these additional funds by either borrowing or by selling more equity; however we may not be successful in such efforts. Moreover, due to our limited operating history, the nature of our industry and the possibility that we will encounter delays or cost overruns in building our planned new DNXs, our future capital needs are difficult to predict, and we may need additional capital before this time. We may not be able to obtain additional funding in amounts or on terms acceptable to us. Our inability to raise additional funds could impede our growth, may force us to scale back or cease our operations or may negatively affect our financial condition or the market price of our stock.

   As of June 30, 2000 our commitments under non-cancelable operating lease agreements in 2000, 2001, 2002, 2003, 2004 and thereafter are $4,471,124,
$9,000,129, $9,289,563, $9,530,583, $9,749,920 and $56,504,814, respectively.
Subsequent to June 30, 2000, we entered into additional operating leases with future minimum lease payments aggregating $8,154,000 over the next ten years.

Year 2000 Compliance

   To date, we have experienced no material complications to our operations due to Year 2000 issues nor do we expect to experience any material adverse effects on our business, financial condition or results of operations internally or from any of our vendors or service providers as a result of Year 2000 problems.

Recent Accounting Pronouncements

   In December 1999 the SEC issued staff accounting bulletin No. 101, "Revenue Recognition in Financial Statements" as amended. Staff accounting bulletin 101 provides specific guidance, among other things, as to the recognition of revenue related to up-front non-refundable fees and services charges received in connection with a contractual arrangement. We have applied the provisions of staff accounting bulletin 101 for the year ended December 31, 1999. The adoption of staff accounting bulletin 101 did not have a material impact on our financial condition or results of operations.

Qualitative and Quantitative Disclosures about Market Risk

   Our exposure to market risk is limited to interest income sensitivity, which is affected by changes in the general level of U.S. interest rates. Our cash equivalents are invested with high-quality issuers and limit the amount of credit exposure to any one issuer. Due to the short-term nature of our cash equivalents, we believe that we are not subject to any material market risk exposure.

   We do not have any foreign currency hedging or other derivative financial instruments.

                                    BUSINESS

Overview

   We are a rapidly growing provider of colocation facilities, comprised of customized physical space and network connections for our customers' computer equipment, along with value-added services for their e-business and data communications applications. We provide reliable outsourced solutions to small and medium-sized businesses with sophisticated networking needs through our secure data network exchange facilities, which are connected to multiple communications carriers. We opened our first state-of-the-art DNX in Denver in July 1998 and today we have opened DNXs in Austin, Atlanta, Dallas, Denver, Irvine, Minneapolis, Phoenix, Pittsburgh, Raleigh-Durham, San Diego and St. Louis. We expect to have a total of 15 DNXs in operation by the end of 2000 and intend to build another 10 by the end of 2001. Our customers benefit from the close proximity of our DNXs to their businesses and we benefit from frequent interaction with them. As of June 30, 2000, we provided services to 189 customers.

   Our customers are in need of high-performance, reliable network connections to maximize the performance of the applications they provide for their business partners and customers. Using a consultative sales approach, which involves our sales engineers and network designers, we tailor solutions for our customers using a broad range of network connections. We optimize our customers' applications by providing high-speed Internet access and private line services, which offer more secure, higher-performing connections, using different types of connections depending on the customers' transmission rate and data carrying capacity, or bandwidth, needs. We offer our customers a suite of value-added services including MonitorFlow(TM) for equipment and application monitoring, SecureFlow(TM) for security management commonly referred to as a firewall, EvenFlow(TM) for distributing Internet traffic among multiple servers, StorageFlow(TM), for data-backup and InflowNet(TM) for the directing Internet traffic across the networks of several providers. We have also developed a proprietary software program, FlowTrack(TM), which is composed of modules designed to integrate and automate our business processes. Together with our standardized set of processes for selecting, constructing and staffing new sites, FlowTrack(TM) allows us to rapidly and efficiently expand and replicate our business across a broad network of DNXs.

   We believe that our solutions provide our customers not only a significant performance advantage but also a compelling cost and time-to-market advantage. Our customers benefit from economies of scale through the sharing of infrastructure and personnel costs among multiple users. Our outsourced solutions enable our customers to quickly establish and rapidly expand their e-business applications, allowing them to better focus on their core competencies. Our customers include Akamai, Email Knowledge, At Home (aka Excite@Home), Factual Data Corp., High Speed Access Corp., MapQuest.com, MessageMedia Inc., Northpoint Communications, Inc., Sandbox.com, Inc. and SciQuest.com.

Market Opportunity

   We believe that a significant opportunity exists to provide colocation services, management of complex network connections and value-added services to small and medium-sized companies focused on e-business, due in large part to the following trends:

   Growth of Internet Use for Business. Since the early 1990's, the Internet has experienced tremendous growth and its use as a medium for communications and commerce is increasing.

According to Forrester, the number of U.S. enterprises online is expected to grow from 1.8 million in 1998 to approximately 4.3 million in 2003.

   We believe that businesses are increasingly using the Internet for a variety of reasons, including:

  . Engaging in e-commerce, both business-to-business and business-to-consumer;

  . Communicating and conducting business more efficiently with customers, suppliers and employees; and

  . Delivering application services to businesses on a usage-based model, such as the application service provider model.

   The greatest area of online growth is in the area of small to medium-sized companies. According to International Data Corporation, Web-related expenditures by small businesses in the United States are expected to grow from $9.6 billion in 1999 to over $32 billion by 2003. In addition, Forrester estimates that the business-to-business e-commerce market is expected to grow dramatically, from $43 billion in 1998 to $1.3 trillion in 2003, a compound annual growth rate of 98%.

   Increasing Network Complexity. Businesses are seeking to improve efficiencies by capitalizing on lower network costs and new technologies and are requiring greater connectivity to their customers, business partners and employees in geographically dispersed locations. At the same time, many businesses have been unable to capitalize on the Internet. Growth of Internet usage and lack of Internet infrastructure development have led to quality and reliability problems in the delivery of Internet-related services, particularly at the increasingly congested points of direct connection to the Internet, known as network access points. In addition, communications infrastructures are becoming increasingly complex and difficult to manage as businesses create and deploy data networking solutions to meet their growing needs. Small and medium-sized businesses, in particular, are finding that designing, implementing and managing their network infrastructures is an inefficient use of their resources.

   Network management has been made even more difficult by the ongoing shortage of information technology professionals. According to the Information Technology Association of America, there were over 345,000 open information technology positions at the end of 1998 in the United States, which represents approximately 10% of the total number of current core information technology employees. According to a report released by the Department of Commerce in 1998, companies were already reporting severe difficulties in filling these positions.

   We believe that small and medium-sized businesses are particularly hard hit by the scarcity of information technology professionals and have a difficult time attracting and retaining these individuals. At best, the loss of a key information technology professional at a small or medium-sized business can result in a difficult search for a replacement. At worst, this could mean the loss of all knowledge regarding a business' customized network infrastructure.

   Growth in Outsourcing. An increasing number of businesses, especially small and medium-sized e-businesses, are outsourcing significant aspects of their complex, time-sensitive information technology needs due to the:

  . High cost and complexity of establishing and maintaining a Web presence;

  . Challenge of maintaining state-of-the-art technology and back-up systems to support their e-business applications; and

  . Difficulty in attracting and retaining qualified information technology talent.

   As businesses become increasingly comfortable outsourcing their critical applications and equipment, the market for hosting and colocation services is expected to grow rapidly. Forrester estimates that revenues from Internet-related hosting and colocation services will grow from approximately $875 million in 1998 to approximately $14.7 billion in 2003, a compound annual growth rate of 76%. Within this market, Forrester predicts that the market for customized and colocation hosting services, segments on which we largely focus, will grow from approximately $427 million in 1998 to approximately $7.6 billion in 2003, a compound annual growth rate of 80%. The market for colocation services is relatively new and rapidly evolving and neither we nor this market may achieve or maintain this level of growth or acceptance. See "Risk Factors-- Risks Related to Our Industry."

   Need for Comprehensive Advanced e-Business Application Solutions. A variety of companies offer products and services that attempt to address the infrastructure needs of e-businesses. However, we believe that the solutions offered by these companies fail to meet the requirements of small and medium-sized e-businesses for their complex, time-sensitive applications. Most providers of colocation facilities merely provide connectivity and fail to offer the value-added services necessary to support emerging e-businesses. Additionally, many of these companies offer only Internet connectivity and do not provide complex data networking and private-line solutions that are needed by growing business-to-business enterprises. Many of these companies provide these services in large facilities centrally located near the major network access points, far from their customers. This has created a significant opportunity for a complete outsourced solution for connecting, monitoring and servicing e-business applications of small and medium-sized businesses.

Our Solution

   We provide our customers with a comprehensive range of high-performance services for their advanced e-business and data communications applications. Through our state-of-the-art DNXs, we provide network connectivity with multiple communications providers, value-added services and a secure environment for our customers' application hardware. Our outsourcing solution offers meaningful performance, cost and time-to-market benefits to our customers. Specifically, we provide our customers with the following key advantages:

   Reliable Facilities and Multiple Carrier Connections. As more complex, time-critical information and applications migrate onto the Internet and other data networks, our customers are increasingly demanding not only more data carrying capacity, or bandwidth, but more reliable bandwidth. Our DNXs have been engineered and constructed to eliminate any single point of system failure, which reduces the possibility of application downtime for our customers. For instance, our DNXs offer back-up power, fire suppression, environmental controls and security systems. Because communications networks may fail, our DNXs also offer access to multiple carriers, thereby providing back-up high-speed network connections. We choose these carriers based on their performance, network architecture, ability to avoid congested network access points and available bandwidth.

   Complex Network Connectivity. Many businesses require more secure, higher-performance private-line connectivity solutions than basic Internet connections. We design, provision and maintain complex network connections tailored to each customer's needs. We provide customized solutions by using different types of connections designed to optimize each connection's price and performance characteristics. Private-line connections also allow for enhanced security by using a dedicated channel over which no other data may travel. We believe that this tailored approach to network connections is integral to serving the emerging e-business community.

   Value-Added Services. We offer services that improve the reliability and performance of our customers' e-business applications. Our InflowNet(TM) service provides back-up Internet connectivity by dynamically allocating data among multiple Internet pathways. Other branded services include SecureFlow(TM) for security management, commonly known as a firewall, EvenFlow(TM) for distributing Internet traffic among multiple servers, MonitorFlow(TM) for equipment and application status monitoring and StorageFlow(TM) for data-backup. We develop these services in-house, often based on products from key technology providers. These services, in the aggregate, are designed to provide a high degree of reliability, protection of our customers' applications in the event of a system failure and ongoing security.

   Geographic Proximity. We target an underserved customer base in geographic markets with a significant number of e-businesses. We believe that building facilities in a large number of cities versus concentrating on a few locations provides a number of psychological and practical benefits to our customers and distinguishes us from other colocation providers. Our geographic proximity to our customers allows customer technicians to easily access their equipment for maintenance, upgrades and changes, as well as better manage potential emergencies. Because most fast growing e-businesses frequently change their hardware and software configurations to take advantage of new and improved technologies, having their equipment readily accessible is critical. This regular contact with our customers enables us to sell tailored value-added services and enhance our service offerings through better identification of customer needs. Moreover, the geographic dispersion of our DNXs allows our customers' data traffic to avoid the congested network access points, thereby increasing the performance and reliability of their data transmissions.

   Accelerated Time-to-Market and Efficient Expansion. Because we believe that speed to market and the ability to rapidly grow are critical to our customers, particularly e-businesses, we offer an outsourced solution that provides accelerated deployment and expansion of their applications. Building an in-house data center is an expensive, complicated and time-consuming process. In contrast, we guarantee that we will be ready to implement our customers' applications within 30 days from the signing of a contract. Our robust proprietary database, FlowTrack(TM), facilitates DNX and network capacity planning that allows us to rapidly fulfill our customers' orders for additional space and connectivity, typically within days of their request. Our outsourced solution enables our customers to quickly establish and rapidly expand their e-business applications, allowing them to better focus on their core competencies.

Our Strategy

   Our objective is to be the leading provider of sophisticated services to small and medium-sized businesses for the management of their complex e-business and data communications applications. To achieve this objective, we intend to:

   Rapidly Expand Into Our Target Markets. We believe significant opportunities exist to provide complex networking solutions to small and medium-sized e-businesses. To establish a leadership position in providing these solutions, we believe we have to expand quickly into multiple markets. We intend to increase the number of our DNXs from 12 today to 25 DNXs by the end of 2001. We are focused primarily on domestic expansion but intend to initiate business in Europe and in Canada during mid-2001 and to continue to evaluate further international opportunities. In addition, our expansion into metropolitan areas that have previously been underserved by our competitors is designed to enable us to be the first mover in many of these markets, an important advantage given the low customer turnover rate in our industry.

   Leverage Our Infrastructure. We have developed an infrastructure and proprietary software systems to help us rapidly and efficiently expand into multiple markets. We have built a team and set of automated processes to accelerate the design, construction, staffing and marketing of future DNXs. Our deployment team consists of 14 full-time professionals who manage outside consultants and the key elements of the data center construction process. We have developed a robust proprietary software system, FlowTrack(TM), which integrates and automates our business processes and allows us to effectively manage rapid deployment across a broad network of DNXs. In addition, we hire a general manager for a DNX up to six months in advance of DNX activation along with up to seven sales professionals and nine network engineers and operations technicians to launch each DNX. Automating our deployment processes, where possible, allows us to more quickly expand into new markets.

   Continue to Emphasize Customer Service. We believe that delivering complete customer satisfaction is vital to growing our business. We target customers who are underserved by existing colocation providers or who have a small information technology staff in need of outside expertise and consultation. Our emphasis on customer service and support has resulted in a strong, loyal base of customers and provides us many benefits, including potentially shortened sales cycles, greater incremental sales opportunities to our existing customers and new and improved services resulting from customer feedback. We intend to remain focused on providing the highest level of satisfaction to our customers by continuing to hire superior sales, technical and customer support personnel and maintaining our intensive training programs.

   Enhance and Cross-Sell Our Suite of Services. We intend to continue to develop new and enhanced services that we believe will be attractive to potential and existing customers and currently employ 20 full-time engineers and technicians devoted to this development effort. Our sales force is trained to effectively communicate the benefits of these new services and is motivated to sell them as they become available to new or existing customers. For example, we introduced InflowNet(TM) in September 1999. Of our 42 customers as of September 30, 1999, 43% currently purchase InflowNet(TM). Additionally, 90% of the new customers contracted since September 30, 1999 have purchased InflowNet(TM). New services currently under development include SecureFlow(TM) VPN, a solution to manage an Internet-based virtual private network for our customers, which will permit our customers to temporarily access private networks from a public connection. We are also currently developing further enhancements to EvenFlow(TM) to provide the capability of distributing Internet traffic over servers located in multiple DNXs, and our managed data storage services. In addition, our geographically dispersed footprint may provide us with significant advantages in providing future services such as caching, which focuses on moving information closer to the user in order to make it more readily and speedily accessible.

   Expand Sales Channels and Increase Brand Awareness. We intend to significantly grow our direct sales organization to expand coverage and penetration of small and medium-sized businesses as we build out our DNXs. We believe that we can further accelerate customer growth by using indirect sales channels such as relationships with Internet service providers, distributors, companies that package standard products with software solutions and those which integrate and maintain network systems or computing operations. We believe that building our brand awareness is important to attracting and expanding our customer base. In addition to the branding achieved by our various sales channels, we intend to increase our brand recognition through a variety of marketing and promotional techniques, including traditional advertising, hosting on-site conferences and seminars, attending trade shows, establishing and maintaining close relationships with recognized industry analysts and entering into co-marketing and co-branding agreements with strategic partners and customers.

   During August, 2000, we introduced our channel sales program, InFlow UpTime Alliance. To date, this program includes approximately 15 participants, including local system integrators, value-added equipment resellers and web-design firms.We believe that we can further accelerate customer growth through this channel sales program. Members of the InFlow UpTime Alliance are compensated based on a percentage of monthly recurring revenue for the customers which they refer.

Our Services

   Our services are designed to provide high-performance, reliability and expertise to our customers. Our services are generally covered by service level agreements which specify exacting performance levels associated with availability and service repair time. We believe that our service level agreements and customer support are among the best in our industry. Our services are delivered from our geographically dispersed, state-of-the-art DNXs and fall within the following general categories, each of which is designed to enhance the performance, reliability and security of our customers' mission-critical applications:

             Category                                  Services
  Equipment Colocation            . Network design
                                  . Secure equipment colocation
                                  . Back-up power
------------------------------------------------------------------------------------
  Network Access and Connectivity . Local network connectivity
                                  . National network connectivity
------------------------------------------------------------------------------------
  Valued-Added Services           . Multi-provider Internet connectivity
                                  . Monitoring, managed firewalls and load balancing
------------------------------------------------------------------------------------

   For the year ended December 31, 1999, revenue from equipment colocation, network access and connectivity, and value added services accounted for 51%, 32%, and 17% of total revenue, respectively. We derive revenue from both installation charges and monthly recurring service fees. For the year ended December 31, 1999, installation revenue represented 7.9% of our total revenue during this period. For the six months ended June 30, 2000, revenue from equipment colocation, network access and connectivity, and value added services accounted for 48%, 17%, and 35% of total revenue, respectively. For the six months ended June 30, 2000, installation revenue represented 9% of our total revenue during this period.

 Equipment Colocation

   Our DNXs are designed to provide our customers with a protected environment for their data communications equipment. For instance, our DNXs offer back-up power and fire suppression systems, high levels of physical security and sophisticated environmental controls. We began offering colocation services in September of 1998.

   Our colocation services include space rental and power supply. We charge an installation fee for each of these services, as well as monthly fees based on space and power usage. Additionally, we provide customers initial consulting and design assistance at no additional charge to help them optimize their complex communications solutions. We offer our customers a variety of choices for these services as follows:

             Service                              Description
  Network Design                . Custom engineered solutions
                                . Network installation, configuration and
                                  testing
                                . Documentation of network operations and
                                  trouble shooting procedures
-------------------------------------------------------------------------------
  Secure Equipment Colocation   . Dedicated, lockable cabinet space rental--19
                                  or 23 inches wide, 7 feet high and 31 or 36
                                  inches deep
                                . Dedicated, lockable cage or suite space
                                . Raised-floor environment for easy, controlled
                                  access to power and network connections
                                . 24x7 on-site technical support
                                . Controlled temperature and humidity
                                . Guaranteed 30 day installation
-------------------------------------------------------------------------------
  Back-up Power                 . Surge-protected power
                                . Multiple utility feeds from separate grids,
                                  uninterruptible power supplies and backup
                                  diesel-powered generators
                                . Multiple A/C and D/C power distribution
                                  offerings
                                . Guaranteed 30 day installation and 100%
                                  uptime
-------------------------------------------------------------------------------

 Network Access and Connectivity

   We provide access and connectivity to multiple carriers, including major Internet pathways such as UUNet, GTE and AT&T. We have executed national master service agreements with certain providers to help ensure that we have available capacity to meet our customers' growing demand. We also utilize Internet pathways with providers such as Verio and Cable & Wireless on a selective basis where we believe there is a measurable performance benefit to doing so. Through local connections with incumbent local exchange carriers, such as Qwest (formerly U S West), Verizon (formerly Bell Atlantic and GTE), SBC (including Southwestern Bell and Pacific Bell), BellSouth, and competitive telephone companies, such as Time Warner Telecommunications and AT&T Local, Sprint, MCI WorldCom and ICG, we can deliver customized services directly to a customer's cabinet. We purchase various types of communication circuits in bulk quantities and offer access to them to our customers. Because of our carrier neutrality, we can further enhance the reliability of our customer's applications by providing customized solutions to route traffic to alternative networks in the event of a failure of any single network. Additionally, we select the network connections which offer our customers the most appropriate performance and security characteristics for their business.

   By ordering carrier circuits and maintaining our own circuit connection equipment, we take responsibility for the link from the customers' equipment to the carrier's network. We connect our DNXs to these networks through multiple pathways. We guarantee the performance of our own network connections. Because we do not own the necessary pathways, we have contracts with several third party service providers, such as Qwest, AT&T Local, MCI WorldCom and ICG. Terms of our agreements with these service providers generally commit us to purchase fixed amounts of bandwidth and may include the ability to increase bandwidth as necessary. These agreements are generally non-cancelable by either us or the third party and include service fees based on rates negotiated on a contract-by-contract basis.

   Our network access and connectivity services include ongoing 24 hours a day, seven days a week, or 24x7, monitoring of network performance. We began offering network access and connectivity services in September of 1998. We receive both initial setup fees and recurring monthly revenue for these services. Our customers enjoy a variety of resold network connectivity and service guarantees as follows:

                                        Description
  Network Connectivity . Multiple types of private-line connections
                       . Internet
                       . Remote access modem lines
                       . Guaranteed 30 day installation
                       . Guaranteed 4 hour maximum time to repair
                       . Match carrier service level agreements for
                         availability
-------------------------------------------------------------------

 Value-Added Services

   We believe that our customers seek value-added services to enhance the reliability and performance of their applications. We employ 20 full-time engineers and technicians devoted to the evaluation, development and deployment of new value-added services. In addition, we enter into agreements with key technology providers to develop our value-added services. We intend to continue to develop new and enhanced services which we believe will be attractive to potential and existing customers.

   Multi-Provider Internet Access: InflowNet(TM) is an innovative Internet access solution which provides direct Internet access to the networks of multiple major Internet providers. We have executed master service agreements with certain providers to help ensure that we have available capacity to meet our customers' growing demand and utilize a variety of Internet providers. Many providers offer limited back-up options within their own network, but if individual networks fail, so does a customer's application. By managing for our customers Border Gateway Protocol v 4.0, an advanced Internet routing protocol, InflowNet(TM) provides reliability by re-routing traffic to another network should any individual Internet providers' network fail. In addition, we choose providers based on end-user reach, performance, architecture, ability to avoid congested network access points and available bandwidth, providing a very reliable, high-performance solution which we believe is appealing to e-businesses. We introduced InflowNet(TM) in September of 1999.

     Branded
     Service                           Description

  InflowNet(TM)  . Multi-provider Internet access solution
                 . Fixed (known as dedicated) or dynamic (known as
                     burstable) bandwidth capacity
                 . Expandable with increased demand
                 .  Two connections to the local area network known as
                    the Ethernet
                 . Guaranteed 100% uptime
                 . On-line bandwidth reports
                 . Guaranteed 30 day installation
----------------------------------------------------------------------

   Advanced Monitoring Applications: Our managed monitoring applications are designed to enhance the reliability and security of our customers' e-business applications. We began offering monitoring applications during the fourth quarter of 1998. These value-added services are based on applications developed in-house or by third-party software vendors. We receive both initial setup fees and recurring monthly revenue for these services. We currently offer our customers the following branded services on a 24x7 basis:

  Branded Service                         Description

  MonitorFlow(TM)   .  Equipment status monitoring on several levels
                    .  Based on FreshWater, Inc.'s SiteScope and in-house
                       developed software
                    .  Various levels of service from equipment level
                       monitoring to application transaction testing
                    .  Available end-user impact monitoring to help our
                       customers identify problems before their users do
                    .  Advance troubleshooting plan ensures speedy
                       resolution upon identification of a problem
                    .  Monthly customer reports provide statistics and
                       tracking information to help evaluate performance
                       trends and help in growth planning
---------------------------------------------------------------------------
                    .  Review and consultation on customer-developed
  SecureFlow(TM)       security policy
                    .  Based on Checkpoint Firewall-1 technology
                    .  Perimeter-based managed firewall, a type of security
                       feature, system tailored to individual security
                       policy
                    .  Guaranteed 30 day installation
                    .  Optional 100% uptime service level
---------------------------------------------------------------------------
  EvenFlow(TM)      .  Managed load balancing service
                    .  Based on Alteon Web switches
                    .  Provides increased server availability in high-
                       demand periods
---------------------------------------------------------------------------
  StorageFlow(TM)   .  Managed data storage
                    .  Data backup
                    .  Based on Managed Storage International and CreekPath
                       Systems software
---------------------------------------------------------------------------

Efficiently Replicable Technology Platform

   FlowTrack(TM) is a robust proprietary software program developed in-house that integrates and automates our business processes. This program allows us to quickly implement network and equipment provisioning through electronic work orders issued to technicians in each DNX. FlowTrack(TM) is a critical component to our 30 day up and running guarantee because it allows us to rapidly and efficiently expand our business across a broad network of fully-functional DNXs. Additionally, using FlowView(TM), our customers can access FlowTrack(TM) through the Internet and receive real-time status updates regarding their specific work orders and Internet usage statistics.

   FlowTrack(TM) gives our sales force online access to the latest Inflow service and pricing information, enabling them to provide service proposals to new and existing customers on a real-time basis. Using FlowTrack(TM), our sales force can instantly review pricing information, analyze profit margins and network and space capacity factors. This on-the-spot analysis allows our sales force to respond quickly and accurately to customer inquiries.

   FlowTrack(TM) is composed of the following three modules, each of which focuses on a different aspect of customer management:

  . Asset Management. This module records the configuration of customer applications, including equipment, communication circuits, cabling and power. Each record is given a unique identifier to allow us to better manage and monitor customer applications. Using this module, we are able to track network and space capacity and identify and plan for impending shortages.

  . Network Operations. This module records monitoring alarms and suggests operational procedures, maintenance and/or work orders to remedy the problems identified by the alarms. Also, as trouble spots are identified and subsequently resolved, they are added to our database, which allows us to more efficiently manage future problems for our customers and develop troubleshooting policies and maintenance activities. In addition, this module contains built-in intelligence relating to managing multiple networks and equipment.

  . Customer Account and Billing Management. The functions necessary to efficiently administer a customer account, including customer contact information, service requirements and service level agreements, are automated using this module. All billing information is contained in this module, which generates bills on a monthly basis, including monthly charges for recurring services as well for non-recurring charges based on work orders generated in the network operations module.

   FlowTrack(TM) v2.0, released in August, 2000, is a Web-based application accessible to our customers and employees. FlowTrack(TM) v2.0 is based on the NT platform and takes advantage of new technologies to allow for efficient expansion of our business and support for a larger number of DNXs and users. FlowTrack(TM) v2.0 further integrates with other external systems used in delivering our value-added services, managing sales leads and contacts, accounting and financial systems and human resources. We believe that this integration will more fully automate additional aspects of our business and provide us a competitive advantage by offering our customers the benefits of full functionality with these best-in-class systems.

   FlowTrack(TM) is designed to enable us to quickly and effectively integrate new applications and services such as load balancing and data storage and backup into our offerings. We believe that FlowTrack(TM) will also allow us to efficiently integrate the delivery of software applications to end-users remotely using the Internet, as more businesses seek to take advantage of the emerging application service provider model. Application service providers combine software, hardware and networking technologies to provide applications to customers for a fixed monthly per-user fee. As more of these applications become available, FlowTrack(TM) will enable us to take advantage of these new service offerings.

Our DNXs

   Our DNXs were originally designed with approximately 5,000 to 12,000 square feet of dedicated raised-floor hosting capacity and 10,000 to 20,000 gross square feet. During 1999, we increased the planned size of our future DNXs to approximately 30,000 to 40,000 gross square feet, of which approximately 20,000 square feet is dedicated to raised-floor hosting facilities. Depending on our perceived market opportunity, we will occasionally lease larger facilities and construct additional raised-floor area on a modular basis to our 20,000 square foot template. We believe that raised floor facilities of approximately 20,000 square feet are the optimal size due to the following reasons:

  . More Rapid Deployment. By limiting the size of a facility to approximately 35,000 gross square feet, it is typically easier to locate satisfactory sites. We generally lease properties in central business districts, which tend to have higher concentrations of carriers and fiber. This size facility also uses primarily off-the-shelf power and heating, ventilation and air conditioning, or HVAC, components, which are more readily available than the custom-built equipment required in larger facilities. This significantly speeds the site selection and deployment process. Our construction time is also reduced compared to that of larger facilities.

  . Lower Construction Costs. We have designed our facilities to maximize the efficiency of data center construction. For example, the size of our DNXs enables us to maximize the use of standardized power and HVAC components. Data centers with over 20,000 square feet of raised floor space typically require special-order components, which are more costly because of their limited production and the special architectures required to interconnect them.

  . Reduced Site Selection Risk. We believe that building raised floor facilities of approximately 20,000 square feet significantly reduces the risks of site selection when compared to larger data centers. Although we project that our present DNX size will sustain our customers' space needs for approximately three years after opening, we have the technology and expertise to add data centers in the same city and interconnect them. We implemented this "virtual data center" solution in Denver and found that some customers prefer to locate their equipment in two separate data centers in the same city to further enhance the reliability of their critical network architecture. Combined with our FlowTrack(TM) asset management module which tracks network and space capacity, we believe that we will be able to anticipate our customers' needs and efficiently add virtual data centers to multiple markets.

   We believe this size of facility will allow us to establish first-mover advantages in several new markets. We outsource a portion of the site selection, design and build-out process of our additional DNXs to real estate agents specializing in communications properties and to law firms able to negotiate our leases based on a master template. We believe that outsourcing these functions allows for even more rapid and efficient deployment of our additional DNXs.

Site Selection

   We target attractive markets that offer high concentrations of underserved e-business customers and minimal competition. Due to the low customer turnover rate in our industry, we feel it is important to establish a first-mover advantage in our target markets and believe we can leverage our experience in quickly constructing data centers, hiring and training employees and deploying our proprietary operating system in order to achieve this objective. In evaluating potential new markets, we generally concentrate on significant metropolitan statistical areas in the United States outside the top five. We internally rank these markets in order of priority based on a number of economic, competitive and demographic factors including presence and concentration of venture capital-backed companies and number of Internet domain name registrations. Additionally, we may consider expansion opportunities in metropolitan statistical areas in which we already have a DNX, such as in Denver, and we also expect to continue to further explore opportunities for international expansion.

   We believe that our geographic diversity allows us to not only be closer to our customers, but also provides our customers with greater reliability due to our avoidance of the limited number of primary network access points, which are becoming increasingly congested and where data packets are often lost in the transfer process.

Design and Build-out Process

   We have launched 12 DNXs over a short period of time and have built a team and set of processes to accelerate the design, construction, staffing and marketing of future DNXs. Our internal deployment team consists of 14 full-time professionals who manage outside consultants and construction personnel responsible for completing discrete elements of DNX construction. Based on experience, use of standardized construction processes and our proprietary design templates and systems architecture, we expect to activate a DNX within five to six months of selecting a host city. The following chart illustrates the timing involved in the deployment of a DNX:

                                    [CHART]

   Site Design/Build. The key elements of the DNX deployment process include site selection, lease negotiation, design, construction and commissioning. To accelerate deployment of our DNXs, our template is designed such that many of these elements occur concurrently and may be outsourced where appropriate. We employ multiple specialized real-estate firms to locate suitable properties in target cities based on a specified set of criteria. We retain multiple outside legal counsel specializing in real estate to negotiate leases based on a standard lease template. We retain outside firms to design DNXs using our proprietary blueprint that specifies each subsystem and component. Construction firms are hired regionally to speed local regulatory compliance and selected based on data center build experience. We have a standard configuration for our network switching area and network operations center architecture that is installed shortly thereafter. Upon completion, each data center subsystem is tested by an independent data center design firm and the network and service architecture is tested by our internal engineering team.

   Team Development. We generally hire a general manager up to six months in advance of expected DNX activation. During this time the general manager is trained in our systems and processes and works in several DNXs at varying stages of development. The general manager is primarily responsible for hiring the initial DNX team and is supported by our Denver-based human resources department. For instance, we generally hold an Inflow career fair approximately 8-12 weeks prior to expected activation date of a new DNX where upper management, human resources, national sales and engineering personnel hold over 100 interviews. We hire up to five sales professionals and ten network engineers and operations technicians before commissioning each DNX. Additional team members are added as customers contract for services.

   Marketing Program. Our marketing team develops prospect lists during the construction period to support pre-sales activities and advertises in local publications to promote awareness of our services. Special events are held for prospective customers both before and after data center activation.

Roll-out Schedule

   We currently have 21 DNXs in various stages of development and have selected several additional markets in which we are seeking appropriate DNX locations. The following table summarizes the location, size and status of our network of 21 DNXs open or currently under development.

                        Gross Square   Raised Floor   Operational     Lease
          DNX             Feet(1)        Space(2)       Date(3)     Expiration
  Denver 1                  8,400          5,200          7/98         2/08
  Minneapolis              15,900          8,300         10/99         8/09
  Raleigh-Durham           14,400          7,500         11/99         9/09
  Denver 2                  9,900          7,400          1/00         1/10
  San Diego                20,200         11,700          1/00        12/09
  Austin                   62,000         40,000          4/00        12/09
  Atlanta                  35,200         20,000          5/00         6/10
  Irvine                   35,100         20,000          6/00         1/10
  Pittsburgh               24,000         17,000          6/00         3/10
  Phoenix                  39,100         20,000          7/00         9/10
  Dallas                   60,200         33,800          8/00         8/10
  St. Louis                37,000         22,200          8/00         8/10
  Denver 3                 85,000         44,100          9/00         9/10
  Nashville                22,700         12,300         10/00        10/10
  Portland                 41,600         24,200         11/00        12/10
  Philadelphia             39,600         20,200          1/01         7/10
  Sacramento               18,900         11,200          2/01         9/10
  Seattle                  40,500         49,900          4/01         6/10
  Dublin, Ireland          27,700         24,600          4/01         8/10
  Miami (4)                54,300         20,000          5/01         1/11
  Toronto, Canada (4)      34,800         20,000          6/01        10/10
------------------------------------------------------------------------------

--------

(1) Approximate gross square footage under lease by us, including raised floor, administrative, sales, marketing, conference, dedicated customer, Network Operations Center and storage space.

(2) Approximate raised floor square footage allocated to, or reserved for, equipment colocation including customer cabinets and our equipment.

(3) Actual or, in the case of DNXs not operational by August 31, 2000, the expected date of operation. We generally expect to begin receiving revenue within 60 days of a DNX's operational date.

(4) Leases in Miami and Toronoto have been executed by InFlow and we anticipate, but cannot be assured, that such leases will be executed by the applicable landlords.

Infrastructure Specifications

   Each DNX includes the following features designed to offer maximum performance, security and reliability:

  . Uninterruptible Power Supply System. In order to provide uninterruptible power supplies to our customers' equipment, we connect to multiple power grids when available, feed power through uninterruptible power supplies, and provide stand-by diesel generators. Connecting to multiple power grids through separate power feeds ensures that no single-grid power loss will cause us to lose our primary power source. In the event of a temporary loss of power from the power grids, our uninterruptible power supply systems have enough capacity to supply a minimum of 120 minutes of power to a DNX. Our on-site diesel generator system is automatically brought on line within seven seconds of a power failure and can supply power to both AC and DC systems for a minimum of 24 hours before the on-site fuel tanks must be refilled.

   To further reduce potential interruptions, we use an "interlocking horseshoe" design in laying our power and network cables so that they never overlap in our DNXs. We believe this sub-floor routing of network and power cabling minimizes the potential for data network interference and expedites the fault location process. For security purposes, the mechanical and power system feeds are on the perimeter of the raised floor area and feed either AC or DC power cabling located under the raised floor. No one may access power cables and customer power connections without the assistance of one of our employees.

  . Advanced Security System. Customer access to each DNX is limited to a single reception area staffed by one of our employees who logs each entrance into the DNX. Access is further restricted by a card-access system located at the main entrance of the DNX and the entrance to the raised-floor space. All areas of the DNX are under continuous surveillance in the network operations center through a closed-circuit TV system. We maintain a rolling library of surveillance camera video tapes for 30 days.

  . Dual Fire Suppression System. We generally employ a fire suppression system based on dry-pipe water supplies to prevent accidental leakage, coupled with a VESDA early warning system and gas fire suppression system. These systems are designed to avoid any water being introduced into the raised floor area.

  . High Capacity HVAC System. Our HVAC systems ensure that our DNXs operate at a consistent temperature and humidity level. The temperature in our DNXs will average between 65 and 75 degrees and that relative humidity will average between 45 and 55 percent at all times.

  . Other DNX Features. In addition to the features described above, each DNX includes a self-contained local network operations center staffed 24x7 by our trained technicians, reserved testing and office space for our customers, and space for our local administrative, sales and marketing functions.

   We monitor all power, HVAC and fire-suppression systems on a 24x7 basis using an automated application under the supervision of our local operations staff. Component level failures are detected and trigger alarms at the local network operations center, allowing our trained personnel to quickly respond and ensure our systems are operational.

Sales and Marketing

   We primarily market our services and solutions through our direct sales force which is organized by geographic region and whose compensation is largely commission-driven. This sales force will be supplemented by our national sales team which is organized by customer segment. We are currently establishing other distribution channels and expect to continue reviewing possible arrangements with outside parties. However, we expect that substantially all of our revenues through the end of 2000 will be generated by direct sales.

   Direct Sales. Our direct sales force currently consists of 82 full-time, trained sales professionals responsible for developing new clients as well as new opportunities with existing clients. All sales professionals complete a comprehensive three-month training program. We have expanded our direct sales force from two to 82 individuals in the past year. We intend to continue to add to our direct sales force in parallel with our DNX build-out.

   Each DNX is typically staffed with one sales manager, up to six sales representatives and at least one sales engineer. Our sales engineers, most of whom hold degrees in network engineering, assist our sales representatives in the design and implementation of our customized offerings. Additionally, we have three regional sales managers, each of whom is located in one of the DNXs in their region and oversee the sales efforts of several local DNX sales personnel.

   Prior to opening a DNX, we focus on hiring and training salespeople and on conducting market analysis. We typically have each DNX fully-staffed at least 30 days prior to activation in order to commence the sales cycle in advance of opening the DNX. Our typical direct sales cycle is approximately three months and includes the following efforts:

  . Prospecting, qualifying and opportunity identification, especially for top regionally-recognized e-businesses to serve as anchors for DNXs;

  . Networking and cold-calling prospective customers and introducing them to our local DNXs and personnel;

  . Conferring with a prospective customer to select service terms and using FlowTrack(TM) to generate real-time price quotes and cost analysis;

  . Consulting on final network design and determining specific services for immediate or future implementation; and

  . Signing a contract, typically one to three years in duration, for initial services.

   We believe the structure of our direct sales efforts allows us to easily identify the needs of prospective and existing customers, devote significant attention to customer satisfaction and quickly offer new services to existing customers.

   Indirect Sales Channel. We expect to complement our direct sales efforts with a series of partnerships and alliances, which we call our lead agent program. Our lead agents are expected to include internet service providers, equipment vendors and resellers who have relationships with our target customer base. We are currently in discussions with candidates from each of these industries to become lead agents and expect to compensate our lead agents on a non-recurring success fee basis. We believe lead agents will function as an extension of our direct sales force and provide a significant source of leads and referrals.

   Marketing. To support our sales efforts and to actively establish and promote our brand awareness, we plan to further expand our comprehensive marketing programs. We currently employ 11 people in a variety of marketing activities, including preparing marketing research, service planning and collateral marketing materials, managing press coverage and other public relations, attending trade shows, seminars and conferences, hosting on-site events and maintaining and updating our Web site and brochure materials. During August, 2000, we introduced our channel sales program, Inflow Uptime Alliance. To date, this program includes approximately 15 participants, including local system integrators, value-added equipment resellers and web-design firms. We believe that we can further accelerate customer growth through this channel sales program. Members of the Inflow Uptime Alliance are compensated based on a percentage of monthly recurring revenue for customers which they refer.

Customers

   We provide a combination of colocation, network connectivity and value-added services to 189 customers, including Akamai, Email Knowledge, At Home (aka Excite@Home), Factual Data Corp., High Speed Access Corp., MapQuest.com, MessageMedia Inc., Northpoint Communications, Inc., Sandbox.com, Inc. and SciQuest.com, each of which currently generates recurring monthly revenues in excess of $10,000. Our customers are typically small to medium-sized e-businesses that are growing rapidly and require complex communication architectures and services. Our customers include business-to-business application providers, network providers and business-to-consumers enterprises. We believe that the emerging business-to-business market increases our market opportunity because these customers require more complex network architectures and greater information technology staff attention than network providers and business-to-consumer businesses. Our typical customer requires continuous uptime for their applications, multiple types of data circuits and has a limited information technology staff. Although our focus is on small to medium-sized businesses, we provide services to many nationally recognized entities as well. Currently, 73% of our customers are business-to-business and 15% of our customers are business-to-consumer.

   A relatively small number of customers account for a large percentage of our total revenues and we expect some degree of concentration will continue for the foreseeable future. For the year ended December 31, 1999, our top five customers accounted for approximately 46% of our revenue, including Verio, a potential competitor, which alone accounted for approximately 14% of our revenue during this period. No other customer individually represented more than 10% of revenue for the year ended December 31, 1999. Our customer base continues to be somewhat concentrated in that for the six months ended June 30, 2000, our top five customers accounted for approximately 32% of our revenue, with only one customer, MessageMedia, Inc., accounting for more than 10% of our revenue. For the six-month period ended June 30, 2000, MessageMedia and Verio accounted for approximately 12% and 5%, respectively, of our revenue. We expect some degree of customer concentration will continue for the foreseeable future. Our customer contracts are fairly standard and include provisions relating to warranties, confidentiality obligations, indemnification, term and termination.


Customer Support

   We believe the key to long-term success is providing best-of-class customer service and support. We also believe that e-business companies will demand increasing performance guarantees for their applications as a means of ensuring better service to their own customers. We believe that our service level agreements and customer support are among the best in our industry. Our services are generally covered by service level agreements, which specify exacting performance levels associated with availability and service repair time. For example, we guarantee that:

  . We will be ready to implement a customer's application within 30 days of signing a contract;

  .  Power will always be on; and

  . Purchasers of our InflowNet(TM) Internet access solution will have 100% uptime.

   To ensure that we meet our service level agreements each of our sites is managed by an extensively-trained and experienced general manager. Our general managers go through up to six months of hands-on, comprehensive training before they are assigned a site to manage. Typically, we expect a general manager to oversee a dedicated staff of approximately 30 trained technical and operations personnel who provide customer support 24x7. Staff members are empowered to make on-the-spot decisions, enabling them to address our customers' concerns immediately without referring the customer to another staff member.

   Each DNX contains a stand-alone network operations center and the necessary systems to install, test, monitor and repair customer network connections and value-added services on-the-spot. Customers interact with a local account team consisting of technical operations personnel, sales engineers and sales representatives. All operations personnel receive multiple levels of training to gain detailed knowledge of our DNX's physical, network and systems infrastructure as well as the configuration of our value-added services. By graduating from various internal and external training programs, operations personnel attain different certifications and become technical experts which we believe makes them highly qualified to provide excellent customer service.

   We also have constructed a central network operations center, located at our Denver, Colorado corporate headquarters, to provide advanced troubleshooting support to each remote site. Currently, we employ 24 of our most experienced network, information technology and software engineers for this additional layer of support. Our central network operations center staff can also serve as a backup for a DNX if necessary. Central operations personnel are primarily responsible for designing and implementing technical training for the individual site operations teams.

   In addition, FlowTrack(TM) provides automated service delivery to the customer. Specifically, FlowTrack(TM) allows us to track leads, develop service proposals and quotes, initiate work orders for network connections and value-added services, issue trouble reports for failure conditions and generate clear and concise bills. This automation allows for more efficient customer support activities.

Competition

   Our market is highly competitive and rapidly growing. We also believe that competition will likely increase in the future. We believe that we may compare unfavorably with some of our competitors with regard to, among other things, brand recognition, existing relationships with potential customers, available pricing discounts, capital availability, strategic relationships and existing contracts. We expect significant competition from several areas, including information technology and Internet outsourcing firms; national and regional Internet service providers; and global, regional and local communications companies. Currently, our solutions compete with the services offered by many companies, including AboveNet Communications, Akamai, AT&T Corp., Digital Island, Exodus Communications, Equinix, Frontier GlobalCenter, Globix, GTE Corporation, InterNAP, Level 3 Communications, MCI WorldCom, PSINet, Qwest, Sprint, Verio and the regional Bell operating companies, such as Verizon (formerly Bell Atlantic and GTE), SBC (including Southwestern Bell and Pacific
Bell), and BellSouth.

   We believe that the principal competitive factors in our market are the ability to locate the right expansion sites in new markets and achieve first-mover advantages in most markets, upgrade our service offerings to meet the changing needs of our customers, establish credibility and brand recognition in our markets, and successfully hire qualified personnel in the face of increasing competition for their services.

   Although several larger companies have entered or will enter our market, we believe we are positioned to compete favorably because:

  . We intend to remain carrier-neutral, providing our customers with the choices they desire, more reliable solutions, competitive pricing and greater access to new technology;

  . Our focus on multiple markets as opposed to concentrating on a few cities gives us geographic proximity to our customers, increased reliability through avoidance of network access point bottlenecks and, we believe, first-mover advantages in many of these markets; and

  . We provide complex network connectivity solutions, not only Internet connectivity, giving our customers the flexibility and solutions we believe they need.

   We generally focus on underserved customers with complex application needs. Despite our strategy, we may not be successful in differentiating ourselves or achieving widespread market acceptance of our solutions. Our expansion plans are aggressive and if we are unable to complete our DNXs in a timely manner, other companies may enter those markets before us, thereby putting us at a competitive disadvantage. We may not be able to compete successfully against current and future competitors. Some of our competitors and potential competitors have longer operating histories and significantly greater financial marketing and other resources than we do. These companies may also have more extensive customer bases and in some circumstances, own their networks and thereby may be able to achieve lower operating costs. Our competitors may be better able to compete in a price competitive market, bundle their products and services in a more competitive manner or form alliances or otherwise respond to changing technologies and customer needs. In addition, some competitors, such as incumbent local exchange carriers, such as Qwest (formerly U S West), Verizon (formerly Bell Atlantic and GTE), SBC (including Southwestern Bell and Pacific Bell), and BellSouth, are subject to federal regulations that require them to offer colocation to other local telephone companies and long distance carriers on an efficient, nondiscriminatory basis. These rules may enhance the attractiveness of the incumbent local exchange carriers' colocation offerings because they may be forced to offer more cost-effective or more attractive service offerings.

Intellectual Property and Proprietary Rights

   To protect our intellectual property, we rely on a combination of trademark and copyright law, trade secret protections and confidentiality agreements and other contractual arrangements with our employees, consultants and third parties. For example, "Inflow" is our trademark and is registered in the United States. We cannot be certain that the steps we have taken to protect our intellectual property rights will be adequate or that third parties will not infringe or misappropriate our proprietary rights. Moreover, effective trademark, copyright and trade secret protection may not be available in every country in which we may eventually operate to the same extent available in the United States. We may be unable to detect the unauthorized use of our intellectual property or take appropriate steps to enforce our intellectual property rights. Defending our intellectual property rights could also result in the expenditure of significant financial and managerial resources, which could harm our financial results.

   We enter into proprietary information and invention assignment agreements with our employees and consultants and control access to and distribution of our proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties, including departing employees, business partners and others, may attempt to copy or otherwise obtain and use our services and technology. Monitoring unauthorized use of our technology is very difficult, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. In addition, the laws in foreign countries may not protect our proprietary rights as fully as in the United States.

   Third parties may in the future assert copyright, trademark, patent and other intellectual property rights claims or initiate litigation against us or our suppliers or customers with respect to existing or future services. Although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert claims against us that we have misappropriated a trade secret or infringed a patent, copyright, trademark or other proprietary right belonging to them. Any infringement or related claims, even if not meritorious, could be costly and time consuming to litigate, may distract management from other tasks of operating the business and may result in the loss of significant rights and the loss of our ability to operate our business. See "Risk Factors--If we are unable to adequately protect our proprietary rights, our business will suffer" and "--If we become subject to infringement claims by third parties, we may be forced to divert significant resources away from the operation of our business."

Government Regulation

   Regulation of Our Telecommunications Services. Some of our services may be subject to regulation by federal and state telecommunications regulators. For example, the Federal Communications Commission, or FCC, and many states regulate the provision of transmission services to third parties, even when we do not own the transmission facilities used to provide those services. In addition, although some of the services may not be regulated now, federal or state regulators may expand current regulations to include additional services we offer. The nature and extent to which our communications services are regulated affects the scope of our services, our profitability and the degree to which other companies can successfully compete with us.

   The FCC regulates the provision of interstate telecommunications services, including interstate long distance services and physically intrastate services that are used to originate and terminate interstate long distance communications. The FCC also regulates many of the terms and conditions under which incumbent local exchange carriers must permit competition by competitive local exchange carriers. We are not an incumbent local exchange carrier, but may be considered or become a competitive local exchange carrier in some states. In addition, in many instances the FCC and the state public utilities commissions share jurisdiction over facilities that are used to provide both interstate and intrastate communications services.

   Federal Telecommunications Regulation. The FCC has authority to regulate interstate telecommunications services. The FCC has not definitively determined the boundaries of the telecommunications service category, and therefore the exact scope of services subject to the FCC's jurisdiction remains unclear. Under current FCC requirements, we do not need either prior authorization or a tariff to offer interstate access services. It is possible, however, that a prior authorization or a tariffing requirement could be imposed in the future.

   To the extent we provide telecommunications services, we must, among other things:

  . contribute to certain funds, including the Universal Service Fund, the Telecommunications Relay Service Fund, and a fund intended to recover the costs of administering the use of telephone numbers;

  . provide telecommunications services at just, reasonable, and nondiscriminatory rates;

  . interconnect directly or indirectly with the facilities and equipment of other telecommunications carriers;

  . be subject to complaints in court or at the FCC for failure to comply with the Communications Act or the FCC's rules;

  . install network features, functions, or capabilities that comply with guidelines and standards governing accessibility by individuals with disabilities and interconnectivity with other networks;

  . comply with certain network design requirements in order to assist law enforcement personnel; and

  . comply with statutory and regulatory requirements regarding unauthorized changes in a customer's pre-subscribed carrier.

   These requirements will increase our costs of doing business.

   In addition, to the extent we are considered a local exchange carrier, that is, to the extent we provide local telephone service or interstate access services, we must comply with certain duties set out in the Communications Act, including:

  . not to prohibit or unreasonably restrict resale of our telecommunications services;

  .  to provide number portability;

  .  to provide dialing parity;

  . to afford access to poles, ducts, conduits, and right-of-way to competing providers of telecommunications services; and

  . to establish reciprocal compensation arrangements for the transport and termination of telecommunications.

   These requirements will increase our costs of doing business and may limit the manner in which we provide some of our services.

   The Communications Act and the FCC's rules impose additional requirements on incumbent local exchange carriers, such as Qwest (formerly U S West), Verizon (formerly Bell Atlantic and GTE), SBC (including Southwestern Bell and Pacific
Bell), and BellSouth. We are not considered an incumbent local exchange carrier. However, the requirements imposed on incumbent local exchange carriers affect the ability of those entities to compete and therefore may indirectly affect us. For example, the FCC has granted incumbent local exchange carriers considerable pricing flexibility and is likely to further relax regulation of the incumbent local exchange carriers' rates in the near future. Consequently, the incumbent local exchange carriers may be able to compete aggressively on price against certain of our services. In addition, the Communications Act and the FCC's rules require the incumbent local exchange carriers to offer colocation on an efficient, nondiscriminatory basis. Those requirements may enhance the attractiveness of the incumbent local exchange carriers' colocation services to our target customers and therefore render the incumbent local exchange carriers more potent competitors. The FCC's rules recently were vacated in part by the D.C. Circuit, but the remaining rules still are likely to have this effect. On remand, the FCC has initiated a proceeding to amend and possibly expand its rules.

   State Telecommunications Regulation. State public utilities commissions have jurisdiction over the provision of intrastate communications services. Some of our communications services may be classified as intrastate and therefore may be subject to extensive state regulation. The nature of such regulation varies from state to state, but in some states it may be more extensive than the regulations imposed by the FCC.

   Intrastate regulatory requirements are changing rapidly and will continue to change. The inability to obtain state approvals to initiate or expand our services could have a material adverse effect on our business and results of operations.

   While we believe that the law regarding regulation of these and similar types of services is unclear in certain jurisdictions in which we currently operate or intend to operate, and we continue to evaluate our status with counsel, it is possible that we have provided certain telecommunications services without the requisite regulatory approval or certification in a limited number of jurisdictions.

We may also be required to obtain and to apply for similar authorizations in other states in which we expect to operate in the future. Our failure to have held any required authorizations and to have been registered or certified previously could expose us to risks, including substantial fines, third-party lawsuits and potential inability to continue our operations. See "Risk Factors--Our failure to hold required authorizations and to be registered with, or certified by, applicable regulatory authorities could result in potential penalties or other adverse consequences," "--We may encounter difficulties if we are required to apply for, and obtain, necessary authorizations in other states in which we expect to operate," "--Delays in obtaining or failure to obtain regulatory approvals could negatively affect our intended rollout of services," "--Regulation as a carrier will subject us to ongoing regulation at the state and federal levels and could result in increased costs and other competitive disadvantages," and "--Change in current or future regulations, or legislative or judicial initiatives related to the telecommunications industry could negatively affect our business."

   Regulation of the Internet. There is currently only a small body of laws and regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted at the federal, state and local levels with respect to the Internet, covering issues such as user privacy, freedom of expression, pricing, characteristics and quality of products and services, taxation, advertising, intellectual property rights, information security and the convergence of traditional telecommunications services with Internet communications. The adoption of any such laws or regulations might decrease the growth of the Internet, which in turn could decrease the demand for our services or increase the cost of doing business. In addition, applicability to the Internet of existing laws governing issues such as property ownership, copyrights and other intellectual property issues, taxation, libel, obscenity and personal privacy is uncertain. See "Risk Factors--If the government modifies or increases its regulation of the Internet, the provision of our services could become more costly and the use of the Internet may decline."

Employees

   We had 363 full-time employees as of June 30, 2000, of which we had 11 in marketing, 82 in sales, 130 in operations, 29 in engineering, information technology and product development, 23 in software development, eight in business process automation, 14 in expansion and 66 in management and administration. Our employees are not represented by any collective bargaining organization and we consider our relations with our employees to be good. Competition for qualified personnel in our industry is intense. We believe that we will need to continue to attract, hire and retain qualified personnel to be successful in the future.

Facilities

   Our principal executive offices are located in Denver, Colorado. In addition to our headquarters, we have leases for our DNXs in the following cities:
Atlanta; Austin; Dallas; Denver (three locations); Dublin, Ireland; Irvine; Miami; Minneapolis; Nashville; Philadelphia; Phoenix; Pittsburgh; Portland; Raleigh-Durham; Sacramento; San Diego; Seattle; St. Louis; and Toronto, Canada.

Legal Proceedings

   We are not a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

   The following table provides information about our executive officers and directors:

Name                     Age                            Position
Arthur H. Zeile.........  36 President, Chief Executive Officer and Chairman of the Board of
                             Directors

Joel C. Daly............  31 Vice President, Chief Operating Officer, Secretary and Director

James W. McHose, III....  36 Vice President, Chief Financial Officer and Treasurer

Dr. Yousif Asfour.......  37 Vice President and Chief Technical Officer

Bruce E. Cunningham.....  31 Vice President, Business Development

Robert J. Gedrose.......  41 Vice President, Sales

Nancy B. Printz.........  33 Vice President, General Counsel and Assistant Secretary

Donald F. Detampel,       45 Director
 Jr.....................

Andrew J. Armstrong,      44 Director
 Jr.....................

Stephen O. James........  56 Director

Scott B. Perper.........  44 Director

G. Jackson Tankersley,    51 Director
 Jr.....................

   Arthur H. Zeile co-founded Inflow and has served as our President, Chief Executive Officer and director since our inception in September 1997 and the Chairman of our board of directors since April 1999. From July 1994 to May 1997, he was Vice President of Sales and Marketing for LINK-VTC, a videoconferencing services company. From 1992 to 1994, he was a Software Program Manager for The Automation Group, an organization providing client-server database applications. Mr. Zeile also served as an Executive Officer for the U.S. Air Force Satellite Communications Program Office, supporting the 150-man Milstar Satellite program. Mr. Zeile received his master's degree in public policy from Harvard University and his bachelor of science degree in astronautical engineering from the U.S. Air Force Academy.

   Joel C. Daly co-founded Inflow and has served as our Vice President, Chief Operating Officer, Secretary and director since our inception in September 1997. From 1993 to May 1997, he was Vice President of Operations for LINK-VTC. From 1990 to 1993, he was Chief of Scheduling and Cost Estimator for the Milstar Satellite program in the U.S. Air Force. Mr. Daly received his master's degree in business administration from Loyola Marymount University and his bachelor of science degree in management from the U.S. Air Force Academy.

   James W. McHose, III has served as our Vice President, Chief Financial Officer and Treasurer since September 1999, full-time since January 1, 2000. From July 1996 to September 1999, he was Vice President of Finance for FrontierVision Partners, LP, a cable television company. From 1987 to July 1996, he was a Senior Manager in the Information, Communications and Entertainment practice of KPMG Peat Marwick, LLP, a certified public accounting firm. Mr. McHose received his bachelor of science degree in accounting from Southern Illinois University.

   Dr. Yousif Asfour has served as our Vice President and Chief Technology Officer since January 2000. From August 1999 to December 1999 he served as our Director, Software Development. From January 1999 to August 1999, he was a Systems Architect with Sapient. From 1996 to 1999, he was Director of Software and Systems Development with Smart Route Systems. From 1994 to 1996, he was a Senior Consultant with Symmetrix. Dr. Asfour received his Ph.D. in cognitive and neural systems from Boston University and his master of science and bachelor of science degrees in electrical engineering from the Northeastern University.

   Bruce E. Cunningham has served as our Vice President, Business Development since January 2000. From September 1996 to January 2000, he was an associate with Brobeck, Phleger & Harrison LLP. Prior to that time, Mr. Cunningham attended the University of Virginia School of Law, where he received his juris doctor degree. Mr. Cunningham received his bachelor of arts degree in economics from Trinity University.

   Robert J. Gedrose has served as our Vice President, Sales since July 1998. From July 1997 to July 1998, he was the Executive Vice President of Commonwealth Telephone Enterprises, a competitive telephone company. From February 1994 to April 1997, he was a Vice President and General Manager for MFS Communications, a competitive telephone company. Mr. Gedrose received his bachelor of science degree in economics from Williamette University.

   Nancy B. Printz has served as our Vice President and General Counsel since January 2000 and our Assistant Secretary since July 1999. From May 1999 to December 1999, she served as our Chief Legal Officer. From September 1995 to April 1999, she was an attorney with Steiner, Darling, Hutchinson & Wilson LLP where she served as both an associate and as of counsel. From September 1992 to August 1995, she was an attorney in the corporate department of Davis, Graham & Stubbs. Ms. Printz received her bachelor of arts degree in political science from Emory University and her juris doctor degree from Yale Law School.

   Donald F. Detampel, Jr. has served on our board of directors since February 2000. Mr. Detampel is currently the Chief Executive Officer of OneSecure. From December 1998 to February 2000, Mr. Detampel served as President of Global Center Inc., a wholly-owned subsidiary of Global Crossing, Ltd. From March 1998 to November 1998, Mr. Detampel was President of Enhanced Services for Frontier Corporation. From February 1996 to March 1998, Mr. Detampel served as President of ConferTech International, and from April 1990 to February 1996, he served as President of Schneider Communications. Mr. Detampel received his bachelor of science degrees in mathematics and physics from St. Norbert College.

   Andrew J. Armstrong, Jr. has been a director of InFlow since June 2000. Since October 1999 he has served as a principal of Spire Capital Partners, L.P. Mr. Armstrong has also served as a principal of Waller-Sutton Management Group since its formation in early 1997. From 1985 to 1996, Mr. Armstrong was a principal of Waller Capital Corporation. He also serves as a director of Lionheart Newspapers, PowerAdz Corporation and The Golf Channel. Mr. Armstrong received his Bachelor of Arts degree in economics from Duke University.

   Stephen O. James has served as a consultant to us since December 1998 and on our board of directors since March 1999. Since 1995, Mr. James has served as an independent business consultant for numerous companies, including us. Mr. James also serves on the board of directors of SCC Communications. He received his bachelor of arts degree in economics from Denison University.

   Scott B. Perper has served on our board of directors since April 1999. Since February 1995, Mr. Perper has been a Managing Partner of First Union Capital Partners, Inc., a subsidiary of First Union

Corporation. Mr. Perper is a Senior Vice President of First Union Corporation and First Union National Bank of North Carolina. Mr. Perper received his bachelor of arts degree in government and legal studies from Bowdoin College and his masters in business administration from the Graduate School for Business Administration of Harvard University.

   G. Jackson Tankersley, Jr. has served on our board of directors since November 1999. Since September 1998, he has served as Managing Member of Meritage Investment Partners, LLC, the general partner and sponsor of various private equity funds. From 1981 to October 1997, Mr. Tankersley was a General Partner of the Centennial Funds. Mr. Tankersley received his bachelor of arts degree in economics from Denison University and his masters in business administration from Dartmouth College, Amos Tuck School of Business.

Board Composition

   Upon the closing of this offering our board will consist of seven directors. In accordance with the terms of our amended certificate of incorporation, the terms of office of the board of directors will be divided into the following three classes, serving staggered three-year terms:

  . Messrs. Armstrong and Tankersley will serve as our Class I directors, whose term will expire at the annual meeting of stockholders to be held in 2001 (or a special meeting held in lieu of the annual meeting);

  . Messrs. Perper and Daly will serve as our Class II directors, whose term will expire at the annual meeting of stockholders to be held in 2002 (or a special meeting held in lieu of the annual meeting); and

  . Messrs. James, Detampel and Zeile will serve as our Class III directors, whose term will expire at the annual meeting of stockholders to be held in 2003 (or a special meeting held in lieu of the annual meeting).

   As a result, only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective terms. This classification of our board of directors may have the effect of delaying or preventing a change in control or management.

   All directors were nominated and elected as directors by the holders of our common and preferred stock in accordance with provisions of our current stockholders agreement. These provisions of our stockholders agreement will terminate upon the completion of this offering. Each of the individuals will remain as a director until their resignation or until their replacement. Please see "Related-Party Transactions--Stockholders' Agreement."

Board Committees

   Our board of directors has an audit committee and a compensation committee.

   The audit committee of our board of directors reviews and monitors our internal accounting procedures and reviews the results and scope of the annual audit and other services provided by our independent accountants. The audit committee also consults with our management and our independent auditors prior to the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the audit committee is responsible for considering and recommending the appointment of, and reviewing fee arrangements with, our independent auditors. The current members of the audit committee are Stephen O. James, Donald F. Detampel, Jr. and Scott B. Perper.

   The compensation committee of our board of directors reviews and makes recommendations to the board regarding the compensation and benefits provided to our key executive officers and directors, including stock compensation and loans. In addition, the compensation committee reviews policies regarding compensation arrangements and benefits for all of our employees. As part of the foregoing, the compensation committee also administers our 2000 stock incentive plan. The current members of the compensation committee are Arthur H. Zeile, G. Jackson Tankersley, Jr., Andrew J. Armstrong, Jr. and Scott B. Perper, with one vacancy remaining on the committee. Mr. Zeile does not participate in the determination of his own compensation.

Director Compensation

   Our directors do not currently receive compensation for attendance at board meetings or board committee meetings. However, our directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with their attendance at board and board committee meetings. Employee directors are eligible to participate in our 1997 stock option/stock issuance plan and will also be eligible to receive equity incentives, in the form of stock option grants or direct stock issuances, under our 2000 stock incentive plan.

   Non-employee board members will receive option grants at periodic intervals under the automatic option grant program of the 2000 stock incentive plan of 15,000 upon their initial appointment and 5,000 annually thereafter upon each reelection. They will also be eligible to receive discretionary option grants under the discretionary option grant program of such plan.

   Pursuant to the 1997 stock option/stock issuance plan, in 1999 we granted Mr. James options to purchase 81,799 shares of our common stock and in January of 2000 we granted Mr. James options to purchase 40,899 shares of our common stock. The 81,799 options granted during 1999 have an exercise price of $0.27 and vest in equal monthly installments over 36 months. The 40,899 options granted in 2000 have an exercise price of $1.46 and vest in equal monthly installments over 12 months.

   In February of 2000, Mr. Detampel was granted options to purchase 40,899 shares of our common stock under the 1997 stock option plan at an exercise price of $2.93. These options vest in equal monthly installments over 12 months.

   Other than Mr. James and Mr. Detampel, none of our directors has been granted any options to purchase shares of our common stock.

Compensation Committee Interlocks and Insider Participation

   In April 1999, we formed our compensation committee, comprised of Arthur H. Zeile, G. Jackson Tankersley, Jr., Andrew J. Armstrong, Jr. and Scott B. Perper, with one vacancy remaining on the committee. Mr. Zeile is our President and Chief Executive Officer. Prior to such date, all compensation decisions were made by our full board of directors. Following this offering, the compensation committee will continue to make recommendations to the board regarding all of our compensation decisions. For more information regarding transactions entered into between us and the members of our compensation committee. Please see the section entitled "Related-Party Transactions."

Executive Compensation

   The following table sets forth the approximate cash compensation (including cash bonuses) paid or awarded by us for the fiscal year ended December 31, 1999 to (i) our Chief Executive Officer and (ii) all of our executive officers whose salary and bonus for fiscal year 1999 exceeded $100,000. These individuals are collectively referred to as Named Executive Officers.

                           Summary Compensation Table

                                                      Long-Term
                                                     Compensation
                                                        Awards
                                                     ------------
                             Annual Compensation      Securities
                             --------------------     Underlying   All Other
Name and Principal Position  Salary ($) Bonus ($)      Options    Compensation
---------------------------  ---------- ---------    ------------ ------------
Arthur H. Zeile, President
 and Chief Executive
 Officer....................  $ 44,272  $100,000           --         $300(1)
Joel C. Daly, Vice
 President, Chief Operating
 Officer and Secretary......  $ 44,274  $100,000           --         $300(1)
Robert J. Gedrose, Vice
 President, Sales...........  $111,373  $ 10,750        81,799        $700(1)
James W. McHose, III, Chief
 Financial Officer and
 Treasurer..................  $  4,500  $242,110(2)    245,397        $135(1)

--------
(1) Represents our 401(k) match.
(2) Includes 40,000 shares of Series A preferred stock sold to Mr. McHose at $3.50 per share on October 15, 1999, a discount of $6.02 per share from the then fair market value of preferred stock.

           Option Grants in Fiscal Year Ended December 31, 1999

                                                                                                     Potential Realizable
                                                                                                       Value at Assumed
                                  Percent of                                                         Annual Rates of Stock
                    Number of    Total Options                                         Option Value   Price Appreciation
                      Shares      Granted to                 Fair Market                 Based on       For Option Term
                    Underlying     Employees   Exercise or Value of Options             Midpoint of         ($)(2)
                     Options       in Fiscal   Base Price  on Date of Grant Expiration Our Estimated ---------------------
Name              Granted (#)(1)   Year (%)     ($/sh)(1)       ($/sh)         Date      Range ($)       5%        10%
----              -------------- ------------- ----------- ---------------- ---------- ------------- ---------- ----------
Arthur H Zeile..         --           --            --            --              --           --           --         --
Joel C. Daly....         --           --            --            --              --           --           --         --
Robert J.
 Gedrose........      81,799            4%        $0.27         $1.85        06/01/09   $1,204,899   $1,976,263 $3,160,713
James W. McHose,
 III............     245,397           12%        $0.27         $2.37        08/17/09   $3,614,697   $5,928,791 $9,482,140

--------
(1) These options are incentive stock options that were granted at an exercise price of $0.27 per share. These incentive stock options are immediately exercisable and vest over a period of four years from their grant date at a rate of 25% after one year of service and in equal monthly installments over the next 36 months of service. All unvested exercised options are subject to our right of repurchase at the option base price if the holder terminates their service with us prior to vesting. The potential realizable value is based on the term of the option at the time of grant, which is ten years for each of the options set forth in this table. All amounts have been calculated using the midpoint of our estimated range as the base value and assumed annual rates of stock price appreciation of 5% and 10%.
(2) The 5% and 10% assumed annual rates of stock price appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the company's estimate or projection of future common stock prices.

 Aggregated Option Exercises in the Last Fiscal Year and Fiscal Year End Option
                                     Values

                          Number of Securities
                         Underlying Unexercised        Value of Unexercised
                           Options at Fiscal           In-the-Money Options
                              Year End (#)          at Fiscal Year End ($)(1)
                      ---------------------------- ----------------------------
Name                  Exercisable(2) Unexercisable Exercisable(2) Unexercisable
----                  -------------- ------------- -------------- -------------
Arthur H. Zeile......        --           --                --         --
Joel C. Daly.........        --           --                --         --
Robert J. Gedrose....    245,397(3)       --         $3,645,781        --
James W. McHose,
 III.................    245,397          --         $3,614,697        --

--------
(1) In the table above, the value of unexercised in-the-money options is based on the midpoint of our estimated range, minus the per share exercise price multiplied by the number of shares.
(2) These options are immediately exercisable and vest over a period of four years from their grant date at a rate of 25% after one year of service and in equal monthly installments over the next 36 months of service. All unvested exercised options are subject to our right of repurchase at the option base price if the holder terminates their service with us prior to vesting.
(3) Includes 163,598 options granted in 1998 at an exercise price of $.09 per share.

     Option Grants to Executive Officers and Directors in Fiscal Year 2000

                            Number of
                             Shares
                           Underlying    Exercise or   Midpoint
                         Options Granted Base Price  of Estimated    Value of
Name                           (#)         ($/sh)    Range ($/sh) Options ($)(1)
----                     --------------- ----------- ------------ --------------
Bruce E. Cunningham.....     190,865        $1.46       $15.00      $2,584,312
Nancy B. Printz.........      27,266        $1.46       $15.00      $  369,181
Donald F. Detampel,
 Jr.....................      40,899        $2.93       $15.00      $  493,651
Stephen O. James........      40,899        $1.46       $15.00      $  553,772

--------
(1) In the table above, the value of options is based on the midpoint of our estimated range, minus the per share exercise price multiplied by the number of shares.

2000 Stock Incentive Plan

 Introduction

   The 2000 stock incentive plan is the successor program to our 1997 stock option/stock issuance plan. The 2000 stock incentive plan will be adopted by the board of directors and approved by our stockholders prior to the date of this offering. The 2000 stock incentive plan will be administered by our compensation committee. All outstanding options under our 1997 stock option/stock issuance Plan will be transferred to the 2000 stock incentive plan upon the closing of this offering, and no further option grants will be made under the predecessor plan. The transferred options will continue to be governed by their existing terms. Except as otherwise noted, the transferred options have substantially the same terms as those for grants to be made under the 2000 stock incentive plan.

   Outstanding options under the predecessor plan will be incorporated into the 2000 stock incentive plan upon the date of this offering, and no further option grants will be made under that plan. The incorporated options will continue to be governed by their existing terms, unless the compensation committee extends one or more features of the 2000 stock incentive plan to those options. However, except as otherwise noted below, the outstanding options under the predecessor plans contain substantially the same terms and conditions summarized below for the discretionary option grant program under the 2000 stock incentive plan.

 Share Reserve

   7,646,665 shares of common stock have been authorized for issuance under the 2000 stock incentive plan. This share reserve consists of the shares estimated to remain available for issuance under our 1997 stock option/stock issuance plan, and the shares subject to outstanding options thereunder, plus an increase to be effected prior to the closing of this offering. The share reserve will automatically increase on the first trading day in January of each calendar year, beginning January

2001, by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day in December in the preceding calendar year, but in no event will this annual increase exceed 1,500,000 shares. In addition, in no event may one participant in the 2000 stock incentive plan receive option grants or direct stock issuances for more than 950,000 shares in the aggregate per calendar year.

 Programs

   The 2000 stock incentive plan will be divided into five separate programs:

  . the discretionary option grant program under which eligible individuals employed by us may be granted options to purchase shares of common stock at an exercise price determined by the plan administrator;

  . the stock issuance program under which eligible individuals may be issued shares of common stock directly, through the purchase of these shares at a price determined by the plan administrator or as a bonus tied to the performance of services;

  . the salary investment option grant program which may, at the plan administrator's discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to use a portion of their base salary to acquire special below market stock option grants;

  . the automatic option grant program under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

  . the director fee option grant program under which our non-employee board members may be given the opportunity to use a portion of any retainer fee otherwise payable to them in cash for the year to acquire special below market stock option grants.

 Plan Features

   The 2000 stock incentive plan will include the following features:

  . The exercise price for any options granted under the plan may be paid in cash or with mature shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

  . The discretionary option grant and stock issuance programs will be administered by our compensation committee. This committee will determine which eligible individuals are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of subject to each such grant or issuance, the exercise or purchase price for each such grant or issuance (which may be less than, equal to or greater than the fair market value of the shares), the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The committee will also select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is activated for one or more calendar years. Neither the compensation committee nor the board will exercise any administrative discretion with respect to option grants made under the salary investment option grant program or under the automatic option grant program or director fee option grant program for the non-employee board members.

  . The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of common stock on the new grant date.

  . Stock appreciation rights may be issued under the discretionary option grant program. Such rights will provide the holders with the election to surrender their outstanding options for an appreciation distribution from us equal to the fair market value of the vested shares of common stock subject to the surrendered option less the exercise price payable for those shares. We may make the payment in cash or in shares of common stock.

  . The exercise price for the options may be paid in cash or in shares of our common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the compensation committee may allow a participant to pay the option exercise price or direct issue price (and any associated withholding taxes incurred in connection with the acquisition of shares) with a full-recourse, interest-bearing promissory note.

 Change in Control

   The 2000 stock incentive plan will include change in control provisions that may result in the accelerated vesting of outstanding option grants and stock issuances:

  . In the event that we are acquired by merger or asset sale or a board-approved sale of more than 50% of our capital stock, each outstanding option under the discretionary option grant program that is not assumed or continued by the successor corporation will immediately become exercisable for all the option shares, and all unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation.

  . The compensation committee may grant options and issue shares which will accelerate (i) upon an acquisition even if the options are assumed and repurchase rights assigned, (ii) in connection with a hostile change in control (effected through a successful tender offer for more than 50% of our outstanding voting stock or by proxy contest for the election of board members) or (iii) upon a termination of the individual's service following a change in control or hostile take-over.

   The board will be able to amend or modify the 2000 stock incentive plan at any time, subject to any required stockholder approval. The 2000 stock incentive plan will terminate no later than June 30, 2010.

2000 Employee Stock Purchase Plan

   The 2000 employee stock purchase plan will be adopted by the board of directors and approved by our stockholders prior to the date of this offering. The plan will become effective immediately upon the execution of the underwriting agreement for this offering. The plan is designed to allow our eligible employees to purchase shares of our common stock, at semi-annual intervals, through their periodic payroll deductions. A total of 750,000 shares of common stock may be issued under the plan.

   The plan will have a series of successive offering periods, each with a maximum duration of 24 months. However, the initial offering period will begin on the day the underwriting agreement is executed in connection with this offering and will end on the last business day in April 2002. The next offering period will begin on the first business day in May 2002, and subsequent offering periods will be set by our compensation committee.

   Individuals who are eligible employees on the start date of any offering period may enter the plan on the start date or on any subsequent semi-annual entry date. Individuals who become eligible employees after the start date of the offering period may join the plan on any subsequent semi-annual entry date within that period.

   A participant may contribute up to 15% of his or her base salary through payroll deductions and the accumulated payroll deductions will be applied to the purchase of shares on the participant's behalf on each semiannual purchase date (the last business day in April and October of each year). The purchase price per share will be 85% of the lower of the fair market value of our common stock on the participant's entry date into the offering period or the fair market value on the semi-annual purchase date. The first purchase date will occur on the last business day in October 2000. In no event, however, may any participant purchase more than 1,000 shares, nor may all participants in the aggregate purchase more than 187,500 shares on any one semi-annual purchase date. Should the fair market value of the common stock on any semi-annual purchase date be less than the fair market value on the first day of the offering period, then the current offering period will automatically end and a new offering period will begin, based on the lower fair market value.

   The board will be able to amend or modify the plan at any time. The plan will terminate no later than the last business day in June 2010.

401(k) Plan

   We have an employee plan that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. The 401(k) plan allows our employees to defer up to 15% of their pre-tax earnings, subject to the Internal Revenue Services annual contribution limit. At our discretion, we may make matching contributions to the 401(k) plan. As of December 31, 1999, we have made $22,427 in matching contributions under the 401(k) plan.

Employment Agreements

   We do not currently have any employment agreements with any of our employees.

Limitation of Liability and Indemnification Matters

   Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. This limitation of liability does not apply to liabilities arising under the federal securities laws. Our bylaws provide that we shall indemnify each of our directors and officers against expenses (including attorney's fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with a n proceeding arising by reason of the fact that such person is or was one of our directors or officers or serving as director or officer of another corporation, partnership, joint venture, trust, or other enterprise at our request. We have also entered into agreements to indemnify directors and certain executive officers. With respect to the indemnification of directors and officers for liabilities arising under the Securities Act, the SEC has opined that this indemnification is against public policy, as expressed in the Securities Act, and is therefore unenforceable.

                           RELATED-PARTY TRANSACTIONS

Sales of Common Stock

   In September 1997, we issued and sold 2,726,643 shares of our common stock to each of Arthur H. Zeile, our president, chief executive officer and Chairman of our board of directors and a 5% stockholder, and Joel C. Daly, our chief operating officer, director and a 5% stockholder, in exchange for $1,000 in the aggregate from each.

   In December 1998, we issued and sold 163,598 shares of our common stock to Stephen O. James, one of our directors, in exchange for his execution and delivery of a promissory note secured by the shares and a stock pledge agreement in the amount of $14,400. In October 1999, we forgave the balance of the note in payment for consulting services rendered by Mr. James to us.

Convertible Promissory Notes

   Between September 1997 and January 1999, Mr. Daly loaned an aggregate of $610,000 to us, at an interest rate of 8% per year. The loan by Mr. Daly was paid in full by us when, in April 1999, Mr. Daly converted his promissory notes into 187,381 shares of our Series A preferred stock.

   Between September 1997 and February 1999, Mr. Zeile loaned an aggregate of $610,000 to us, at an interest rate of 8% per year. The loan by Mr. Zeile was paid in full by us when, in April 1999, Mr. Zeile converted his promissory notes into 186,858 shares of our Series A preferred stock.

Sales of Preferred Stock

   The Series A, Series B and Series C convertible preferred stock have voting, liquidation, dividend and redemption rights more favorable than those of our common stock. Upon the closing of this offering, the outstanding shares of Series A, Series B and Series C convertible preferred stock will automatically convert into a total of 48,578,457 shares of common stock, or a per share conversion ratio of 1 preferred share for approximately 2.73 shares of common stock in light of the expected stock split of approximately 2.73 for 1 to be effected prior to the closing of this offering.

  Series A

   In April 1999, we issued and sold 2,857,143 shares of our Series A preferred stock to First Union Capital Partners, Inc., a 5% stockholder of Inflow, at a per-share purchase price of $3.50. One of our directors, Scott B. Perper, is a managing partner of First Union Capital Partners, Inc.

   In April 1999, we issued 187,381 shares of our Series A convertible preferred stock to Mr. Daly at a per-share price of $3.50. Mr. Daly converted his existing promissory notes and related accrued interest aggregating $655,833 into 187,381 shares of Series A convertible preferred stock.

   In April 1999, we issued 186,858 shares of our Series A convertible preferred stock to Mr. Zeile at per-share price of $3.50. Mr. Zeile converted his existing promissory notes and related accrued interest aggregating $654,003 into 186,858 shares of Series A convertible preferred stock.

   In October 1999, we issued 40,000 shares of our Series A convertible preferred stock to James W. McHose, III, our Vice President, Chief Financial Officer and Treasurer, at below fair market value at a per-share price of $3.50, a discount of $6.02 per share from the then fair market value of our preferred stock. In connection with the sale, we loaned an aggregate of $87,500 to Mr. McHose at an interest rate of 6%. The full-recourse promissory note, due on or before October 15, 2002, was also secured by 25,000 shares of Series A convertible preferred stock through a stock pledge agreement. We have the right to repurchase such 25,000 shares of Series A convertible preferred stock from Mr. McHose at $3.50 per share if he discontinues his employment with us before October 15, 2002.

  Series B

   In October 1999, we issued and sold 2,298,851 shares of our Series B convertible preferred stock to First Union Capital Partners, Inc., at a per-share price of $8.70. One of our directors, Scott B. Perper, is a managing partner of First Union Capital Partners, Inc.

   In October 1999, we issued and sold 2,298,851 shares of our Series B convertible preferred stock to Meritage Private Equity Fund, L.P., Meritage Private Equity Parallel Fund, L.P. and Meritage Entrepreneurs Fund, L.P., collectively 5% stockholders of Inflow, at a per-share price of $8.70. One of our directors, G. Jackson Tankersley, Jr., is a managing member of the general partner of the Meritage funds.

   In October 1999, we issued and sold 1,149,424 shares of our Series B convertible preferred stock to J.P. Morgan Investment Corporation and Sixty Wall Street SBIC Fund, collectively 5% stockholders of Inflow, at a per-share price of $8.70.

   For accounting purposes, the difference between the offering price of $8.70 and the deemed fair value of the Series B convertible preferred stock was calculated as a beneficial conversion feature in the amount of approximately $5,655,000 and reflected as a deemed dividend in the statement of operations for the year ended December 31, 1999.

  Series C

   In May and June 2000, we issued and sold 487,805 shares of our Series C convertible preferred stock to First Union Capital Partners, Inc., at a per-share price of $20.50. One of our directors, Scott B. Perper, is a managing partner of First Union Capital Partners, Inc.

   In May and June 2000, we issued and sold 731,709 shares of our Series C convertible preferred stock to Meritage Private Equity Fund, L.P., Meritage Private Equity Parallel Fund, L.P. and Meritage Entrepreneurs Fund, L.P., collectively 5% stockholders of Inflow, at a per-share price of $20.50. One of our directors, G. Jackson Tankersley, Jr., is a managing member of the general partner of the Meritage Funds.

   In May and June 2000, we issued and sold 243,903 shares of our Series C convertible preferred stock to J.P. Morgan Investment Corporation and Sixty Wall Street SBIC Fund, collectively 5% stockholders of Inflow, at a per-share price of $20.50.

   In June and August 2000, we issued and sold 1,219,513 shares of our Series C convertible preferred stock to Spire Capital Partners, L.P., a 5% stockholder of Inflow, at a per-share price of $20.50. One of our directors, Andrew J. Armstrong, Jr., is a principal of Spire Capital Partners, L.P.

   In June 2000, we issued and sold 1,463,414 shares of our Series C convertible preferred stock to DLJ Merchant Banking Funding III, Inc. and entities affiliated with DLJ Merchant Banking Funding III, Inc., collectively 5% stockholders of Inflow, at a per-share price of $20.50.

   For accounting purposes, the difference between the offering price of $20.50 and the deemed fair value of the Series C convertible preferred stock issued as of June 30, 2000 was calculated as a beneficial conversion feature in the amount of approximately $116,372,200 and reflected as a deemed dividend in the statement of operations for the six months ended June 30, 2000.

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


   We expect to record an additional beneficial conversion feature in the amount of approximately $38,790,800 related to the shares of Series C convertible preferred stock issued in August 2000.

Other Transactions with Directors

   On February 3, 2000, Donald F. Detampel, Jr. was granted an option to purchase 40,899 shares of our common stock at $2.93 per share. This option was immediately exercised by Mr. Detampel. These shares are subject to our repurchase right, which began lapsing at a rate of 1/12 per month in February 2000.

   OneSecure, a company of which Donald F. Detampel, Jr., one of our directors is Chief Executive Officer, holds a material interest, entered into a six month contract dated April 15, 2000 for the provision by the Company of colocation services to OneSecure for $11,600 per month. We believe that such contract was made on terms no less favorable to us than could have been otherwise obtained from an unaffiliated third party.

   On May 4, 1999, Mr. James was granted an option to purchase 81,799 shares of our common stock at $0.27 per share. Mr. James exercised this option on December 27, 1999 and these shares are subject to a repurchase right which began lapsing at a rate of 1/36 per month in May 1999. On January 19, 2000, Mr. James was granted an option to purchase 40,899 shares of our common stock at $1.46 per share. Mr. James exercised this option on January 21, 2000. These shares are subject to our repurchase right, which began lapsing at a rate of 1/12 per month in January 2000.

Other Related-Party Transactions

   Donaldson, Lufkin & Jenrette Securities Corporation and First Union Capital Partners, Inc., are participating as underwriters in this offering. We will pay all of the underwriters participating in this offering commissions and fees for their services, not to exceed a total amount of 7% of the proceeds of this offering.

   Hammered Design, a company owned by Ivar Zeile, the brother of Mr. Zeile, provides facility and design consulting services to us. We also purchase certain office furnishings from Hammered Design. As of December 31, 1999, aggregate payments to Hammered Design totaled approximately $296,000.

   We provide colocation services to Savvis and OnSite, companies in which J.P. Morgan (one of our principal stockholders) holds a material interest, with recurring monthly revenue of approximately $74,300 and $12,100, respectively. We believe that such contracts were made on terms no less favorable to us than could have been otherwise obtained from an unaffiliated third party.

   We believe that all of the transactions set forth above were made on terms no less favorable to us than could have been otherwise obtained from unaffiliated third parties, except for the sale of Series A preferred stock to Mr. McHose. We believe this sale was necessary to attract Mr. McHose to work with us. We do not currently have plans to adopt a policy that requires all future transactions between us and our officers, directors and affiliates to be on terms no less favorable than could be obtained from unaffiliated third parties.

Investors' Rights Agreement

   In connection with the sale of our Series C convertible preferred stock, we entered into an amended and restated investors' rights agreement with Mr. Zeile, Mr. Daly and our preferred stockholders. This investors' rights agreement provides the Series A, B and C stockholders with certain demand and piggyback registration rights. The holders of 25% or more of the registrable securities are entitled to demand that we register their registrable securities under the Securities Act on Form S-1 or any similar long-form registration statement. We are not required to effect more than four registrations pursuant to these demand registration rights. The holders of the registrable securities are entitled to demand that we register their registrable securities under the Securities Act on Form S-3 or any similar short-form registration statement then available to us. In addition, the holders of registrable securities are entitled to require us to include their registrable securities in future registration statements that we may file. Please see "Description of Capital Stock--Registration Rights."

Stockholders' Agreement

   Also in connection with the sale of our Series C convertible preferred stock, we entered into an amended and restated stockholders' agreement with the parties to our investors' rights agreement and Mr. James. The stockholders' agreement provides that the board must consist of seven members designated as follows:

  . the common stockholders have the right to designate two directors, each of whom shall be one of our executive officers;

  . First Union Capital Partners, Inc. has the right to designate one director so long as it holds at least 1,122,143 shares of Series A convertible preferred stock, as adjusted (in the event that First Union holds less than such amount, the holders of Series A convertible preferred stock, voting as a separate class, shall then designate such director);

  . Meritage Private Equity Fund, L.P. has the right to designate one director so long as it holds at least 1,149,851 shares of Series B convertible preferred stock, as adjusted (in the event that Meritage holds less than such amount, the holders of Series B convertible preferred stock, voting as a separate class, shall then designate such director);

  . Spire Capital Partners, L.P. has the right to designate one director so long as it holds at least 536,586 shares of our Series C convertible preferred stock, as adjusted (in the event that Spire holds less than such amount, the holders of Series C convertible preferred stock, voting as a separate class, shall then designate such director); and

  . two independent directors must be designated by the holders of the common stock and approved by the holders of the Series A, Series B and Series C convertible preferred stock.

   The common stockholders have designated Mr. Zeile and Mr. Daly as directors. First Union has designated Scott B. Perper as a director. Meritage has designated G. Jackson Tankersley, Jr. as a director. Spire has designated Andrew J. Armstrong, Jr. as a director. The holders of the common stock, with the approval of the holders of the Series A, Series B and Series C convertible preferred stock, have designated Stephen O. James and Donald F. Detampel, Jr. as directors.

   In addition, the agreement restricts the sale or transfer of shares of stock except in limited instances or in compliance with a co-sale procedure which permits each other stockholder to participate in the proposed sale, based on such stockholder's pro-rata stock holdings on an as-converted basis. The agreement will terminate upon the completion of this offering and the board of directors designation and co-sale provisions will no longer be applicable.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of August 15, 2000, as adjusted to reflect the sale of 7,000,000 shares of common stock in this offering, by:

  . each person, or group of affiliated persons, known by us to own beneficially more than 5% of our outstanding common stock;

  .  each of our directors;

  .  each of our Named Executive Officers; and

  .  all of our directors and executive officers as a group.

   The following table assumes the conversion of all of our preferred stock outstanding as of August 15, 2000 into common stock, except for 1,433,203 shares of the preferred stock held by First Union Capital Partners, Inc. which is assumed to convert into 3,907,832 shares of non-voting common stock. See "Description of Capital Stock."

   Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 58,542,101 shares of common stock, both voting and non-voting, outstanding as of August 15, 2000, and 65,542,101 shares outstanding after the completion of this offering, in each case together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options granted on or before August 15, 2000 are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options but are not deemed outstanding for computing the percentage ownership of any other person. Options issued by us are immediately exercisable and the shares of common stock issuable pursuant to exercise of such options are subject to repurchase by us at the original exercise price in the event of termination of that person's relationship with us. This repurchase right lapses over time.

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

                                                         Percentage of
                                          Number of   Shares Beneficially
                                            Shares           Owned
                                         Beneficially ----------------------
                                         Owned Prior  Prior to       After
Beneficial Owner                         to Offering  Offering     Offering
----------------                         ------------ ---------    ---------

Entities affiliated with First Union
 Capital Partners, Inc. (1).............  12,373,061       21.14%       18.88%

Entities affiliated with Meritage
 Investment Partners, LLC (2)...........   8,263,255       14.12%       12.61%

Arthur H. Zeile (3).....................   4,599,459        7.86%        7.02%

Joel C. Daly (4)........................   4,600,885        7.86%        7.02%

DLJ Merchant Banking Funding III, Inc.
 and its affiliated entities (5) .......   3,990,208        6.82%        6.09%

Entities affiliated with J.P. Morgan
 Investment Corporation (6).............   3,799,104        6.49%        5.80%

Spire Capital Partners, L.P. (7)........   3,325,176        5.68%        5.07%

Robert J. Gedrose (8)...................     245,397           *            *

James W. McHose, III (9)................     346,282           *            *

Andrew J. Armstrong (10)................   3,325,176        5.68%        5.07%

Scott B. Perper (11)....................  12,829,964       21.92%       19.58%

G. Jackson Tankersley (12)..............   8,263,255       14.12%       12.61%

Stephen O. James (13)...................     286,296           *            *

Donald F. Detampel, Jr. (14)............      40,899           *            *

All directors and executive officers as
 a group (12 persons) (15)..............  35,084,886       59.93%       53.53%

--------
* Less than 1% of the outstanding shares of our common stock, both voting and non-voting.

 (1) Stock consists of 11,042,991 shares held directly by First Union Capital Partners, Inc. and 1,330,070 shares held directly by First Union Capital Partners, LLC. The address of First Union Capital Partners, Inc. and First Union Capital Partners, LLC is 301 South College Street, Charlotte, NC 28288-0732.

 (2) Stock consists of 7,286,187 shares held directly by Meritage Private Equity Fund, L.P., 850,175 shares held directly by Meritage Private Equity Parallel Fund, L.P. and 126,893 shares held directly by Meritage Entrepreneurs Fund, L.P. The address of the Meritage funds is 1600 Wynkoop Street, Suite 300, Denver, CO 80202.

 (3) Stock consists of 4,517,660 shares held by Mr. Zeile and 81,799 shares held by the Zeile INFLOW Trust dated December 22, 1999. Mr. Zeile disclaims beneficial ownership of the shares held by such trust. The address of Mr. Zeile and the trust is 938 Bannock Street, Denver, CO 80204.

 (4) Stock consists of 4,464,553 shares held by Mr. Daly and 136,332 shares held by the Daly INFLOW Trust dated December 22, 1999. Mr. Daly disclaims beneficial ownership of the shares held by such trust. The address of Mr. Daly and the trust is 938 Bannock Street, Denver, CO 80204.

 (5) Stock consists of 3,571,237 shares held directly by DLJ Merchant Banking Funding III, Inc., and 418,971 shares held directly by DLJESC II L.P. The address of DLJ Merchant Banking Funding III, Inc. and DLJESC II L.P. is 277 Park Avenue, New York, NY 10172.

 (6) Stock consists of 3,319,442 shares held directly by J.P. Morgan Investment Corporation and 479,662 shares held directly by Sixty Wall Street SBIC Fund, L.P. The address of J.P. Morgan Investment Corporation and Sixty Wall Street SBIC Fund, L.P. is 101 California Street, 37th Floor, San Francisco, CA 94111.

 (7) The address of Spire Capital Partners, L.P. is 30 Rockefeller Plaza, Suite 4200, New York, NY 10112.

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


(8) 57,942 of the shares held by Mr. Gedrose are subject to a repurchase right which lapses at a rate of 1/36 per month. Also includes 81,803 shares subject to a repurchase right which lapses at a rate of 1/36 per month. Mr. Gedrose's address is 938 Bannock Street, Denver, CO 80204.

(9) 46,012 of the shares held by Mr. McHose are subject to a repurchase right which lapses at a rate of 1/36 per month. Also includes 184,048 immediately exercisable options to purchase common stock, which shares, when exercised, will be subject to a repurchase right which will lapse at a rate of 25% on August 17, 2000 and 1/36 per month thereafter. Mr. McHose's address is 938 Bannock Street, Denver, CO 80204.

(10) Stock consists of 3,325,176 shares held directly by Spire Capital Partners, L.P. Mr. Armstrong is a Principal of Spire Capital Partners, L.P. and disclaims beneficial ownership of its shares. Mr. Armstrong's address is 30 Rockefeller Plaza, Suite 4200, New York, NY 10112.

(11) Stock includes 456,903 shares held by Mr. Perper and 11,042,991 shares held indirectly by First Union Capital Partners, Inc. and 1,330,070 shares held indirectly by First Union Capital Partners, LLC. Mr. Perper is a Managing Partner of First Union Capital Partners, Inc., a subsidiary of First Union Corporation, and disclaims beneficial ownership of its shares. Mr. Perper's address is 301 South College Street, Charlotte, NC 28288-0732.

(12) Stock includes 7,286,187 shares held directly by Meritage Private Equity Fund, L.P., 850,175 shares held directly by Meritage Private Equity Parallel Fund, L.P. and 126,893 shares held directly by Meritage Entrepreneurs Fund, L.P. Mr. Tankersley is a Managing Member of Meritage Investment Partners, LLC, which is the sole General Partner of each of these Meritage funds. Mr. Tankersley disclaims beneficial ownership of the shares held by these Meritage funds. The address of each of Meritage Investment Partners, LLC, the Meritage funds and Mr. Tankersley is 1600 Wynkoop Street, Suite 300, Denver, CO 80202.

(13) Stock includes 265,848 shares held directly by Mr. James and 6,816 shares held indirectly by the Amy Cherie James Trust, 6,816 shares held indirectly by the Kristen Monett Roberts Trust and 6,816 shares held indirectly by the Michael James Trust. Mr. James disclaims beneficial ownership of the shares held by these trusts. 81,799 of the shares held by Mr. James are subject to a repurchase right which began lapsing at a rate of 1/36 per month in May 1999. In addition, 40,899 of such shares are subject to a repurchase right which began lapsing at a rate of 1/12 per month in January 2000. Mr. James' address is 915 Spruce Street, Boulder, CO 80302.

(14) All of the shares held by Mr. Detampel are subject to a repurchase right which began lapsing at a rate of 1/12 per month in January 2000. Mr. Detampel's address is 6969 West 90th Ave, Westminster, CO 80021.

(15) See footnotes (3), (4) and (8) through (14) above. Stock includes 467,618 shares subject to options exercisable within 60 days of August 15, 2000.

                          DESCRIPTION OF CAPITAL STOCK

General

   The following are general descriptions of the material terms of our common stock, both voting and non-voting, and preferred stock and the relevant provisions of our amended and restated certificate of incorporation and amended and restated bylaws as will be in effect upon the closing of this offering.

   Upon closing of this offering, our authorized capital stock will consist of 150,000,000 shares of common stock, par value $0.001 per share, 5,000,000 shares of non-voting common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

   As of August 15, 2000, our stock is held by 153 stockholders of record. Upon the closing of this offering, and after giving effect to the issuance of 7,000,000 shares of common stock in this offering and the contemplated amendment to our amended and restated certificate of incorporation as more fully discussed below, there will be 65,542,101 shares of common stock outstanding, including 3,907,832 shares of non-voting common stock outstanding.

   Upon closing of this offering, holders of non-voting common stock do not have any voting rights, except as required by applicable law. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of both common stock and non-voting common stock are entitled to receive ratably those dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of any outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of both common stock and non-voting common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of the common stock and non-voting common stock have no preemptive, subscription, redemption or conversion rights except that each share of non-voting common stock is convertible, at any time, at the option of the holder into one share of common stock, and generally will convert into one share of common stock upon transfer of the non-voting common stock from its original holder. The common stock is not convertible into non-voting common stock. The rights, preferences and privileges of holders of common stock and non-voting common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future. Upon the closing of this offering, there will be no shares of preferred stock outstanding.

Preferred Stock

   Upon the closing of this offering, there will be no shares of preferred stock outstanding. Upon the closing of this offering, the board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 15,000,000 shares of preferred stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, redemption price or prices, liquidation preferences and the number of shares constituting any series or designation of series. We have no present plans to issue any shares of preferred stock. See "--Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws."

Conversion of Certain Shares of Stock

   Prior to the closing of this offering, we will amend our amended and restated certificate of incorporation to provide for the issuance of non-voting common stock and allow for any holder of preferred stock to convert its shares into either common stock or non-voting common stock. We are undertaking this change in our capital structure to accommodate one of our principal stockholders, First Union Capital Partners, Inc., who wanted to reduce their ownership percentage of voting common stock. Upon the closing of this offering, First Union Capital Partners, Inc. will convert 1,433,202 of its shares of preferred stock into 3,907,832 shares of non-voting common stock, and the balance of its preferred stock into shares of voting common stock. We do not expect that any of our other preferred stockholders will elect to receive shares of non-voting common stock upon the conversion of their preferred shares. We do not currently anticipate further issuances of our non-voting common stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

   We are subject to the provisions of Section 203 of the Delaware General Corporation Law. Subject to some exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction it attained that status with the approval of the board of directors or unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to Inflow and, accordingly, may discourage attempts to acquire us.

   In addition, various provisions of our amended and restated certificate of incorporation and our amended and restated bylaws, which provisions will be in effect upon the closing of the offering and are summarized in the following paragraphs, may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

   Board of Directors Vacancies. Our amended and restated certificate of incorporation authorizes the board of directors to fill vacant directorships and our amended and restated bylaws allow the board of directors to increase the size of the board of directors. This may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by this removal with its own nominees.

   Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation provides that stockholders may not take action by written consent, but only at duly called annual or special meetings of stockholders. The bylaws further provide that special meetings of our stockholders may be called only by the Chairman of the board of directors or a majority of the board of directors.

   Advance Notice Requirements for Stockholder Proposals and Directors Nominations. Our amended and restated bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices, not less than 120 days prior to the first anniversary of the date of our notice of annual meeting provided with respect to the previous year's annual meeting of stockholders.

   Our amended and restated bylaws also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

   Authorized But Unissued Shares. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval, subject to various limitations imposed by The Nasdaq National Market. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make more difficult or discourage an attempt to obtain control of us by means of a proxy context, tender offer, merger or otherwise.

   Classified Board of Directors. Our board of directors is composed of three separate classifications. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms expire will be elected to serve a term of three years. This classification of directors may have the effect of delaying or preventing changes in our control. See "Management--Board Composition."

   The Delaware General Corporation Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws, as the case may be, requires a greater percentage.

Registration Rights

   Upon the closing of this offering, holders of approximately 56,922,101 shares of common stock (or securities convertible into common stock) will be entitled to certain registration rights with respect to their shares. Of these shares, 8,343,527 shares of common stock (or securities convertible into common stock) are entitled only to "piggy-back" registration rights. Holders of securities with registration rights may require us to register all or part of their shares at any time following 180 days after this offering. In addition, these holders may also require us to include their shares in future registration statements that we file and may require us to register their shares on Form S-3. Upon registration, these shares will be freely tradable in the public market without restriction.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is American Securities Transfer & Trust Company, Denver, Colorado.

Listing

   We have applied to have our shares of common stock approved for listing on The Nasdaq National Market under the symbol "INFL."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. In addition, since no shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could harm the prevailing market price and our ability to raise equity capital in the future.

   Upon the closing of this offering, we will have outstanding an aggregate of 65,542,101 shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act.

   The remaining 58,542,101 shares outstanding are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 promulgated under the Securities Act. As a result of the contractual restrictions described below and the provisions of Rule 144 and Rule 701, the shares of common stock outstanding prior to this offering will be available for sale in the public market 180 days following the closing of this offering, in accordance with the volume limitations and other conditions of Rule 144.

   Our directors, officers and other stockholders holding, in the aggregate, approximately 65% of our common stock signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for 180 days after the date of this prospectus, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation. After the expiration of the lock-up agreements, these directors, officers and stockholders will be allowed to sell shares of our common stock in accordance with Rule 144; provided further, holders of such restricted shares who have not been officers or directors of us on or since the date of this prospectus may offer, sell or otherwise dispose of 25% of their shares, that are eligible for sale under Rule 144, on the earlier of 90 days after the date of this offering or on the second trading day after the first public release of our quarterly results if the last recorded sale price on The Nasdaq National Market for 20 of the 30 trading days ending on such date is at least twice the price per share in the initial public offering. These stockholders may also offer, sell or otherwise dispose of an additional 25% of their shares, that are eligible for sale under Rule 144, 135 days after the date of this offering if the price of the share of common stock has achieved the same target level. However, Donaldson, Lufkin & Jenrette, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements. Upon expiration of the lock-up agreements 180 days after the date of this prospectus, 36,178,276 shares will become eligible for sale at various times under Rule 144, of which 31,055,635 shares are held by affiliates and subject to certain volume restrictions, and 1,592,775 shares will become eligible for sale under Rule 701 (except to the extent that any shares were sold 90 or 135 days after the date of this prospectus as described above). In addition, 21,135,313 shares are not subject to lock-up agreements and will be eligible for sale at various times after the date of this prospectus.

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the number of shares of common stock then outstanding, which will equal approximately 445,106 shares immediately after the offering, or the average weekly trading volume of the common stock on The Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale. Sales under Rule 144 are also subject to various manner-of-sale provisions, notice requirements and the availability of current public information about us.

   Under Rule 144(k), a person who is not one of our affiliates at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

   In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, but without compliance with certain restrictions, including the holding period, contained in Rule 144.

   As of August 15, 2000, we had 3,804,403 outstanding stock options with a weighted average exercise price of $2.80. As soon as practicable following the closing of this offering, we intend to file a registration statement under the Securities Act covering 8,396,665 shares of common stock reserved for issuance under our 2000 stock incentive plan and 2000 employee stock purchase plan. Shares issued under these plans will be eligible for sale in the public market from time to time, subject to vesting provisions, Rule 144 volume limitations applicable to our affiliates and, in the case of some options, the expiration of lock-up agreements.

                                  UNDERWRITING

   Subject to the terms and conditions contained in an underwriting agreement
dated      , 2000, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Chase Securities Inc., First Union Securities, Inc., and DLJdirect Inc. have severally agreed to purchase the numbers of shares of common stock shown opposite their names below:

                                                                       Number of
      Underwriter                                                       Shares
      -----------                                                      ---------
      Donaldson, Lufkin & Jenrette Securities Corporation.............
      Chase Securities Inc............................................
      First Union Securities, Inc.....................................
      DLJdirect Inc...................................................
                                                                          ---
          Total.......................................................
                                                                          ===

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of legal matters by their counsel and to customary conditions, including the effectiveness of the registration statement, the continuing correctness of our representations, the listing of our common stock on The Nasdaq National Market and no occurrence of an event that would have a material adverse effect on us. The underwriters are obligated to purchase and accept delivery of all the shares, other than those covered by the over-allotment option described below, if they purchase any of our shares.

   An electronic prospectus will be available on the Web site maintained by DLJdirect Inc., an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation.

   We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 1,050,000 additional shares at the initial public offering price less the underwriting fees. The underwriters may exercise their option to cover over-allotments of common stock made in connection with this offering. To the extent that the underwriters exercise their option, each underwriter will become obligated, subject to conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

   The underwriters propose to initially offer some of our common stock directly to the public at the initial public offering price shown on the cover page of this prospectus and some of the common stock to selling group members at the initial public offering price less a concession of $ per share. The underwriters and selling group members may re-allow a concession not in excess of $ per share on sales to other dealers. After the initial offering of the common stock to the public, the representatives of the underwriters may change the public offering price and such concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The following table summarizes the underwriting fees we will pay:

                                       Per Share                       Total
                             ----------------------------- -----------------------------
                                Without          With         Without          With
                             Over-Allotment Over-Allotment Over-Allotment Over-Allotment
   Underwriting discounts
    and commissions paid by
    us.....................      $             $              $                $

   We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, are as follows:

      SEC registration fee.......................................... $   34,004
      NASD fee......................................................     13,380
      NASDAQ listing fee............................................      5,000
      Director and officers insurance expenses......................    100,000
      Legal fees and expenses.......................................    600,000
      Accounting fees and expenses..................................    400,000
      Printing expenses.............................................    600,000
      Blue sky fees and expenses....................................      5,000
      Transfer Agent and Registrar fees and expenses................     10,000
      Miscellaneous.................................................    232,616
                                                                     ----------
        Total....................................................... $2,000,000
                                                                     ==========

   We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in respect of those liabilities.

   We, our officers and directors and certain stockholders have agreed that for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of DLJ, do either of the following:

  . offer, pledge, sell, contract to sell, sell any portion or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of our common stock.

   However, 25% of the shares of common stock subject to the restrictions described above (other than shares owned by directors or officers) will be released from these restrictions if the reported last sale price of the common stock on The Nasdaq National Market is at least twice the initial public offering price for 20 or the 30 consecutive trading days ending on the last trading day of the 90-day period after the date of this prospectus. These shares will be released on the later to occur of the 90-day period after the date of this prospectus and the second trading day after the first public release of our quarterly results. An additional 25% of the shares subject to the restrictions described above will be released from these restrictions if the reported last sale price of the common stock on The Nasdaq National Market is at least twice the initial public offering price for 20 of the 30 consecutive trading days ending on the last trading day of the 135-day period after the date of this prospectus.

   At our request, the underwriters have reserved up to 7% of the common stock offered by this prospectus for sale at the initial public offering price for some of our employees, friends and other people and entities with whom we maintain business relationships who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase, orally or in writing, such reserved shares. Any reserved shares not purchased or confirmed for purchase will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.

   We have applied to have our shares of common stock approved for listing on The Nasdaq National Market under the symbol "INFL." In order to meet the requirements for listing the common stock on The Nasdaq National Market, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial owners.

   First Union Capital Partners, Inc. and First Union Capital Partners, LLC, affiliates of First Union Securities, Inc., beneficially own 21.14% of the common stock of Inflow. First Union Capital Partners, Inc. has the right to designate one director in accordance with the provisions of our current stockholders agreement. Messr. Perper is the First Union Capital Partners, Inc.'s designee who is currently serving on the board of directors, with a term expiring in 2002. The provisions of the stockholders agreement will terminate upon the completion of this offering; however, this individual will remain as a director until his resignation or until his replacement. In addition, DLJ Merchant Banking Funding III, Inc and entities affiliated with DLJ Merchant Banking Funding III, Inc. , affiliates of Donaldson, Lufkin & Jenrette Securities Corporation, beneficially own 6.82% of the common stock of Inflow. DLJ Merchant Banking Funding III, Inc. has been granted certain observer rights relating to meetings held by our Board of Directors.

   Under Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, or NASD, we are considered an affiliate of First Union Securities, Inc. This offering is being conducted in accordance with Rule 2720, which provides that, among other things, when a NASD member participates in the underwriting of an affiliate's equity securities, the price to the public can be no higher than that recommended by a qualified independent underwriter meeting certain standards. In accordance with this requirement, Chase Securities, Inc. has assumed the responsibilities of acting as qualified independent underwriter and will recommend a maximum price to the public in compliance with the requirements of Rule 2720. In connection with the offering, Chase Securities, Inc. is performing due diligence investigations and reviewing and participating in the preparation of this prospectus and the registration statement of which this prospectus forms a part. As compensation for the services of Chase Securities, Inc. as qualified independent underwriter, we have agreed to pay Chase Securities, Inc. a fee of $5,000 in addition to the underwriting compensation Chase Securities, Inc. will otherwise receive.

   Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any such shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of such jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of the common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of common stock included in this offering in any jurisdiction where that would not be permitted or legal.

  Pricing of this Offering

   Prior to this offering, there has been no public market for our common stock. The initial public offering price offered by this prospectus will be determined by negotiation between the representatives and us. The principal factors to be considered in determining the public offering price include:
  .  the information in this prospectus or available to the underwriters;
  .  the history and the prospects for the industry in which we compete;
  .  the ability of our management;
  .  the prospects for our future earnings;
  . the present state of our developments and our current financial condition;
  . the general condition of the securities markets at the time of this offering; and
  . the recent market prices of, and the demand for publicly traded common stock of generally comparable companies.

  Stabilization

   In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may over-allot the offering by making short sales. Short sales involve the sales by the underwriters of a greater number of shares than they are required to purchase. There are two types of short sales. "Covered" short sales are sales made in an amount not greater than the amount of shares the underwriters can purchase pursuant to their over-allotment option. "Naked" short sales are sales made in excess of their over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of shares in the open market that could affect investors who purchase shares in the offering. The underwriters may reduce or close out their covered short position either by exercising the over-allotment option or by purchasing shares in the open market. In determining which of these alternatives to pursue, the underwriters will consider, among other things, the price at which shares are available for purchase in the open market as compared to the price at which they may purchase shares by exercising their over-allotment option. Any "naked" short position, however, will be closed out by purchasing shares in the open market. Purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of the common stock following this offering. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. The underwriters may also bid for and purchase shares of common stock in the open market to stabilize the price of the common stock. In addition, the underwriting syndicate may reclaim selling concessions if the syndicate repurchases previously distributed common stock in syndicate covering transactions, in stabilization transactions or in some other way or if Donaldson, Lufkin & Jenrette Securities Corporation receives a report that indicates clients of such syndicate members have "flipped" the common stock. These activities may stabilize or maintain the market price of the common stock above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for us by Brobeck, Phleger & Harrison LLP, Broomfield, Colorado. As of August 15, 2000, attorneys at Brobeck, Phleger & Harrison LLP, individually and through an investment fund, beneficially owned a total of 54,530 shares of our common stock. Legal matters in connection with the offering will be passed upon for the underwriters by Paul, Hastings, Janofsky & Walker LLP, New York, New York.

                                    EXPERTS

   The financial statements at December 31, 1998 and 1999 and for the period from September 26, 1997 (inception) through December 31, 1997 and for each of the two years in the period ended December 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits, schedules and amendments. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules.

   You may read and copy all or any portion of the registration statement or any other information we file at the Securities and Exchange Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C., 20549. You can request copies of these documents upon payment of a duplicating fee, by writing to the Securities and Exchange Commission. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. Our Securities and Exchange Commission filings, including the registration statement, will also be available to you on the Securities and Exchange Commission's Web site (http://www.sec.gov).

   We intend to furnish our stockholders with annual reports containing audited financial statements and to make available quarterly reports containing unaudited financial information.

                                  INFLOW, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
Report of Independent Accountants.......................................... F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' Equity (Deficit)............................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Board of Directors of Inflow, Inc.

   The stock split described in the last paragraph of Note 11 to the financial statements has not been consummated at August 31, 2000. When it has been consummated, we will be in a position to furnish the following report:

   "In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Inflow, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for the period from September 26, 1997 (inception) through December 31, 1997 and for each of the two years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above."

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Broomfield, Colorado
February 4, 2000

                                  INFLOW, INC.
                                 BALANCE SHEETS

                                                                     Pro Forma
                                                                   Stockholders'
                                 December 31,                         Equity
                             ----------------------    June 30,      (Deficit)
                               1998        1999          2000        June 2000
                             ---------  -----------  ------------  -------------
                                                     (Unaudited)    (Unaudited)
                                                                     (Note 1)
           ASSETS
Current assets:
 Cash and cash
  equivalents............... $  23,605  $   965,058  $ 21,267,995
 Short-term investments.....       --    56,387,515   102,500,024
 Accounts receivable, net
  of allowance of $0,
  $56,000 and $46,433 at
  December 31, 1998 and
  1999 and June 30, 2000
  (unaudited),
  respectively..............    23,644      581,168     2,271,422
 Prepaid expenses and
  other, net................     3,104    2,015,517     4,754,401
                             ---------  -----------  ------------
   Total current assets.....    50,353   59,949,258   130,793,842
Property and equipment,
 net........................   769,829   12,362,791    57,730,422
Restricted cash and
 deposits...................    11,960      570,243     3,814,037
                             ---------  -----------  ------------
   Total assets............. $ 832,142  $72,882,292  $192,338,301
                             =========  ===========  ============
  LIABILITIES, MANDATORILY
   REDEEMABLE CONVERTIBLE
    PREFERRED STOCK AND
    STOCKHOLDERS' EQUITY
         (DEFICIT)
Current liabilities:
 Accounts payable........... $  22,892  $ 4,240,590  $ 18,026,117
 Accrued and other
  liabilities...............    98,401      829,042     2,642,705
 Deferred revenue...........       --       164,227       434,263
 Current portion of long-
  term debt.................   155,864          --            --
 Convertible demand notes
  payable to stockholders... 1,000,000          --            --
                             ---------  -----------  ------------
   Total current
    liabilities............. 1,277,157    5,233,859    21,103,085
Deferred rent
 reimbursements.............   129,595    1,308,867     2,976,679
Long-term debt, net of
 current portion............   298,740          --            --
                             ---------  -----------  ------------
   Total liabilities........ 1,705,492    6,542,726    24,079,764
                             ---------  -----------  ------------
Commitments and
 contingencies (Notes 8,10
 and 11)
Mandatorily redeemable
 convertible preferred
 stock, at redemption value,
 $.001 par value:
 Series A mandatorily
  redeemable convertible
  preferred stock;
  3,310,000 shares
  authorized; 3,309,953
  shares issued and
  outstanding at December
  31, 1999 and June 30,
  2000, none authorized,
  issued and outstanding
  pro forma (unaudited).....       --    12,108,201    12,256,021  $        --
 Series B mandatorily
  redeemable convertible
  preferred stock;
  7,000,000 shares
  authorized; 6,896,552
  shares issued and
  outstanding at December
  31, 1999 and June 30,
  2000, none authorized,
  issued and outstanding
  pro forma (unaudited) ....       --    65,684,938    65,984,415           --
 Series C mandatorily
  redeemable convertible
  preferred stock;
  7,318,000 shares
  authorized; 5,707,317
  shares issued and
  outstanding at June 30,
  2000, none authorized,
  issued and outstanding
  pro forma (unaudited).....       --           --    233,295,505           --
Stockholders' equity
 (deficit):
 Common stock, voting,
  $.001 par value;
  115,533,317 shares
  authorized actual and
  150,000,000 shares
  authorized pro forma
  (unaudited); 8,343,527,
  8,452,593 and 9,966,644
  (unaudited) shares issued
  and outstanding actual at
  December 31, 1998 and
  1999 and June 30, 2000,
  respectively; 49,450,123
  pro forma shares issued
  and outstanding
  (unaudited)...............     8,343        8,452         9,966        49,450
 Common stock, non-voting,
  $.001 par value; none
  authorized actual and
  5,000,000 authorized pro
  forma (unaudited), none
  issued and outstanding
  actual, 3,907,832 pro
  forma shares issued and
  outstanding (unaudited)...       --           --            --          3,908
 Additional paid-in
  capital...................     9,057    7,680,316    35,423,019   346,915,568
 Deferred compensation......       --    (8,905,223)  (29,001,103)  (29,001,103)
 Stock subscriptions
  receivable and other......   (14,400)    (150,911)     (409,647)     (409,647)
 Accumulated deficit........  (876,350) (10,086,207) (149,299,639) (149,299,639)
                             ---------  -----------  ------------  ------------
   Total stockholders'
    equity (deficit)........  (873,350) (11,453,573) (143,277,404) $168,258,537
                             ---------  -----------  ------------  ------------
     Total liabilities,
      mandatorily redeemable
      convertible preferred
      stock and
      stockholders' equity
      (deficit)............. $ 832,142  $72,882,292  $192,338,301
                             =========  ===========  ============

   The accompanying notes are an integral part of these financial statements.

                                  INFLOW, INC.

                            STATEMENTS OF OPERATIONS

                             Period
                          September 26,
                              1997
                           (Inception)        Year Ended             Six Months Ended
                             through         December 31,                June 30,
                          December 31,  ------------------------  ------------------------
                              1997         1998         1999        1999         2000
                          ------------- ----------  ------------  ---------  -------------
                                                                        (unaudited)
Revenue.................   $      --    $   45,032  $  1,998,164  $ 486,470  $   4,704,609
Costs of data network
 exchange facilities:
 Direct.................          --       118,848     2,681,591    541,291      7,695,190
 Indirect...............          --       173,846       866,254    139,796      3,223,322
                           ----------   ----------  ------------  ---------  -------------
Gross profit (loss) from
 data network exchange
 facilities.............          --      (247,662)   (1,549,681)  (194,617)    (6,213,903)
                           ----------   ----------  ------------  ---------  -------------
Other operating
 expenses:
 Sales and marketing....        3,704          --        653,186     89,172      3,304,618
 General and
  administrative........       31,660      298,985     1,937,254    307,004      6,593,343
 Product development....       36,829      170,263       706,008     87,264      1,269,049
 Stock compensation.....          --           --        575,483     41,905      7,038,936
                           ----------   ----------  ------------  ---------  -------------
   Total operating
    expenses............       72,193      469,248     3,871,931    525,345     18,205,946
                           ----------   ----------  ------------  ---------  -------------
Loss from operations....      (72,193)    (716,910)   (5,421,612)  (719,962)   (24,419,849)
                           ----------   ----------  ------------  ---------  -------------
Other income (expense):
 Interest expense.......      (11,941)     (81,640)      (61,858)   (46,021)        (6,463)
 Interest income........        2,627        3,707       753,845    102,618      1,585,080
                           ----------   ----------  ------------  ---------  -------------
   Total other income
    (expense)...........       (9,314)     (77,933)      691,987     56,597      1,578,617
                           ----------   ----------  ------------  ---------  -------------
Net loss................   $  (81,507)  $ (794,843) $ (4,729,625)  (663,365)   (22,841,232)
Accretion of convertible
 preferred stock........          --           --       (696,897)       --        (455,693)
Deemed dividend related
 to beneficial
 conversion feature of
 Series B and Series C
 preferred stock........          --           --     (5,655,173)       --    (116,372,200)
                           ----------   ----------  ------------  ---------  -------------
Net loss available to
 common stockholders....   $  (81,507)  $ (794,843) $(11,081,695) $(663,365) $(139,669,125)
                           ==========   ==========  ============  =========  =============
Net loss per common
 share (basic and
 diluted)...............   $    (0.01)  $    (0.10) $      (1.35) $   (0.08) $      (16.27)
                           ==========   ==========  ============  =========  =============
Weighted average common
 shares (basic and
 diluted)...............    8,179,929    8,179,929     8,180,040  8,179,929      8,582,491
                           ==========   ==========  ============  =========  =============
Pro forma net loss per
 common share (basic and
 diluted)--unaudited....                            $      (0.59)            $       (3.70)
                                                    ============             =============
Pro forma weighted
 average common shares
 (basic and diluted)--
 unaudited..............                              17,496,175                37,598,295
                                                    ============             =============


   The accompanying notes are an integral part of these financial statements.

                                  INFLOW, INC.

                  STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                            Stock
                            Common Stock     Additional                 Subscriptions
                          -----------------    Paid-in      Deferred     Receivable    Accumulated
                           Shares    Amount    Capital    Compensation    and Other      Deficit         Total
                          ---------  ------  -----------  ------------  ------------- -------------  -------------
Balance at September 26,
 1997 (inception).......        --   $  --   $       --   $        --     $     --    $         --   $         --
Issuances of common
 stock..................  8,179,929   8,180      (5,180)           --           --              --           3,000
Net loss................        --      --           --                         --          (81,507)       (81,507)
                          ---------  ------  -----------  ------------    ---------   -------------  -------------
Balance at December 31,
 1997...................  8,179,929   8,180      (5,180)           --           --          (81,507)       (78,507)
Sale of common stock....    163,598     163       14,237           --       (14,400)            --             --
Net loss................        --      --           --            --           --         (794,843)      (794,843)
                          ---------  ------  -----------  ------------    ---------   -------------  -------------
Balance at December 31,
 1998...................  8,343,527   8,343        9,057           --       (14,400)       (876,350)      (873,350)
Reclassification of
 accumulated earnings
 (deficit) upon
 conversion to taxable
 status.................        --      --    (1,174,941)          --           --        1,174,941            --
Deferred compensation
 from stock options and
 sales of stock ........        --      --     9,480,706    (9,480,706)         --              --             --
Satisfaction of stock
 subscription
 receivable.............        --      --           --            --        14,400             --          14,400
Amortization of deferred
 compensation...........        --      --           --        575,483          --              --         575,483
Accretion of preferred
 stock..................        --      --      (696,897)          --           --              --        (696,897)
Sale of preferred
 stock..................        --      --           --            --       (87,500)            --         (87,500)
Issuance of common stock
 upon exercise of
 options................     81,799      82       22,418           --           --              --          22,500
Sale of common stock....     27,267      27       39,973           --       (40,000)            --             --
Beneficial conversion
 feature related to
 issuance of Series B
 preferred stock........        --      --           --            --           --       (5,655,173)    (5,655,173)
Unrealized loss on
 investments available
 for sale...............        --      --           --            --       (23,411)            --         (23,411)
Net loss................        --      --           --            --           --       (4,729,625)    (4,729,625)
                          ---------  ------  -----------  ------------    ---------   -------------  -------------
Balance at December 31,
 1999...................  8,452,593   8,452    7,680,316    (8,905,223)    (150,911)    (10,086,207)   (11,453,573)
Deferred compensation
 from stock options and
 sale of stock
 (unaudited)............        --      --    27,134,816   (27,134,816)         --              --             --
Satisfaction of stock
 subscription receivable
 (unaudited)............        --      --           --            --         5,418             --           5,418
Amortization of deferred
 compensation
 (unaudited)............        --      --           --      7,038,936          --              --       7,038,936
Accretion of preferred
 stock (unaudited)......        --      --      (455,693)          --           --              --        (455,693)
Repurchase of stock
 (unaudited)............     (6,952)     (7)      (6,518)          --           --              --          (6,525)
Beneficial conversion
 feature related to
 issuance of Series C
 preferred stock
 (unaudited)............        --      --           --            --           --     (116,372,200)  (116,372,200)
Issuance of common stock
 upon exercise of
 options (unaudited)....  1,521,003   1,521    1,070,098           --           --              --       1,071,619
Unrealized loss on
 investments available
 for sale (unaudited)...        --      --           --            --      (264,154)            --        (264,154)
Net loss (unaudited)....        --      --           --            --           --      (22,841,232)   (22,841,232)
                          ---------  ------  -----------  ------------    ---------   -------------  -------------
Balance at June 30, 2000
 (unaudited)............  9,966,644  $9,966  $35,423,019  $(29,001,103)   $(409,647)  $(149,299,639) $(143,277,404)
                          =========  ======  ===========  ============    =========   =============  =============

   The accompanying notes are an integral part of these financial statements.

                                  INFLOW, INC.

                            STATEMENTS OF CASH FLOWS

                            Period
                         September 26,
                             1997
                          (Inception)   Year Ended December           Six Months
                            through             31,                 Ended June 30,
                         December 31,  -----------------------  ------------------------
                             1997        1998         1999         1999         2000
                         ------------- ---------  ------------  ----------  ------------
                                                                      (unaudited)
Cash Flows From
 Operating Activities:
Net loss...............    $(81,507)   $(794,843) $ (4,729,625) $ (663,365) $(22,841,232)
Adjustments to
 reconcile net loss to
 net cash in operating
 activities:
  Depreciation and
   amortization........         349       67,827       412,858      55,995     1,528,681
  Amortization of
   deferred
   compensation........         --           --        575,483      41,904     7,038,936
  Provision for
   doubtful accounts...         --           --         56,000         --        110,991
  Other................         --           --         14,400         --          5,418
  Changes in:
    Accounts
     receivable........         --       (23,644)     (613,524)   (236,227)   (1,801,245)
    Prepaid expenses
     and other, net....         --        (3,104)   (1,869,563)   (572,125)   (2,738,884)
    Deposits...........         --       (11,960)     (201,133)       (200)     (529,276)
    Accounts payable...      21,199        1,693     4,217,698     383,086    13,785,527
    Accrued and other
     liabilities.......      16,091      211,905       789,464     170,729     1,813,663
    Deferred revenue...         --           --        164,227      83,241       270,036
    Deferred rent
     reimbursements....         --           --      1,179,272       5,354     1,667,812
                           --------    ---------  ------------  ----------  ------------
      Net cash used in
       operating
       activities......     (43,868)    (552,126)       (4,443)   (731,608)   (1,689,573)
                           --------    ---------  ------------  ----------  ------------
Cash Flows From
 Investing Activities:
Purchase of property
 and equipment.........     (18,592)    (819,413)  (12,005,820)   (544,939)  (46,897,357)
Purchase of
 investments, net......         --           --    (56,410,926) (9,046,032)  (46,376,663)
Repurchase of common
 stock.................         --           --            --          --         (6,525)
Restricted cash........         --           --       (500,000)        --     (2,714,518)
                           --------    ---------  ------------  ----------  ------------
      Net cash used in
       investing
       activities......     (18,592)    (819,413)  (68,916,746) (9,590,971)  (95,995,063)
                           --------    ---------  ------------  ----------  ------------
Cash Flows From
 Financing Activities:
Proceeds from issuance
 of preferred stock,
 net of issuance
 costs.................         --           --     70,043,733  10,060,198   116,915,954
Proceeds from issuance
 of common stock.......       3,000          --         22,500         --      1,071,619
Cash overdraft.........         --           --         31,013         --            --
Proceeds from long-term
 debt..................         --       467,593       200,000     200,000           --
Repayments of long-term
 debt..................         --       (12,989)     (654,604)   (181,255)          --
Proceeds from
 convertible notes
 payable...............     600,000      400,000       220,000     220,000           --
                           --------    ---------  ------------  ----------  ------------
      Net cash provided
       by financing
       activities......     603,000      854,604    69,862,642  10,298,943   117,987,573
                           --------    ---------  ------------  ----------  ------------
Net increase (decrease)
 in cash...............     540,540     (516,935)      941,453     (23,636)   20,302,937
Cash and cash
 equivalents, beginning
 of period.............         --       540,540        23,605      23,605       965,058
                           --------    ---------  ------------  ----------  ------------
Cash and cash
equivalents, end of
period.................    $540,540    $  23,605  $    965,058  $      (31) $ 21,267,995
                           ========    =========  ============  ==========  ============
Supplemental Disclosure
 of Other Cash and Non-
 cash Investing and
 Financing Activities:
Interest paid..........    $    --     $  22,949  $     42,628         --            --
Series A preferred
 stock issued for a
 stock subscription
 receivable............         --           --         87,500         --            --
Common stock issued for
 a stock subscription
 receivable............         --        14,400        40,000         --            --
Conversion of
 convertible notes
 payable and accrued
 interest to Series A
 preferred stock.......         --           --      1,309,836   1,309,836           --

   The accompanying notes are an integral part of these financial statements.

                                  INFLOW, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. The Company and Summary of Significant Accounting Policies

Organization

   InFlow, Inc. (the "Company") provides customers with equipment co-location and value-added services for mission-critical e-business and data communications applications through its secure, carrier-neutral data network exchange facilities ("DNXs"). The Company focuses on small and medium-sized businesses in need of reliable and scalable outsource solutions in underserved markets. The Company was incorporated on September 26, 1997 (inception) and opened its first DNX in Denver in July 1998. As of December 31, 1999 the Company operates three DNXs; one in Denver, one in Raleigh-Durham and one in Minneapolis.

Interim Financial Information

   The financial information at June 30, 2000 and for the six months ended June 30, 1999 and 2000, and the related notes, are unaudited but include all adjustments, consisting only of normal recurring adjustments, that the Company considers necessary for a fair presentation, in all material respects, of its financial position, operating results, and cash flows for the interim date and periods presented. Results for the six-month period ended June 30, 2000 are not necessarily indicative of results for the entire fiscal year or future periods.

Revenue Recognition

   Revenue consists of monthly fees for colocation, network connectivity, systems management, and value-added services. Customer contracts for the lease of cabinet space, network connectivity and value-added services are renewable and range from one to three years in duration with payments due on a monthly basis. The Company also derives revenue from installation services. Monthly recurring service revenue is recorded in the month the services are rendered. Fees related to installation services are recorded as deferred revenue and recognized on a straight-line basis over the term of the customer service contracts. The incremental direct costs incurred related to the origination of customer contracts are capitalized and recognized on a straight-line basis over the same term.

   Direct costs of DNXs consist primarily of the incremental costs of installation services, costs for local loop and Internet connectivity, net rent expense, utilities and maintenance, operations personnel salaries and benefits, and depreciation and amortization at the DNXs. Indirect costs consist primarily of costs related to the sales, marketing and administrative personnel working at the DNXs.

Cash and Cash Equivalents

   Cash equivalents are highly liquid investments purchased with original maturities of three months or less. All cash equivalents are carried at cost, which approximates fair value. Restricted cash represents certificates of deposit used to collateralize irrevocable letters of credit, which are held as collateral for certain long-term office leases. There were no outstanding irrevocable letters of credit as of December 31, 1998. As of December 31, 1999, there was $142,850 of restricted cash included in prepaid expenses and other, net and $357,150 of restricted cash included in restricted cash and other noncurrent assets.

                                  INFLOW, INC.

Investments

   Investments are classified as available-for-sale as defined in Statement of Financial Accounting Standards ("SFAS") No. 115, Accounting for Certain Investments in Debt and Equity Securities, and accordingly are carried at fair value. Gains or losses on the sale of investments are recognized on the specific identification method. Unrealized gains or losses are treated as a separate component of stockholders' equity (deficit) until the security that the unrealized gain or loss was recorded is sold. At December 31, 1999, the amortized cost basis, aggregate fair value and gross unrealized holding gains and losses by major security type were as follows:

                                                            Gross      Gross
                                   Amortized   Aggregate  Unrealized Unrealized
   Security Type                  Cost Basis  Fair Value    Gains      Losses
   -------------                  ----------- ----------- ---------- ----------
   Investment grade bonds........ $18,487,170 $18,457,157  $   --     $30,013
   Commercial paper..............  34,931,041  34,943,498   12,457        --
   Federal agencies..............   2,992,715   2,986,860      --       5,855
                                  ----------- -----------  -------    -------
   Total investments............. $56,410,926 $56,387,515  $12,457    $35,868
                                  =========== ===========  =======    =======

Fair Value of Financial Instruments

   The Company's financial instruments include cash, cash equivalents, investments, restricted cash, accounts receivables, prepaid expenses and other current assets, accounts payable, accrued liabilities and debt. The carrying amounts of the Company's financial instruments approximate fair value.

Concentration of Credit Risk and Major Customers

   The Company extends trade credit terms to its customers based upon ongoing evaluations of its customers' financial condition and, generally, requires no collateral from its customers. There was no revenue for the period from September 26, 1997 (inception) through December 31, 1997. For the year ended December 31, 1998, the Company had three significant customers representing approximately 36%, 30%, and 16% of revenue. As of December 31, 1998, these three customers represented approximately 19%, 26% and 23% of accounts receivable. For the year ended December 31, 1999, the Company had five customers that represented approximately 46% of revenue. Of these five customers, one customer represented approximately 14% of revenue for the year ended December 31, 1999. As of December 31, 1999, this customer represented approximately 13% of gross accounts receivable. No other customer individually represented more than 10% of revenue for the year ended December 31, 1999.

Property and Equipment

   Property and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the respective assets, generally three to seven years. Internally developed software costs are expensed until the point of technological feasibility, after which time such costs are capitalized and amortized on a straight-line basis over the estimated useful lives of the assets, generally three years. Leasehold improvements are amortized over the lessor of the estimated useful lives of the respective assets or the lease term. Repair and maintenance costs are charged to expense when incurred. Upon retirement or disposition of assets, related gains or losses are recognized in operations.

                                  INFLOW, INC.

Long-Lived Assets and Impairments

   The Company periodically evaluates the carrying value of long-lived assets, including, but not limited to, purchased and internally developed software, property and equipment and other assets, when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized to the extent that the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved.

Stock Options

   SFAS No. 123, Accounting for Stock-Based Compensation ("SFAS No. 123"), permits the use of either a fair value-based method or the method defined in Accounting Principles Board Opinion 25, Accounting for Stock Issued to Employees ("APB No. 25"), to account for stock-based compensation arrangements. The Company has elected to determine the value of stock-based compensation arrangements under the provisions of APB No. 25, and has included the pro forma disclosures required under SFAS No. 123 in Note 5.

Income Taxes

   The financial statements for the period from September 26, 1997 (inception) through December 31, 1997 and the year ended December 31, 1998 do not include a provision for income taxes, as the Company was an S Corporation. Under Internal Revenue Service regulations, the income of the S Corporation and the income tax liability is borne by the stockholders of the S Corporation. During 1999, the Company became a taxable entity. For the period the Company was a taxable entity, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable earnings. Valuation allowances are established when necessary to reduce deferred tax assets to the amount more likely than not to be realized. If the Company had been a taxable entity from inception through December 31, 1998, the Company would not have recorded any tax expense or benefit for any period because of the taxable losses incurred and the need for a full valuation allowance against any available deferred tax assets.

Product Development

   Product development costs primarily relate to the development of internally developed software and the Company's network architecture that are not capitalizable under Statement of Position 98-1 Accounting for the Costs of Computer-Software Developed or Obtained for Internal Use. These costs are expensed as incurred.

Advertising

   The Company expenses advertising costs as incurred. Advertising expenses for the period from September 26, 1997 (inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999, were approximately $1,856, $26,464 and $99,692, respectively.

                                  INFLOW, INC.

Unaudited Pro Forma Stockholders' Equity (Deficit)

   The board of directors authorized management of the Company to file a registration statement with the Securities and Exchange Commission ("SEC") permitting the Company to sell shares of its voting common stock to the public. If the Company's initial public offering is consummated under the terms presently anticipated, all of the Series A, Series B and Series C mandatorily redeemable convertible preferred stock (collectively referred to as "preferred stock") will automatically convert into 49,450,123 shares of voting common stock and 3,907,832 shares of non-voting common stock (see note 11). Unaudited pro forma stockholders' equity (deficit) as of June 30, 2000, as set forth in the accompanying balance sheet, is adjusted for the anticipated conversion of preferred stock.

Net Loss Per Share and Unaudited Pro Forma Net Loss Per Common Share

   Net loss per common share is calculated in accordance with SFAS No. 128, Earnings per Share ("SFAS No. 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net income
(loss) per common share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted-average number of common shares outstanding during the period. Diluted net income (loss) per common share is computed by dividing the net income (loss) available to common stockholders for the period by the weighted-average number of common and potential shares outstanding during the period if their effect is dilutive. Potential common shares consist of shares subject to repurchase by the Company, incremental common shares issuable upon the exercise of stock options, common shares issuable upon conversion of the preferred stock and convertible promissory notes.

   The Company has computed unaudited pro forma basic net loss per common share in accordance with the methodology in SFAS No. 128. The Company's historical capital structure is not indicative of its prospective structure due to the automatic conversion of all shares of preferred stock into common stock concurrent with the closing of the Company's anticipated IPO. Accordingly, historical basic net loss per common share should not be used as an indicator of future earnings per common share.

   Unaudited pro forma basic net loss per common share is computed using the weighted-average number of common shares outstanding during the period. The Company has assumed the conversion of all outstanding preferred stock issued into voting and non-voting common stock as of the date issued on a weighted average basis.

                                  INFLOW, INC.

   The following table sets forth the computation of the numerators and denominators in the basic, diluted and pro forma net loss per common share calculations for the periods indicated:

                                           Period
                                        September 26,
                                            1997
                                         (Inception)   Year Ended December        Six Months Ended
                                           through             31,                    June 30,
                                        December 31,  -----------------------  ------------------------
                                            1997        1998         1999        1999         2000
                                        ------------- ---------  ------------  ---------  -------------
                                                                                     (unaudited)
Numerator:
  Net loss.............................   $ (81,507)  $(794,843) $ (4,729,625) $(663,365) $ (22,841,232)
  Accretion of convertible preferred
   stock...............................         --          --       (696,897)       --        (455,693)
  Deemed dividend related to beneficial
   conversion feature of Series B
   and Series C preferred stock........         --          --     (5,655,173)       --    (116,372,200)
                                          ---------   ---------  ------------  ---------  -------------
Net loss available to common
 stockholders..........................     (81,507)   (794,843)  (11,081,695)  (663,365)  (139,669,125)
Effect of pro forma conversion of
 securities:
  Accretion of convertible preferred
   stock...............................         --          --        696,897        --         455,693
                                          ---------   ---------  ------------  ---------  -------------
Pro forma net loss available to common
 stockholders--unaudited...............   $ (81,507)  $(794,843) $(10,384,798) $(663,365) $(139,213,432)
                                          =========   =========  ============  =========  =============
Denominator:
  Weighted average common shares (basic
   and diluted)........................   8,179,929   8,179,929     8,180,040  8,179,929      8,582,491
Weighted average effect of pro forma
 securities:
  Series A convertible preferred
   stock...............................         --          --      6,671,493        --       9,025,060
  Series B convertible preferred
   stock...............................         --          --      2,644,642        --      18,804,436
  Series C convertible preferred
   stock...............................         --          --            --         --       1,186,308
                                          ---------   ---------  ------------  ---------  -------------
Pro forma weighted average common
 shares (basic and diluted)--
 unaudited.............................         --          --     17,496,175        --      37,598,295
                                          =========   =========  ============  =========  =============

   Potential dilutive securities totaling 163,598, 883,432, 30,338,143 and (47,875,206) (unaudited) for the period September 26, 1997 (inception) through December 31, 1997, for each of the years ended December 31, 1998 and 1999, and for the six months ended June 30, 2000, respectively, were excluded from historical basic and diluted loss per common share because of their anti-dilutive effect.

Comprehensive Income

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, Reporting Comprehensive Income ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income includes

                                  INFLOW, INC.

all changes in equity during a period from non-owner sources. For the year ended December 31, 1999, total comprehensive income (loss) was $4,753,036, which included a $23,411 unrealized holding loss on investments.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

   In December, 1999, the SEC issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements" as amended. SAB 101 provides specific guidance, among other things, as to the recognition of revenue related to up-front non-refundable fees and services charges received in connection with a contractual arrangement. The Company has applied the provisions of SAB 101 in the year ended December 31, 1999. The adoption of SAB 101 did not have a material impact on the Company's financial condition or results of operations. See Note 1, Revenue Recognition, for a discussion of our accounting for fees from the contractual arrangements with our customers.

2. Balance Sheet Components

   Certain balance sheet components are as follows:

                                               December 31,        June 30,
                                           ---------------------  -----------
                                             1998       1999         2000
                                           --------  -----------  -----------
                                                                  (unaudited)
Property and equipment
Construction-in-progress at DNXs.......... $    --   $ 3,342,744  $25,830,551
Furniture and office equipment............      --       725,242    1,433,026
Leasehold improvements and building
 equipment................................  466,682    5,537,702   21,744,246
Network equipment.........................  262,686    2,006,478    7,461,822
Internally developed software.............   20,000      179,493      623,189
Computer equipment and software...........   88,637    1,052,166    2,647,302
                                           --------  -----------  -----------
                                            838,005   12,843,825   59,740,137
Less accumulated depreciation and
 amortization.............................  (68,176)    (481,034)  (2,009,715)
                                           --------  -----------  -----------
                                           $769,829  $12,362,791  $57,730,422
                                           ========  ===========  ===========

                                                                 December 31,
                                                               ----------------
                                                                1998     1999
                                                               ------- --------
Accrued liabilities
Salaries, wages and benefits.................................. $   --  $351,017
Sales, use and franchise taxes................................     --   205,735
Deferred rent reimbursements..................................  12,396  131,757
Other.........................................................  86,005  140,533
                                                               ------- --------
                                                               $98,401 $829,042
                                                               ======= ========

                                  INFLOW, INC.

3. Notes Payable and Long-term Debt

   The Company borrowed a total of $1,220,000 from its founding stockholders, in the form of convertible demand promissory notes (the "Notes"). The Notes bear interest equal to 8% per annum. The Notes, including accrued but unpaid interest, were convertible, at the option of the founding stockholders, into shares of Series A mandatorily redeemable convertible preferred stock (the "Series A preferred stock"). Interest expense related to these Notes was $11,941, $70,606 and $7,290 for the period from September 27, 1997 (inception) through December 31, 1997, for the year ended December 31, 1998 and for the year ended December 31, 1999, respectively. In April 1999, the Notes and accrued interest were converted into shares of Series A preferred stock (see
Note 4).

   During 1998, the Company entered into a loan and security agreement with a bank, which was amended in March 1999. At December 31, 1998 and 1999, the Company owed $454,604 and $0, respectively, under this agreement. Interest accrued at 1.50% above the prime rate. The founding stockholders personally guaranteed this long-term debt and the agreement expired during 1999.

4. Mandatorily Redeemable Convertible Preferred Stock

   In April 1999 and June 1999, the Company issued a total of 2,895,714 shares of $0.001 par value Series A preferred stock at $3.50 per share and received proceeds, net of issuance costs, totaling $10,060,198. Concurrently, outstanding convertible demand notes plus accrued interest of $1,309,836 were converted into 374,239 shares of Series A preferred stock.

   In September 1999, the Company agreed to sell shares of its $0.001 par value Series B mandatorily redeemable preferred stock (the "Series B preferred stock") at $8.70 per share. In October and November 1999, the Company closed this round of financing and issued a total of 6,896,552 shares of Series B preferred stock $0.001 par value at $8.70 per share and received proceeds, net of issuance costs, totaling $59,931,035. The difference between the offering price and the deemed fair value of the Series B preferred stock resulted in a beneficial conversion feature in the amount of approximately $5,655,000 which was calculated in accordance with Emerging Issues Task Force No. 98-5 Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios. The beneficial conversion feature is reflected as a deemed dividend in the statement of operations for the year ended December 31, 1999.

   On October 15, 1999, 40,000 shares of Series A preferred stock were sold to an employee at $3.50 per share in exchange for $52,500 and a full recourse note of $87,500. The stock subscription receivable accrues interest at 6% per annum and is due on or before October 15, 2002. The entire unpaid principal and accrued interest is immediately due and payable upon certain accelerating events, as defined in the note. The employee vests in all of the Series A preferred stock on October 15, 2002. The Company has the right to repurchase the unvested portion of the Series A preferred stock at the purchase price of $3.50 at the time of the cessation of service. The Company estimated the fair value of the Series A preferred stock to be $9.52 at the date of the sale. The difference between the price paid and the estimated fair value of the shares times the number of shares, or $240,800, was recorded as deferred compensation. The amortization of this deferred compensation resulted in $87,028 of expense during the year ended December 31, 1999. The remaining deferred compensation as of December 31, 1999, will be amortized to compensation expense on a straight-line basis over the remaining vesting period.

                                  INFLOW, INC.

   The holders of the preferred stock have the following rights and preferences:

Voting Rights

   The holders of the preferred stock and the common stock, voting together as a single class, are entitled to vote upon any matter submitted to the shareholders. The holders of the preferred stock are entitled to one vote for each share of common stock that such holder would be entitled to receive if the preferred stock were converted into common stock. The holders of common stock have one vote per share of common stock.

Dividends

   The holders of the preferred stock are entitled to receive dividends prior and in preference to any dividend on common stock, payable only when, and if declared by the board of directors. No dividends have been declared to date.

Liquidation

   In the event of any liquidation, dissolution or winding up of the Company, the holders of the preferred stock are entitled to receive in exchange for and in redemption of each share of preferred stock, prior and in preference to common stock, an amount equal to the greater of (i) the sum of the original issue price, as appropriately adjusted for subsequent stock dividends, stock splits plus an amount per share determined by dividing $0.28 per annum, compounded annually, measured from April 5, 1999 to the date of liquidation multiplied by the number of outstanding shares of Series A preferred stock, by the total number of outstanding shares of preferred stock or (ii) the amount per share that would be distributed among the holders of the preferred stock and common stock pro rata based on the number of shares of common stock held by each holder assuming conversion of all preferred stock.

Redemption

   Within 90 days following the receipt by the Company of a written redemption demand from the preferred stockholders of not less than 75% of the outstanding shares of preferred stock delivered at any time after November 1, 2006, the Company shall redeem all but not less than all the preferred stock, and the holders of the preferred stock shall sell all but not less than all of the preferred stock to the Company, for a per share purchase price equal to the sum of (A) the sum of the original issue price, plus (B) an amount per share determined by dividing $0.28 per annum, compounded annually, measured from April 5, 1999 to the date of such redemption, multiplied by the number of outstanding shares of Series A preferred stock, by the total number of outstanding shares of preferred stock.

Conversion

   The preferred stock is convertible, at the option of the holder, at any time after the date of issuance and prior to the redemption date, into shares of common stock as is determined by dividing the original issue price by the conversion price in effect on the date the certificate is surrendered for conversion. The conversion price is the original issue price as adjusted for certain dilutive issuances, splits and combinations. Upon the effective date of the common stock split discussed in footnote 11, the conversion ratio is 1 preferred share for approximately 2.73 common shares (unaudited).

                                  INFLOW, INC.

   Automatic conversion occurs immediately upon the earlier of (i) the consummation of a firm commitment underwritten public offering of common stock registered under the Securities Act of 1933, at a public offering price of not less than $9.53 per share (as adjusted to reflect subsequent stock dividends and splits), resulting in gross proceeds to the Company of not less than $50,000,000 and after which the common stock is either listed on a national securities exchange or traded in the NASDAQ national market system or (ii) the date specified by written consent or agreement of the required holders.

5. Benefit Plans

   The Company maintains a stock option/stock issuance plan (the "Plan") which provides for two separate equity programs. The board of directors has reserved 4,594,393 shares of common stock for issuance under the Plan.

Stock Option Program

   The Plan provides for the grant of incentive stock options to directors, key employees and consultants to purchase common stock of the Company. The grants may be structured in the form of option awards that vest over the optionee's service period. The grants may also be unvested options that can be exercised, but all of the acquired but unvested shares will be subject to repurchase at the exercise price, at the option of the Company within 90 days of the optionee's termination of employment. The options expire ten years after the date of grant. These shares vest 25% after the initial 12 months of service measured from the grant date. The balance of the shares vest in equal monthly installments over the next 36 months of service.

   The Company applies APB No. 25 in accounting for stock options and recognized $8,991,606 in deferred compensation during the year ended December 31, 1999. During 1999, the amortization of this deferred compensation resulted in $488,455 of compensation expense. The remaining deferred compensation of $8,503,151 as of December 31, 1999 will be amortized to compensation expense using an accelerated method as described in Financial Accounting Standards Board Interpretation No. 28 over the remaining vesting period, as defined above. Had compensation expense for the stock options been determined based on the fair values at the grant dates for awards under the Plan consistent with the method of accounting prescribed by SFAS No. 123, the effect on the Company's pro forma net loss would have been immaterial.

                                  INFLOW, INC.

   The following summarizes stock option activity:

                                                Weighted             Weighted
                                                Average              Average
                                     Number of  Exercise   Options   Exercise
                                      Shares     Price   Exercisable  Price
                                     ---------  -------- ----------- --------
   Options outstanding at September
    26, 1997 (inception)............       --    $ --           --    $ --
     Granted at market..............   163,598   $0.08
                                     ---------
   Options outstanding at December
    31, 1997........................   163,598   $0.08      163,598   $ .08
     Granted at market..............   556,235   $0.08
                                     ---------
   Options outstanding at December
    31, 1998........................   719,833   $0.08      719,833   $ .08
     Granted below market........... 2,086,945   $0.72
     Forfeited......................  (407,197)  $0.20
     Exercised......................   (81,799)  $0.27
                                     ---------
   Options outstanding at December
    31, 1999........................ 2,317,782   $0.63    2,317,782   $0.63
                                     =========

   Total stock options outstanding and exercisable under the Stock Option Program as of December 31, 1999 are as follows:

                                                        Weighted
                                                         Average                  Weighted
                                                        Remaining                 Average
         Range of              Number of               Contractual                Exercise
      Exercise Prices           Shares                 Life (Years)                Price
      ---------------          ---------               -----------                --------
      $0.08-0.27               1,395,223                   9.17                    $0.19
      $0.45                       79,890                   9.79                     0.45
      $0.73                       87,252                   9.90                     0.73
      $1.46                      755,416                  10.00                     1.46

   The weighted-average grant date fair value of options granted during 1998 and 1999 was $.01 and $2.17, respectively. The weighted-average remaining contractual life of options outstanding at December 31, 1998 and 1999 was 9.25 years and 9.49 years, respectively.

   In accordance with the guidance provided under SFAS 123, fair values are based on minimum values. The fair value of each option grant was estimated on the date of grant using a Black-Scholes type option-pricing model with the following weighted average assumptions used for grants in the period from September 26, 1997 (inception) through December 31, 1997 and the years ended December 31, 1998 and 1999; dividend yield of zero; expected volatility of zero; risk-free interest rates ranging from 4.22% to 6.30%; and an expected term of four years. The risk-free interest rate used in the calculation is the yield on the grant date of the U.S. Treasury Strip with a maturity equal to the expected term of the option.

Stock Issuance Program

   The Plan also allows the Company to directly issue common stock to eligible persons, either through immediate purchase or as a bonus for services rendered to the Company. Such shares may be fully vested when issued, may be subject to a reverse vesting schedule, or may vest over the period of service or upon attainment of specified performance objectives.

                                  INFLOW, INC.

   Pursuant to this program and during 1998, 163,598 shares of the Company's common stock were sold to a director of the Company for approximately $0.09 per share in exchange for a full recourse note. During 1999, the stock subscription receivable and related accrued interest were satisfied through consulting services rendered by the director. The total fair value of services offset against the receivable was equal to the balance of the stock subscription receivable.

   Pursuant to this program and during 1999, 27,267 shares of the Company's common stock were sold to a nonemployee consultant for approximately $1.46 per share in exchange for a full recourse note. The stock subscription receivable accrues interest at 6.5% per annum and is due on or before December 31, 2001, unless certain accelerating events occur. The stock subscription receivable can be satisfied by services rendered by the consultant. The consultant vests in the common shares in a series of twenty-four equal monthly installments based upon the consultant's completion of each successive month of service under the consulting agreement, beginning on December 31, 1999. The Company has the right to repurchase the unvested portion of the common shares at the purchase price of approximately $1.46 at the time of the cessation of service under a consulting agreement entered into with consultant. The Company estimated the fair value of common stock to be approximately $10.57 per share at the date of sale. The difference between the price paid and the estimated fair value of the shares times the number of shares, or $248,300, was recorded as deferred compensation. The deferred compensation will be amortized to compensation expense using an accelerated method as described in Financial Accounting Standards Board Interpretation No. 28 over the vesting period and will be subject to variable plan accounting during the two-year reverse vesting period.

Employee Savings and Retirement Plan

   In November 1999, the Company adopted an employee savings and retirement plan (the "401(k) Plan") covering substantially all of the Company's employees. Pursuant to the 401(k) Plan, eligible employees may elect to reduce their current compensation by up to the statutory prescribed limit and have the amount of such reduction contributed to the 401(k) Plan. The Company makes matching contributions of 50% of participant contributions not to exceed 6% of participant compensation. During 1999, the Company contributed $22,427.

7. Income Taxes

   Prior to April 1999, the Company elected to be taxed as an S Corporation. Accordingly, the Company's tax losses passed through to the shareholders. In April 1999, the Company revoked its tax-free status and elected to become a taxable corporation.

   The Company's net deferred tax assets at December 31, 1999 are as follows:

      Allowance for bad debt....................................... $    20,888
      Accrued employee bonuses.....................................      83,378
      Accrued sales and use tax....................................      61,318
      Depreciation.................................................      49,312
      Net operating loss carryforwards.............................   1,193,945
                                                                    -----------
          Subtotal.................................................   1,408,841
      Valuation allowance..........................................  (1,408,841)
                                                                    -----------
      Net deferred tax asset....................................... $       --
                                                                    ===========

                                  INFLOW, INC.

   SFAS No. 109 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company has concluded that a full valuation allowance should be provided as of December 31, 1999.

   The Company's effective tax rate differs from the federal income tax rate as follows:

      Statutory federal income tax rate....................................  34%
      State income taxes, net of federal benefit...........................   3
      Change in valuation allowance........................................ (30)
      Stock compensation expense...........................................  (4)
      Other................................................................  (3)
                                                                            ---
      Total................................................................   0%
                                                                            ===

   At December 31, 1999 the Company has approximately $2.9 million of net operating loss carryforwards to offset future regular and alternative minimum taxable income. Past or future changes in the Company's ownership may limit its ability to utilize net operating losses to offset taxable income.

8. Commitments

   The Company enters into non-cancelable operating lease agreements for its corporate offices and DNXs. The terms of the lease agreements require base rentals with various annual increases as well as various operating cost increases.

   Additionally, the Company received tenant improvement reimbursements of $126,104 in 1998 and $1,084,542 in 1999. Such reimbursements are deferred and recorded as an offset to rent expense over the term of the related leases.

   Future annual minimum non-cancelable operating lease payments, net of deferred rent as of December 31, 1999, are as follows:

      2000.......................................................... $ 1,828,386
      2001..........................................................   2,309,735
      2002..........................................................   2,339,295
      2003..........................................................   2,378,319
      2004..........................................................   2,427,152
      Thereafter....................................................  12,197,441
                                                                     -----------
                                                                     $23,480,328
                                                                     ===========

   Rent expense, net of deferred rent amortization for the period from September 26, 1997 (inception) through December 31, 1997 and for the years ended December 31, 1998 and 1999 was $0, $82,793 and $604,886, respectively.

   Certain telecommunications services that the Company offers, and intends to offer in the future, including private line connectivity, are, or may be, subject to regulation and certification requirements at the state level. To date, the Company has not registered as a public utility in any state or been certified to provide any form of regulated telecommunications services within any jurisdiction. While the Company believes that the law regarding regulation of these and similar types of services is

                                  INFLOW, INC.

unclear in certain jurisdictions in which the Company currently operates or intends to operate, and the Company continues to evaluate the status with outside counsel, it is likely that we have provided certain of our telecommunications services without the requisite regulatory approval or certification in a limited number of jurisdictions. The Company intends to obtain any such authorizations or approvals that may be necessary. The Company believes that it will also be required to obtain and to apply for similar authorizations in other states in which the Company expects to operate in the future.

   The Company cannot predict, with accuracy, the outcome of these events, however, the Company believes that based on the information currently available, the outcome of these events would not have a material effect on the Company's financial position or results of operations. In the event of an adverse outcome, the ultimate potential loss could have a material, adverse effect on the Company's financial position, reported results of operations, or cash flows.

9. Related Parties

   During 1999, an entity owned by an immediate family member of the Chief Executive Officer of the Company provided consulting services and sold office furnishings to the Company for an aggregate of approximately $296,000 to the Company. As of December 31, 1999, the Company owed this related party approximately $66,500.

10. Subsequent Events

   In January 2000, the Company signed an irrevocable standby letter of credit in the amount of $500,000. The Company utilizes letters of credit to collateralize security deposits on certain long-term office leases.

   From January 1, 2000 through February 4, 2000, the Company granted 871,435 stock options to certain employees under the Plan with exercise prices below the deemed fair market value of the Company's common stock at the date of grant. The Company recorded deferred compensation related to these grants of approximately $9,171,000 for the difference between the exercise price of the stock options and the deemed fair market value of the Company's common stock at the date of grant. This deferred compensation will be amortized to expense over the vesting period of the options, generally four years, using an accelerated method as described in Financial Accounting Standards Board Interpretation No. 28.

   From January 1, 2000 through February 4, 2000, the Company entered into operating leases for DNXs. The future minimum lease payments under these agreements total approximately $13,700,000 over the next ten years.

11. Subsequent Events (unaudited)

   From February 5, 2000 to June 30, 2000, the Company granted 1,663,252 stock options to certain employees under the Plan with exercise prices below the deemed fair market value of the Company's common stock at the date of the grant. The Company recorded deferred compensation related to these grants of approximately $17,963,800 for the difference between the exercise price of the stock options and the deemed fair market value of the Company's common stock at the date of

                                  INFLOW, INC.

grant. Subsequent to June 30, 2000 the Company granted 200,000 stock options to certain employees under the Plan with exercise prices below the deemed fair market value of the Company's common stock at the date of grant. The Company expects to record deferred compensation related to these grants of approximately $5,778,000 for the difference between the exercise price of the stock options and the deemed fair market value of the Company's common stock on the date of grant. This deferred compensation will be amortized to expense over the vesting period of the options, generally four years, using an accelerated method as described in Financial Accounting Standards Board Interpretation No. 28.

   Subsequent to February 4, 2000, the Company entered into additional operating leases for DNXs. The future minimum lease payments under these agreements total approximately $69,447,859 over the next ten years.

   Subsequent to February 4, 2000, the Company increased one of their irrevocable standby letters of credit to $1,000,000 from $300,000. The Company also added approximately $1,189,500 in additional letters of credit subsequent to February 4, 2000.

   On May 8, 2000 and June 30, 2000, the Company issued 5,707,317 shares of $.001 par value Series C mandatorily redeemable convertible preferred stock (the "Series C preferred stock") at $20.50 per share and received proceeds, net of issuance costs, totaling approximately $116,916,000. On August 11, 2000, the Company issued an additional 1,902,440 shares of Series C preferred stock at $20.50 per share and received proceeds, net of issuance costs, of approximately $38,850,000. The holders of the Series C preferred stock have senior rights and preferences to the Series A and Series B preferred stock except that the redemption and liquidation amounts are based on the original issue price plus all accrued but unpaid dividends. Dividends on each share of Series C preferred stock shall accrue daily at a rate of 8% per annum. Such dividends are payable only when, as and if declared by the Board of Directors. The Company has recorded a beneficial conversion charge of approximately $116,372,200 related to the Series C preferred stock in the quarter ended June 30, 2000. Based on currently available information, the Company expects to record an additional beneficial conversion charge of approximately $38,800,000 related to the Series C preferred stock issued in August 2000.

   On June 30, 2000, the Company increased the authorized shares of common stock from 20,000,000 shares to 115,533,317.

   The Company intends to effect an approximate 2.73 to 1 split of its common stock. All references in the financial statements to common shares, common share prices, and per share amounts have been adjusted retroactively for all periods presented to reflect this stock split. The Company's actual preferred shares, preferred share prices, and per share amounts have not been adjusted for this stock split. However, as a result of the common stock split, the preferred stock conversion ratio has been adjusted from 1:1 to approximately 1:2.73 (see Note 4).

   The Company intends to amend and restate their certificate of incorporation to provide for the issuance of non-voting common stock and allow for any holder of preferred stock to convert its shares into either common stock or non-voting common stock. The Company is undertaking this change in its capital structure to accommodate a regulatory concern of one of our principal stockholders. Upon the conversion of the preferred stock, this principal stockholder will convert all of its shares of preferred stock into 7,135,159 shares of common stock and 3,907,832 shares of non-voting common stock. The Company does not expect any of the other preferred stockholders will elect to receive shares of non-voting common stock upon the conversion of their preferred shares. Therefore, the conversion of preferred stock into voting common and non-voting common stock in the pro forma stockholders' equity (deficit) December 31, 1999 column on the Balance Sheet assumes that only 1,433,203 preferred shares will be converted into non-voting common shares, with the remainder of the preferred shares converting into voting common shares based on a 1:2.73 ratio.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

        , 2000

                                [LOGO OF INFLOW]

                        7,000,000 Shares of Common Stock

                            ----------------------

                                   PROSPECTUS

                            ----------------------

                          Donaldson, Lufkin & Jenrette

                                   Chase H&Q

                          First Union Securities, Inc.

                                 DLJdirect Inc.

--------------------------------------------------------------------------------
Until           , 2000 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth an estimate of the costs and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the issuance and distribution of the common stock being registered.

      SEC registration fee.......................................... $   34,004
      NASD fee......................................................     13,380
      NASDAQ listing fee............................................      5,000
      Director and officers insurance expenses......................    100,000
      Legal fees and expenses.......................................    600,000
      Accounting fees and expenses..................................    400,000
      Printing expenses.............................................    600,000
      Blue sky fees and expenses....................................      5,000
      Transfer Agent and Registrar fees and expenses................     10,000
      Miscellaneous.................................................    232,616
                                                                     ----------
          Total..................................................... $2,000,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   The registrant's certificate of incorporation in effect as of the date hereof, and the Registrant's amended and restated certificate of incorporation to be in effect upon the closing of this offering (collectively, the "Certificate") provide that, except to the extent prohibited by the Delaware General Corporation Law, as amended (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the registrant which is not eliminated by this provision of the Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the Federal securities laws or state or Federal environmental laws. The Registrant intends to obtain liability insurance for its officers and directors prior to the closing of this offering.

   Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. The

Certificate eliminates the personal liability of directors to the fullest extent permitted by Section 102(b)(7) of the DGCL and provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

   The Registrant has sold and issued the following securities since September 26, 1997 (inception):

   Common Stock. In September 1997, the Registrant issued (i) 2,726,643 shares of its common stock, $0.001 par value per share, to Arthur H. Zeile, its co-founder, in exchange for $1,000 of cash and (ii) 2,726,643 shares of its common stock, $0.001 par value per share, to Joel C. Daly, its co-founder, in exchange for $1,000 of cash and (iii) 2,726,643 shares of its common stock, $0.001 par value per share, to Matt O'Connor, its co-founder, in exchange for $1,000 of cash. The above securities were offered and sold by the Registrant in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act.

   In December 1998, the Registrant issued 163,598 shares of its common stock, $0.001 par value per share, to Stephen O. James, in exchange for his execution and delivery of a Note Secured by Stock Pledge Agreement in the amount of $14,400. The above securities were offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

   On December 31, 1999, the Registrant issued 27,266 shares of its common stock, $0.001 par value per share, to an individual for consulting services rendered to the Registrant, in the amount of $40,000. The above securities were offered and sold by the Registrant in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 701 promulgated thereunder.

   Preferred Stock. In a series of closings from April 5, 1999 through October 15, 1999, the Registrant issued an aggregate of 3,309,953 shares of its Series A convertible preferred stock, $0.001 par value per share, to certain investors in consideration for the payment of approximately $10,000,000. The above securities were offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

   In a series of closings from October 28, 1999 through November 30, 1999, the Registrant issued an aggregate of 6,896,552 shares of its Series B convertible preferred stock, $0.001 par value per share, to certain investors in consideration for the payment of approximately $60,000,000. The above securities were offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

   In a series of closings from May 8, 2000 through August 11, 2000, the Registrant consummated the issuance of 7,609,757 shares of its Series C convertible preferred stock, $0.001 per value per share, to certain existing and new investors, in consideration for the payment of approximately $156,000,000. The above securities offered and sold by the Registrant in reliance upon the exemptions from registration pursuant to Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder.

   Options. The Registrant from time to time has granted stock options to employees and directors in reliance upon exemption from registration pursuant to either (i) Section 4(2) of the Securities Act or (ii) Rule 701 promulgated under the Securities Act.

                                                            Number of
                                                             Shares
                                                           Outstanding
                                                 Number of    as of
                                                  Shares   August 15,  Exercise
                                                  Granted     2000      Prices
                                                 --------- ----------- --------
      September 26, 1997 to December 22, 1997..        --         --      --
      December 23, 1997 through May 3, 1999....    790,726      9,374   $0.08
      May 4, 1999 through October 18, 1999.....  1,093,492    404,225   $0.27
      October 19, 1999 through November 15,
       1999....................................     80,163     31,084   $0.45
      November 16, 1999 through December 14,
       1999....................................     87,252     72,256   $0.73
      December 15, 1999 through February 2,
       2000....................................  1,418,945  1,044,986   $1.46
      February 3, 2000 - March 12, 2000........    757,734    611,469   $2.93
      March 13, 2000 - August 15, 2000.........  1,664,070  1,631,010   $4.40

   As of December 31, 1999, 81,799 shares of common stock have been issued upon the exercise of options.

   The common stock amounts and per share purchase and exercise prices in the above discussion have been adjusted to reflect an approximate 2.73-for-1 stock split to be effectuated on or before completion of the offering.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

     Exhibit
     Number                              Description
     -------                             -----------
      1.1**  Form of underwriting agreement.

      3.1    Form of fifth amended and restated certificate of incorporation.

      3.2** Amendment to form of fifth amended and restated certificate of incorporation.

      3.3** Form of sixth amended and restated certificate of incorporation to be in effect upon the closing of this offering.

      3.4*   Bylaws.

      3.5** Form of amended and restated bylaws to be in effect upon the closing of this offering.

     Exhibit
      Number                             Description
     -------                             -----------
      4.1**   Specimen common stock certificate.

      4.2 Please see Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5 for provisions of the certificate of incorporation and bylaws of the Registrant defining the rights of holders of common stock of the Registrant.

      5.1**   Opinion of Brobeck, Phleger & Harrison LLP.

     10.1*    Series A preferred stock Purchase Agreement by and among InFlow,
              Inc. and the investors listed on Schedule A thereto, dated April
              5, 1999.

     10.2*    Series A preferred stock Purchase Agreement by and among InFlow,
              Inc. and the investors listed on Schedule A thereto, dated April
              19, 1999.

     10.3*    Stock Purchase Agreement, by and between InFlow, Inc. and James
              W. McHose, III, dated as of October 15, 1999.

     10.4*    Series B preferred stock Purchase Agreement by and among InFlow,
              Inc. and Meritage Private Equity Fund, L.P., Meritage Private
              Equity Parallel Fund, L.P. and Meritage Entrepreneurs Fund, L.P., dated October 27, 1999.

     10.5*    Series B preferred stock Purchase Agreement by and among InFlow,
              Inc. and First Union Capital Partners, Inc., dated October 28,
              1999.

     10.6*    Series B preferred stock Purchase Agreement by and among InFlow,
              Inc. and J.P. Morgan Investment Corporation, Sixty Wall Street
              SBIC Fund, L.P., General Electric Capital Corporation and
              Stolberg, Meehan and Scano II, L.P., dated November 30, 1999.

     10.7 Amended and restated Series C preferred stock Purchase Agreement by and among Inflow, Inc. and and the parties listed on the signature page thereto, dated June 30, 2000.

     10.8     Series C preferred stock Purchase Agreement by and among Inflow,
              Inc. and and the parties listed on the signature page thereto, dated August 11, 2000.

     10.9     Fifth Amended and Restated Stockholders' Agreement by and among
              InFlow, Inc., Art Zeile, Joel Daly and Stephen O. James and the holders of the Series A, Series B and Series C preferred stock of InFlow, Inc. listed on the signature pages thereto, dated as of August 11, 2000.

     10.10 Fifth Amended and Restated Investors' Rights Agreement by and among InFlow, Inc., Art Zeile, Joel Daly and Stephen O. James and the holders of the Series A, Series B and Series C preferred stock of InFlow, Inc. listed on the signature pages thereto, dated as of August 11, 2000.

     10.11*   Form of Data Center Services Agreement.

     10.12*+  InFlow, Inc. Data Center Services Agreement by and between
              InFlow, Inc. and Verio Rocky Mountain, Inc., dated August 31,
              1998.

     10.13**+ Amendment to InFlow, Inc. Data Center Services Agreement by and between InFlow, Inc. and Verio Rocky Mountain, Inc., effective
              September 1, 2000.

     10.14**+ InFlow, Inc. Data Center Services Agreement by and between
              InFlow, Inc. and Message Media, Inc., dated February 20, 1999.

     Exhibit
     Number                              Description
     -------                             -----------

     10.15*  Lease Agreement, between JER Denver, LLC and InFlow, Inc. (Denver
             1).

     10.16*  Bannock Center (938 Bannock Building) Office Building Lease
             Agreement, between 938 Bannock, LLC and InFlow, Inc. (Denver 2).

     10.17*  Bannock Center (900 Bannock Building) Office Building Lease
             Agreement, between 938 Bannock, LLC and InFlow, Inc. (Denver NOC).

     10.18*  Lease Agreement between Timeshare Systems, Inc. and InFlow, Inc.
             (Minneapolis), dated June 9, 1999.

     10.19*  Lease Agreement between Miami North, LLC and InFlow, Inc.
             (Raleigh-Durham).

     10.20*  San Diego Tech Center Office Building Lease between San Diego Tech
             Center, LLC and InFlow, Inc. (San Diego).

     10.21*  Lease Agreement between 1052 West Peachtree, LLC, and InFlow, Inc.
             (Atlanta).

     10.22*  Triple Net Lease between AGB Norwood Park, L.P., and InFlow, Inc.
             (Austin).

     10.23*  Sublease between Associates Information Services, Inc., and
             InFlow, Inc. (Irvine).

     10.24* Lease between Sterling Network Exchange, LLC, and Inflow, Inc., dated February 14, 2000 (Phoenix).

     10.25*  1997 Stock Option/Stock Issuance Plan.

     10.26*  2000 Stock Incentive Plan.

     10.27*  2000 Employee Stock Purchase Plan.

     21.1    Subsidiaries of the Registrant.

     23.1    Consent of PricewaterhouseCoopers LLP.

     23.2**  Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
             5.1).

     24.1*   Powers of Attorney

     24.2    Power of Attorney for Andrew J. Armstrong

     27.1    Financial Data Schedule.

--------
 *  Previously filed.
 **  To be filed by amendment.

 + Confidential treatment has been, or will be, requested for the redacted portion of these exhibits, which have been, or will be, filed separately with the Commission.

   (b) Financial Statement Schedules

     Schedule II--Valuation and Qualifying Accounts

   Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on August 31, 2000.

                                          INFLOW, INC.

                                          By: /s/ Arthur H. Zeile
                                           ____________________________________
                                            Name:Arthur H. Zeile
                                            Title: President, Chief Executive
                                            Officer
                                                   and Chairman of the Board
                                                   of
                                                   Directors

   Pursuant to the requirements of the Securities Act of 1933, as amended, this amendment to the registration statement has been signed by the following persons in the capacities indicated below:

             Signature                           Title                    Date
             ---------                           -----                    ----


                 *                   President, Chief Executive     August 31, 2000
____________________________________  Officer and Chairman of the
          Arthur H. Zeile             Board of Directors
                                      (Principal Executive
                                      Officer)

                 *                   Vice President, Chief          August 31, 2000
____________________________________  Financial Officer and
        James W. McHose, III          Treasurer (Principal
                                      Financial and Accounting
                                      Officer)

                 *                   Vice President, Chief          August 31, 2000
____________________________________  Operating Officer,
            Joel C. Daly              Secretary and Director
                 *                   Director                       August 31, 2000
____________________________________
          Stephen O. James

                 *                   Director                       August 31, 2000
____________________________________
          Scott B. Perper

                 *                   Director                       August 31, 2000
____________________________________
      Andrew J. Armstrong, Jr.

                 *                   Director                       August 31, 2000
____________________________________
     G. Jackson Tankersley, Jr.

                 *                   Director                       August 31, 2000
____________________________________
      Donald F. Detampel, Jr.
       /s/ James W. McHose, III      As Attorney-in-Fact            August 31, 2000
   _______________________________
         James W. McHose, III
*By:

                      Report of Independent Accountants on
                          Financial Statement Schedule

To the Stockholders and Board of Directors of Inflow, Inc.:

   Our audits of the financial statements referred to in our report dated February 4, 2000 appearing in this Registration Statement on Form S-1 also included an audit of the financial statement schedule included in this Registration Statement. In our opinion, this financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related financial statements.

PricewaterhouseCoopers LLP
Broomfield, Colorado
February 4, 2000

                                                                     SCHEDULE II

                                  Inflow, Inc.

                       VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                                 Balance           Charged             Balance
                                   at              to Costs            at End
                                Beginning            and                 of
          Description           of Period Acquired Expenses Deductions Period
          -----------           --------- -------- -------- ---------- -------
Period from Inception
 (September 26, 1997) to
 December 31, 1997:
Allowance for doubtful
 accounts......................  $   --      --        --         --   $   --
                                 =======    ====   =======   ========  =======
Year ended December 31, 1998:
Allowance for doubtful
 accounts......................  $   --      --        --         --   $   --
                                 =======    ====   =======   ========  =======
Year ended December 31, 1999:
Allowance for doubtful
 accounts......................  $   --      --     56,000        --   $56,000
                                 =======    ====   =======   ========  =======
Six-months ended June 30, 2000
 (unaudited);
Allowance for doubtful
 accounts......................  $56,000    $--    110,991   (120,558) $46,433
                                 =======    ====   =======   ========  =======

                                 EXHIBIT INDEX

 Exhibit
  Number                               Description
 -------                               -----------
  1.1**   Form of underwriting agreement.

  3.1     Form of fifth amended and restated certificate of incorporation.

  3.2** Amendment to form of fifth amended and restated certificate of incorporation.

  3.3** Form of sixth amended and restated certificate of incorporation to be in effect upon the closing of this offering.

  3.4*    Bylaws.

  3.5** Form of amended and restated bylaws to be in effect upon the closing of this offering.

  4.1**   Specimen common stock certificate.

  4.2 Please see Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5 for provisions of the certificate of incorporation and bylaws of the Registrant defining the rights of holders of common stock of the Registrant.

  5.1**   Opinion of Brobeck, Phleger & Harrison LLP.

 10.1*    Series A preferred stock Purchase Agreement by and among InFlow, Inc.
          and the investors listed on Schedule A thereto, dated April 5, 1999.

 10.2*    Series A preferred stock Purchase Agreement by and among InFlow, Inc.
          and the investors listed on Schedule A thereto, dated April 19, 1999.

 10.3*    Stock Purchase Agreement, by and between InFlow, Inc. and James W.
          McHose, III, dated as of October 15, 1999.

 10.4*    Series B preferred stock Purchase Agreement by and among InFlow, Inc.
          and Meritage Private Equity Fund, L.P., Meritage Private Equity
          Parallel Fund, L.P. and Meritage Entrepreneurs Fund, L.P., dated
          October 27, 1999.

 10.5*    Series B preferred stock Purchase Agreement by and among InFlow, Inc.
          and First Union Capital Partners, Inc., dated October 28, 1999.

 10.6*    Series B preferred stock Purchase Agreement by and among InFlow, Inc.
          and J.P. Morgan Investment Corporation, Sixty Wall Street SBIC Fund,
          L.P., General Electric Capital Corporation and Stolberg, Meehan and
          Scano II, L.P., dated November 30, 1999.

 10.7 Amended and restated Series C preferred stock Purchase Agreement by and among Inflow, Inc. and and the parties listed on the signature page thereto, dated June 30, 2000.

 10.8     Series C preferred stock Purchase Agreement by and among Inflow, Inc.
          and and the parties listed on the signature page thereto, dated
          August 11, 2000.

 10.9     Fifth Amended and Restated Stockholders' Agreement by and among
          InFlow, Inc., Art Zeile, Joel Daly and Stephen O. James and the holders of the Series A, Series B and Series C preferred stock of InFlow, Inc. listed on the signature pages thereto, dated as of August 11, 2000.

 Exhibit
  Number                               Description
 -------                               -----------
 10.10    Fifth Amended and Restated Investors' Rights Agreement by and among
          InFlow, Inc., Art Zeile, Joel Daly and Stephen O. James and the
          holders of the Series A, Series B and Series C preferred stock of
          InFlow, Inc. listed on the signature pages thereto, dated as of
          August 11, 2000.

 10.11*   Form of Data Center Services Agreement.

 10.12*+  InFlow, Inc. Data Center Services Agreement by and between InFlow,
          Inc. and Verio Rocky Mountain, Inc., dated August 31, 1998.

 10.13**+ Amendment to InFlow, Inc. Data Center Services Agreement by and between InFlow, Inc. and Verio Rocky Mountain, Inc., effective
          September 1, 2000.

 10.14**+ InFlow, Inc. Data Services Agreement by and between InFlow, Inc. and
          Message Media, Inc. dated February 20, 1999.

 10.15*   Lease Agreement, between JER Denver, LLC and InFlow, Inc. (Denver 1).

 10.16*   Bannock Center (938 Bannock Building) Office Building Lease
          Agreement, between 938 Bannock, LLC and InFlow, Inc. (Denver 2).

 10.17*   Bannock Center (900 Bannock Building) Office Building Lease
          Agreement, between 938 Bannock, LLC and InFlow, Inc. (Denver NOC).

 10.18*   Lease Agreement between Timeshare Systems, Inc. and InFlow, Inc.
          (Minneapolis), dated June 9, 1999.

 10.19*   Lease Agreement between Miami North, LLC and InFlow, Inc. (Raleigh-
          Durham).

 10.20*   San Diego Tech Center Office Building Lease between San Diego Tech
          Center, LLC and InFlow, Inc. (San Diego).

 10.21*   Lease Agreement between 1052 West Peachtree, LLC, and InFlow, Inc.
          (Atlanta).

 10.22*   Triple Net Lease between AGB Norwood Park, L.P., and InFlow, Inc.
          (Austin).

 10.23*   Sublease between Associates Information Services, Inc., and InFlow,
          Inc. (Irvine).

 10.24*   Lease between Sterling Network Exchange, LLC, and Inflow, Inc., dated
          February 14, 2000 (Phoenix).

 10.25*   1997 Stock Option/Stock Issuance Plan.

 10.26*   2000 Stock Incentive Plan.

 10.27*   2000 Employee Stock Purchase Plan.

 21.1     Subsidiaries of the Registrant.

 23.1     Consent of PricewaterhouseCoopers LLP.

 23.2**   Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit 5.1).

 24.1*    Powers of Attorney

 24.2     Power of Attorney for Andrew J. Armstrong

 27.1     Financial Data Schedule.

--------

 *  Previously filed.

 **  To be filed by amendment.

 + Confidential treatment has been, or will be, requested for the redacted portion of these exhibits, which have been, or will be, filed separately with the Commission.

                                       ii